     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1998
                                                    Registration No. 333-57345

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------

                           AMENDMENT NO. 1 TO FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         MERCANTILE BANCORPORATION INC.
             (Exact name of registrant as specified in its charter)

           MISSOURI                           6712                     43-0951744
(State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification Number)

                                  P.O. Box 524
                        St. Louis, Missouri  63166-0524
                                 (314) 418-2525
   (Address, including ZIP code and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             JON W. BILSTROM, ESQ.
                         General Counsel and Secretary
                         Mercantile Bancorporation Inc.
                                  P.O. Box 524
                        St. Louis, Missouri  63166-0524
                                 (314) 418-2525
    (Name, address, including ZIP code and telephone number, including area code, of agent for service)
                            ------------------------
                                    Copy to:

              JOHN Q. ARNOLD                 ROBERT M. LaROSE, ESQ.    RICHARD G. CLEMENS, ESQ.
 Vice Chairman and Chief Financial Officer      Thompson Coburn            Sidley & Austin
      Mercantile Bancorporation Inc.         One Mercantile Center     One First National Plaza
               P.O. Box 524                St. Louis, Missouri 63101   Chicago, Illinois 60603
     St. Louis, Missouri 63166-0524              (314) 552-6000             (312) 853-7642
              (314) 418-2525

                           -------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.   / /
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /
                           --------------------------

                                            CALCULATION OF REGISTRATION FEE
===========================================================================================================================
   Title of each class of      Amount to be      Proposed maximum            Proposed maximum             Amount of
securities to be registered     registered    offering price per unit  aggregate offering price<F2>   registration fee<F3>
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01
  par value<F1>              3,194,844 shares          $19.17                  $61,273,000               $18,075.54
===========================================================================================================================

<F1>  Includes one attached Preferred Share Purchase Right per share.
<F2>  Estimated solely for the purposes of computing the registration fee pursuant to the provisions of Rule 457(f), and based upon the
      $61,273,000 aggregate book value of the 3,553,717 shares of common stock, $1.25 par value, of First Financial Bancorporation issued and outstanding as of May 31, 1998.
<F3>  The entire registration fee was paid with the original filing on June 19,1998.

                          ---------------------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 [LETTERHEAD OF FIRST FINANCIAL BANCORPORATION]


                                June 30, 1998
Dear Shareholder:

      The Board of Directors cordially invites you to attend a Special
Meeting of Shareholders of First Financial Bancorporation ("First Financial") to be held at 4:30 p.m. Central Time, on Tuesday, August 25, 1998, at the Main Office of First National Bank Iowa, 204 East Washington Street, Iowa City, Iowa (the "Special Meeting"). At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 7, 1998 (the "Merger Agreement"), and each of the transactions contemplated thereby, pursuant to which First Financial will be merged (the "Merger") with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"). Upon consummation of the Merger, each share of First Financial common stock will be converted into the right to receive 0.88 (the "Exchange Ratio") of a share of MBI common stock, all as more fully described in the accompanying Proxy Statement/Prospectus.


      Enclosed are the following items relating to the Special Meeting and the Merger:

      1.    Proxy Statement/Prospectus;

      2.    Proxy card; and

      3.    A pre-addressed return envelope for the proxy card.

      The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to First Financial and MBI and describe the terms and conditions of the Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

      THE BOARD OF DIRECTORS OF FIRST FINANCIAL CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF FIRST FINANCIAL AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF FIRST FINANCIAL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
PROPOSAL TO APPROVE THE MERGER AGREEMENT.                     ---

      The investment banking firm of ABN AMRO Incorporated has issued its written opinion, dated as of the date hereof, to your Board of Directors regarding the fairness from a financial point of view of the Exchange Ratio to be received by First Financial shareholders pursuant to the Merger Agreement. A copy of the opinion is attached as Annex A to the Proxy
Statement/Prospectus.                            -------

      APPROVAL OF THE MERGER AGREEMENT BY THE FIRST FINANCIAL SHAREHOLDERS IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, date and sign the enclosed proxy card and return it in the enclosed pre-addressed envelope, which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to the

Secretary of First Financial a written notice of revocation or another proxy relating to the same shares bearing a later date than the proxy being revoked or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute a revocation of an earlier dated proxy.


      If you need assistance in completing your proxy card or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact Russ Schmeiser at (319) 356-9038 or me at (319) 356-9024.


                                    Sincerely,



                                    Robert M. Sierk
                                    President and Chief Executive Officer

                  FIRST FINANCIAL BANCORPORATION
                    204 EAST WASHINGTON STREET
                           P.O. BOX 1880
                    IOWA CITY, IOWA  52244-1880

             NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD

                         AUGUST 25, 1998

TO THE SHAREHOLDERS OF FIRST FINANCIAL BANCORPORATION:

      Notice is hereby given that a special meeting (the "Special Meeting") of shareholders of FIRST FINANCIAL BANCORPORATION, an Iowa corporation
("First Financial"), will be held at the Main Office of First National Bank Iowa, 204 East Washington Street, Iowa City, Iowa on Tuesday, August 25, 1998, at 4:30 p.m. Central Time, for the following purposes:


      (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 7, 1998 (the "Merger Agreement"), by and among Mercantile Bancorporation Inc. ("MBI"), Ameribanc, Inc., a wholly owned subsidiary of MBI ("Ameribanc"), and First Financial, pursuant to which First Financial will be merged (the "Merger") with and into Ameribanc, in a transaction that will result in the business and operations of First Financial being continued through Ameribanc, and whereby, upon consummation of the Merger, each outstanding share of First Financial common stock will be converted into the right to receive 0.88 of a share of MBI common stock, as set forth in detail in the attached Proxy Statement/Prospectus.

      (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


      The record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on June 26, 1998. On the record date, First Financial had 3,553,717 shares of common stock issued, outstanding and entitled to vote. Such shares were held by approximately 877 holders of record. Each share will be entitled to one vote on each matter submitted to a vote at the Special Meeting.


      Pursuant to Division XIII of the Iowa Business Corporation Act, each holder of First Financial common stock will have the right to dissent from the Merger Agreement and to demand a determination of the fair value of such shareholder's shares in the event the Merger Agreement is approved and the Merger consummated. A copy of Division XIII of the Iowa Business Corporation Act is attached as Annex B to the Proxy Statement/Prospectus.
                   -------

      THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF FIRST FINANCIAL COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FAILURE TO RETURN THE ENCLOSED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

      PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If the Merger Agreement is approved, you will be sent instructions regarding the mechanics of exchanging your existing First Financial common stock certificates for new certificates representing shares of MBI common stock.

                              BY ORDER OF THE BOARD OF DIRECTORS




Iowa City, Iowa               A. Russell Schmeiser
June 30, 1998                 Executive Vice President, Chief Operating
                              Officer and Secretary

                  MERCANTILE BANCORPORATION INC.
                            PROSPECTUS

                         ----------------

                  FIRST FINANCIAL BANCORPORATION
                          PROXY STATEMENT
                  SPECIAL MEETING OF SHAREHOLDERS

                  TO BE HELD ON AUGUST 25, 1998

      This Prospectus of Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), relates to up to 3,194,844 shares of common stock, $0.01 par value (the "Common Stock"), and attached Preferred Share Purchase Rights (the "Rights"), of MBI (the Common Stock and Rights are collectively referred to herein as "MBI Common Stock"), to be issued to the shareholders of First Financial Bancorporation, an Iowa corporation ("First Financial"), upon consummation of the proposed merger (the "Merger") of First Financial with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of MBI ("Ameribanc"). Upon receipt of the requisite shareholder and regulatory approvals, and the satisfaction or waiver of certain conditions precedent, the Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger, dated as of May 7, 1998 (the "Merger Agreement"), by and among MBI, Ameribanc and First Financial. This Prospectus also serves as the Proxy Statement of First Financial for use in connection with the Special Meeting of Shareholders of First Financial (the "Special Meeting"), which will be held on August 25, 1998, at the time and place and for the purposes stated in the Notice of Special Meeting of Shareholders accompanying this Proxy Statement/Prospectus.


      Pursuant to the Merger Agreement, MBI will issue up to an aggregate of 3,194,844 shares of MBI Common Stock. Upon consummation of the Merger, the business and operations of First Financial will be continued through Ameribanc and each share of common stock, $1.25 par value, of First Financial ("First Financial Common Stock") will be converted into the right to receive
0.88 of a share of MBI Common Stock (the "Exchange Ratio"). The fair market value of MBI Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares. See "TERMS OF THE PROPOSED MERGER - Fractional Shares."

      The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The Merger generally is intended to achieve certain federal income tax deferral benefits for First Financial shareholders with respect to shares of MBI Common Stock received in the Merger. See "SUMMARY INFORMATION - Federal Income Tax Consequences in General" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."


      MBI Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MTL." On June 26, 1998, the closing sale price for MBI Common Stock as reported on the NYSE Composite Tape was $50.625 per share. First Financial Common Stock is not actively traded.

      This Proxy Statement/Prospectus, the Notice of Special Meeting and the form of proxy are first being mailed to the shareholders of First Financial on or about June 30, 1998.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF MBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF MBI AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

      All information contained in this Proxy Statement/Prospectus with respect to MBI has been supplied by MBI and all information with respect to First Financial has been supplied by First Financial.


    The date of this Proxy Statement/Prospectus is -------, 1998.

                       AVAILABLE INFORMATION
                       ---------------------

      MBI and First Financial are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file with the Commission reports, proxy statements and other information. Such reports, proxy statements and other information filed with the Commission by MBI and First Financial can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Room 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains an Internet site on the World Wide Web containing reports, proxy and information statements and other information filed electronically by MBI and First Financial with the Commission. The address of the World Wide Web site maintained by the Commission is http://www.sec.gov. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI also are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. First Financial Common Stock is not actively traded. Reports, proxy statements and other information concerning First Financial are available from First Financial, without charge, upon written or oral request to A. Russell Schmeiser, Executive Vice President and Chief Operating Officer, First Financial Bancorporation, 204 East Washington Street, P.O. Box 1880, Iowa City, Iowa 52244-1880, telephone (319) 356-9038.

      This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus provide a summary of the contents of certain contracts or other documents referenced herein but are not necessarily complete and in each instance reference is made to the copy of each such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.


         INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
         -------------------------------------------------


      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO MBI THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE, WITHOUT CHARGE TO ANY PERSON, INCLUDING BENEFICIAL OWNERS OF FIRST FINANCIAL COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 418-2525. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY AUGUST 18, 1998.

      The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference:

      (a)   MBI's Annual Report on Form 10-K for the year ended
            December 31, 1997.

      (b) MBI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

      (c) MBI's Current Reports on Form 8-K dated January 10, 1998 and January 30, 1998.

      (d) The description of MBI's Common Stock set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

      (e) The description of MBI's Preferred Share Purchase Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A dated May 27, 1998.




      Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.


      All documents filed by MBI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.


      Any statements contained in this Proxy Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR FIRST FINANCIAL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MBI COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR FIRST FINANCIAL OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                              TABLE OF CONTENTS
                              -----------------
                                                                          Page
                                                                          ----

AVAILABLE INFORMATION                                                        3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                            3

SUMMARY INFORMATION                                                          8
      Business of MBI                                                        8
      Business of Ameribanc                                                  9
      Business of First Financial                                            9
      The Proposed Merger                                                    9
      Effect on First Financial Stock Plans and Employee Benefit Plans      10
      Other Agreements                                                      11
      Interests of Certain Persons in the Merger                            12
      Special Meeting of First Financial Shareholders                       12
      Reasons for the Merger                                                12
      Opinion of Financial Advisor to First Financial                       13
      Fractional Shares                                                     13
      Waiver and Amendment                                                  13
      Federal Income Tax Consequences in General                            13
      Regulatory Approval                                                   14
      Accounting Treatment                                                  14
      Dissenters' Rights                                                    14
      Markets and Market Prices                                             14
      Comparative Unaudited Per Share Data                                  15
      Summary Financial Data                                                16

INFORMATION REGARDING SPECIAL MEETING                                       20
      General                                                               20
      Date, Time and Place                                                  20
      Record Date; Vote Required                                            20
      Voting and Revocation of Proxies                                      21
      Solicitation of Proxies                                               21

TERMS OF THE PROPOSED MERGER                                                23
      General Description of the Merger                                     23
      Effect on First Financial Stock Plans and Employee Benefit Plans      24
      Other Agreements                                                      25
      Interests of Certain Persons in the Merger                            27
      Background of and Reasons for the Merger; Board Recommendations       27
      Opinion of Financial Advisor to First Financial                       31
      Conditions of the Merger                                              37
      Representations and Warranties                                        39
      Termination, Waiver and Amendment of the Merger Agreement             40
      Indemnification                                                       41
      Closing Date                                                          41
      Surrender of First Financial Stock Certificates and Receipt of
         MBI Common Stock                                                   41

                                    -5-

      Fractional Shares                                                     42
      Regulatory Approval                                                   42
      Business Pending the Merger                                           43
      Accounting Treatment                                                  46

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER                       46

DISSENTERS' RIGHTS OF SHAREHOLDERS OF FIRST FINANCIAL                       47

PRO FORMA FINANCIAL INFORMATION                                             50
      Comparative Unaudited Per Share Data                                  50
      Pro Forma Combined Consolidated Financial Statements (Unaudited)      52

INFORMATION REGARDING FIRST FINANCIAL                                       66
      Business                                                              66
      Management's Discussion and Analysis of Financial Condition and
         Results of Operations                                              81
      Legal Proceedings                                                     89
      Properties                                                            89
      Management's Discussion and Analysis of Financial Condition and
         Results of Operations (First Quarter Comparison)                   90
      Quantitative and Qualitative Disclosures About Market Risk            97
      Ownership of Certain Beneficial Owners and Management                 99

INFORMATION REGARDING MBI STOCK                                            101
      Description of MBI Common Stock and Attached Preferred Share
         Purchase Rights                                                   101
      Restrictions on Resale of MBI Stock by Affiliates                    103
      Comparison of the Rights of Shareholders of MBI and
         First Financial                                                   103

SUPERVISION AND REGULATION                                                 107
      General                                                              107
      Certain Transactions with Affiliates                                 108
      Payment of Dividends                                                 108
      Capital Adequacy                                                     108
      Support of Subsidiary Banks                                          108
      FIRREA and FDICIA                                                    109
      Depositor Preference Statute                                         110
      FDIC Insurance Assessments                                           110
      Interstate Banking and Other Recent Legislation                      110

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS                                  111

LEGAL MATTERS                                                              111

EXPERTS                                                                    111

OTHER MATTERS                                                              112

SHAREHOLDER PROPOSALS                                                      112


                                    -6-

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                 113

ANNEXES

Annex A -- Opinion of ABN AMRO Incorporated                                A-1

Annex B -- Dissenters' Rights Provisions of the Iowa Business
           Corporation Act                                                 B-1


                        SUMMARY INFORMATION
                        -------------------

      The following is a summary of the important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/Prospectus but does not purport to be complete and is qualified in its entirety by reference to the more detailed information that appears elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Shareholders of First Financial are urged to read this Proxy Statement/Prospectus in its entirety. All MBI per share data reflect three-for-two stock splits distributed in the form of dividends on each of April 11, 1994 and October 1, 1997.

BUSINESS OF MBI

      MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). At March 31, 1998, MBI owned, directly or indirectly, all of the capital stock of Mercantile Bank National Association ("Mercantile Bank") and 19 other commercial banks, all of which operate from 557 banking offices and 544 Fingertip Banking automated teller machines, located throughout Missouri, Illinois, eastern Kansas, northern and central Arkansas and Iowa. MBI's services concentrate in three major lines of business: consumer; corporate; and trust and investment advisory services. MBI also operates non-banking subsidiaries that provide related financial services, including investment management, brokerage services and asset-based lending. As of March 31, 1998, MBI had 133,115,227 shares of its Common Stock outstanding and reported, on a consolidated basis, total assets of $31.8 billion, total deposits of $22.5 billion, total loans of $19.6 billion and shareholders' equity of $2.5 billion.


      On February 2, 1998, MBI completed the acquisition of Horizon Bancorp, Inc., an Arkansas corporation and a registered bank holding company under the BHCA ("Horizon"), headquartered in Arkadelphia, Arkansas. This acquisition was accounted for under the pooling-of-interests method of accounting, but due to the immateriality of Horizon's financial information to MBI's financial condition and results of operations, MBI's consolidated financial statements have not been restated for any dates or any periods prior to the acquisition date of Horizon. As of February 2, 1998, Horizon reported, on a consolidated basis, total assets of $537 million, total deposits of $454 million and shareholders' equity of $47 million.


      On March 2, 1998, MBI completed the acquisition of HomeCorp, Inc., a Delaware corporation and savings and loan holding company ("HomeCorp"), headquartered in Rockford, Illinois. This acquisition was accounted for under the pooling-of-interests method of accounting, but due to the immateriality of HomeCorp's financial information to MBI's financial condition and results of operation, MBI's consolidated financial statements have not been restated for any date or any period prior to the acquisition date of HomeCorp. As of March 2, 1998, HomeCorp reported, on a consolidated basis, total assets of $335 million, total deposits of $309 million and stockholders' equity of $21 million.

      On January 10, 1998, MBI entered into an agreement to acquire CBT Corporation, a Kentucky corporation and registered bank holding company under the BHCA ("CBT"), headquartered in Paducah, Kentucky. The acquisition is intended to be accounted for under the pooling-of-interests method of accounting. As of March 31, 1998, CBT reported, on a consolidated basis, total assets of $1.03 billion, total deposits of $715 million and shareholders' equity of $122 million.

      On February 2, 1998, MBI entered into an agreement to acquire Firstbank of Illinois Co., a Delaware corporation and registered bank holding company under the BHCA ("Firstbank"), headquartered in Springfield, Illinois. The acquisition is intended to be accounted for under the pooling-of-interests method of accounting. As of March 31, 1998, Firstbank reported, on a consolidated basis, total assets of $2.28 billion, total deposits of $2.00 billion and stockholders' equity of $238 million.

      On April 13, 1998, MBI entered into an agreement to acquire Financial Services Corporation of the Midwest, a Delaware corporation and registered bank holding company under the BHCA ("FSCM"), headquartered in Rock Island, Illinois. The acquisition is intended to be accounted for under the pooling-of-interests method of accounting. As of March 31, 1998, FSCM reported, on a consolidated basis, total assets of $518 million total deposits of $409 million and stockholders' equity of $34 million.

      MBI's principal executive offices are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 418-2525.

      Additional information concerning MBI is included in the documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

BUSINESS OF AMERIBANC

      Ameribanc, a Missouri corporation, is a wholly owned subsidiary of MBI that was organized in 1991. Ameribanc is a registered bank holding company under the BHCA. At March 31, 1998, Ameribanc owned all of the capital stock of 20 banks which operate from 557 locations in Missouri, Illinois, eastern Kansas, northern and central Arkansas and Iowa. Ameribanc, which will continue to be a subsidiary of MBI following the Merger, will be the surviving corporation upon consummation of the Merger.

BUSINESS OF FIRST FINANCIAL

      First Financial, an Iowa corporation, was organized in 1985 and is a one-bank holding company registered under the BHCA. First Financial is the parent company of First National Bank Iowa ("FNBI"), a national banking association. As of March 31, 1998, 3,553,717 shares of First Financial Common Stock were issued and outstanding. As of March 31, 1998, First Financial reported, on a consolidated basis, total assets of $568 million, total deposits of $481 million and shareholders' equity of $60 million.

      First Financial's principal executive offices are located at 204 East Washington Street, P.O. Box 1880, Iowa City, Iowa 52244-1880 and its telephone number is (319) 356-9000.

THE PROPOSED MERGER

      Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, First Financial will be merged with and into Ameribanc. Upon consummation of the Merger, First Financial's corporate existence will terminate and Ameribanc will continue as the surviving entity.
Simultaneously with the effectiveness of the Merger, each outstanding share of First Financial Common Stock will be converted into the right to receive
0.88 of a share of MBI Common Stock. Such consideration is subject to certain anti-dilution protections, but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI or First Financial prior to the consummation of the Merger. The fair market value of MBI Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

      Harris Trust and Savings Bank, the transfer agent for MBI Common Stock, has been selected as the Exchange Agent (the "Exchange Agent") for purposes of effecting the conversion of First Financial Common Stock into MBI Common Stock upon consummation of the Merger. As soon as practicable after consummation of the Merger, a letter of transmittal (including instructions setting forth the procedures for exchanging certificates representing shares of First Financial Common Stock for the MBI Common Stock issuable to each holder thereof pursuant to the Merger Agreement) will be sent to each record holder of certificates formerly representing shares of First Financial Common Stock as of the Effective Time (as hereinafter defined). Upon surrender to the Exchange Agent of his or her certificate(s) representing shares of First Financial Common Stock, together with a duly completed and executed letter of transmittal, such holder will receive certificates representing that whole number of shares of MBI Common Stock to which such holder is entitled under the Merger Agreement. See "TERMS OF THE PROPOSED MERGER - Surrender of First Financial Stock Certificates and Receipt of MBI Common Stock."

      The Merger Agreement provides that the consummation of the Merger is subject to certain terms and conditions, including the approval of the Merger Agreement by the requisite vote of the holders of First Financial Common Stock, the receipt of the requisite regulatory approvals, a letter of KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment and an opinion of counsel for MBI regarding certain federal income tax aspects of the transaction. For a discussion of each of the conditions to the Merger, see "TERMS OF THE
PROPOSED MERGER - Conditions of the Merger." The Merger will be consummated and become effective (the "Effective Time") upon the later of (i) the issuance of a certificate of merger by the Office of the Secretary of State of the State of Missouri and (ii) the filing of articles of merger with the Office of the Secretary of State of the State of Iowa.

      Unless the parties otherwise agree, the date of the closing of the Merger (the "Closing Date") shall occur on such date as MBI shall notify First Financial in writing (such notice to be at least five business days in advance of the Effective Time) but (i) not earlier than the approval of the Merger Agreement by the requisite vote of the holders of First Financial Common Stock and the receipt of the requisite regulatory approvals (the "Approval Date") and (ii) not later than the first business day of the first full calendar month commencing at least five days after the Approval Date. The Merger Agreement may be terminated at any time prior to the Closing Date by the mutual consent of the parties or, unilaterally, by either party upon the occurrence of certain events or if the Merger is not consummated by May 1, 1999. See "TERMS OF THE PROPOSED MERGER - Conditions of the Merger" and "- Termination of the Merger Agreement."


EFFECT ON FIRST FINANCIAL STOCK PLANS AND EMPLOYEE BENEFIT PLANS

      Upon consummation of the Merger, MBI will assume the First Financial Bancorporation 1997 Stock Compensation Plan and the First Financial Bancorporation Stock Option Plan (collectively, the "First Financial Stock Plans"), and all of the outstanding rights (whether or not then exercisable) with respect to First Financial Common Stock pursuant to the First Financial Stock Plan (collectively, the "First Financial Stock Options") will be converted into rights to purchase MBI Common Stock. As a result of such assumption: (i) each outstanding First Financial Stock Option will be exercisable solely for shares of MBI Common Stock; (ii) the number of shares of MBI Common Stock subject to the First Financial Stock Options will equal the number of shares of First Financial Common Stock immediately prior to the Effective Time multiplied by the Exchange Ratio; and

(iii) the per share exercise price for each First Financial Stock Option will be adjusted by dividing such exercise price by the Exchange Ratio.

      In addition, upon consummation of the Merger, Ameribanc will honor all severance and other compensation contracts and provisions for vested benefits under the employee plans of First Financial and FNBI earned or accrued through the Effective Time. MBI will take such steps as are necessary to integrate the employees of First Financial and FNBI into MBI's employee benefit plans as soon as practicable after the Effective Time. See "TERMS OF THE PROPOSED MERGER - Effect on First Financial Stock Plans and Employee Benefit Plans."


OTHER AGREEMENTS

      In addition to and contemporaneously with the Merger Agreement, MBI and First Financial executed a Stock Option Agreement (the "Option Agreement") and MBI and all of the directors of First Financial executed separate Voting Agreements (the "Voting Agreements"). The following is a summary of the material terms of the Option Agreement and the Voting Agreements.

      OPTION AGREEMENT. Pursuant to the Option Agreement, First Financial issued to MBI an option (the "Option") to purchase up to 707,189 shares of First Financial Common Stock at a price of $37.75 per share (the "Option Price"). The Option is exercisable upon the occurrence of certain events generally relating to the failure of First Financial to consummate the Merger because of a material change or potential material change in the ownership of First Financial, all as set forth in the Option Agreement. No such event has occurred as of the date hereof. First Financial granted to MBI the Option as a condition of and in consideration of MBI entering into the Merger Agreement. The Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Option may have the effect of discouraging a person who might now or prior to the consummation of the Merger consider or propose the acquisition of First Financial (or a significant interest in First Financial), even if such person were prepared to pay a higher price per share for First Financial Common Stock than the price per share implicit in the Exchange Ratio. In the event MBI acquires shares of First Financial Common Stock pursuant to the Option, MBI could vote those shares in the election of First Financial directors and other matters requiring a shareholder vote, thereby potentially having a material impact on the outcome of such matters. See "TERMS OF THE PROPOSED MERGER - Other Agreements - Option Agreement."


      VOTING AGREEMENTS. Concurrent with the execution of the Merger Agreement, MBI and all of the directors of First Financial executed separate Voting Agreements (the "Voting Agreements") pursuant to which each such director agreed that he will vote all of the shares of First Financial Common Stock then owned, controlled or subsequently acquired in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Closing Date or the termination of the Merger Agreement, each director further agreed he will not vote any such shares in favor of the approval of any other competing acquisition proposal involving First Financial and a third party. Each director also agreed that he will not transfer shares of First Financial Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement and satisfactory to MBI. As of the Record Date (as defined below), the directors of First Financial who signed Voting Agreements owned beneficially, directly and indirectly, an aggregate of 254,078 shares (excluding 214,527 shares held in trust by Mary Lee Nagle Duda, the spouse of Fritz Duda, a director of First Financial) of First Financial Common Stock, or approximately 7.15% of the issued and outstanding shares. See "TERMS OF THE PROPOSED MERGER - Other Agreements - Voting Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      MBI has agreed that the Merger will not diminish any indemnification obligations of First Financial or FNBI in favor of the employees, agents, directors or officers of First Financial or FNBI existing as of the Effective Time. In addition, to the extent that First Financial's existing directors' and officers' liability insurance policy provides coverage for the acts or omissions of the directors and officers of First Financial and FNBI prior to the Effective Time, First Financial has agreed to give to such insurance carrier and to MBI notice of any potential claims thereunder. On and after the Effective Time, MBI's directors' and officers' liability insurance policy will provide coverage for the prior acts of the directors and officers of First Financial and FNBI. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger."

SPECIAL MEETING OF FIRST FINANCIAL SHAREHOLDERS


      The Special Meeting will be held on August 25, 1998, at 4:30 p.m. Central Time, at the Main Office of First National Bank Iowa. Approval by the First Financial shareholders of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Financial Common Stock. Only holders of record of First Financial Common Stock at the close of business on June 26, 1998 (the
"Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were 3,553,717 shares of First Financial Common Stock outstanding. Each share of First Financial Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting.

      As of the Record Date, directors and executive officers of First Financial and their affiliates owned beneficially, or controlled the voting of, an aggregate of 254,078 shares of First Financial Common Stock, or approximately 7.15% of the shares entitled to vote at the Special Meeting. Each of First Financial's directors and executive officers has indicated his or her intention to vote his or her shares (excluding the 214,527 shares held in trust by Mary Lee Nagle Duda, the spouse of Fritz Duda) for the approval of the Merger Agreement, which includes the eight directors of First Financial who, pursuant to the terms of their respective Voting Agreements, have committed to vote their shares of First Financial Common Stock for approval of the Merger Agreement. In addition, MBI and FSCM currently own 6,000 and 11,250 shares, respectively, of First Financial Common Stock, which shares will be voted for the approval of the Merger Agreement.


      THE BOARD OF DIRECTORS OF FIRST FINANCIAL CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF FIRST FINANCIAL AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF FIRST FINANCIAL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
PROPOSAL TO APPROVE THE MERGER AGREEMENT.                     ---

REASONS FOR THE MERGER

      FIRST FINANCIAL. First Financial's Board of Directors believes that the Merger is in the best interests of First Financial and its shareholders. In reaching the decision to recommend the approval of the Merger Agreement to the shareholders, the Board of Directors, without assigning any relative or specific weights, considered a number of factors. For a discussion of such factors, see "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

      MBI. MBI's Board of Directors believes that the Merger will enable MBI to (i) expand MBI's presence in eastern Iowa through the acquisition of an established banking organization and (ii) enhance MBI's ability to compete in the increasingly competitive banking and financial services industry. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

OPINION OF FINANCIAL ADVISOR TO FIRST FINANCIAL

      As of the date of hereof, ABN AMRO Incorporated ("ABN AMRO"), First Financial's financial advisor, rendered to the Board of Directors of First Financial a written opinion to the effect that, as of the date of such opinion, the Exchange Ratio to be received by the holders of First Financial Common Stock in the Merger is fair to them from a financial point of view. Attached to this Proxy Statement/Prospectus as Annex A is a copy of the
                                               -------
opinion of ABN AMRO, as of the date hereof, setting forth the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by ABN AMRO in connection with rendering its opinion. Holders of First Financial Common Stock are urged to read ABN AMRO's opinion in its entirety. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations" and "- Opinion of Financial Advisor to First Financial."

FRACTIONAL SHARES

      No fractional shares of MBI Common Stock will be issued to the shareholders of First Financial in connection with the Merger. Each holder of First Financial Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape on the Closing Date as reported in The Wall Street Journal. Cash received by First Financial shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

WAIVER AND AMENDMENT

      Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under the caption "TERMS OF THE PROPOSED MERGER - Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors, whether before or after the approval of the Merger Agreement by the shareholders of First Financial; provided, however, that after approval of the Merger Agreement by the shareholders of First Financial at the Special Meeting no such modification may (i) alter or change the amount or kind of the consideration to be received by the First Financial shareholders pursuant to the Merger Agreement or (ii) adversely affect the tax treatment to the First Financial shareholders as a result of receiving shares of MBI Common Stock in the Merger.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

      Thompson Coburn, MBI's legal counsel, has delivered its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by MBI and First Financial, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, assuming the First Financial Common Stock is a capital asset in the hands of the holder at the Effective Time, (i) no gain or loss will be recognized by First Financial shareholders who exchange their shares of First Financial Common Stock solely for shares of MBI Common Stock in the Merger, (ii) the basis of the MBI Common Stock will equal the basis of the First Financial Common Stock for which it is exchanged and (iii) the holding period of the MBI Common Stock will include the holding period of the First Financial Common Stock for which it is exchanged. However, cash received in lieu of fractional shares may give rise to taxable income.
EACH FIRST FINANCIAL SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY OF VARIOUS STATE, LOCAL AND
FOREIGN TAX LAWS.  See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
MERGER."

REGULATORY APPROVAL

      The Merger is subject to prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and any other bank regulatory authority that may be necessary or appropriate (the Federal Reserve Board and any other bank regulatory authority that may be necessary or appropriate are collectively referred to herein as the "Regulatory Authorities" and, individually, as a "Regulatory Authority"). MBI will file the required applications regarding the Merger with the Federal Reserve Board. In reviewing the applications and the proposed Merger, the Federal Reserve Board will consider various factors, including possible anti-competitive effects of the Merger, and examine the financial and managerial resources and future prospects of the combined organization. There can be no assurance that the requisite regulatory approvals will be granted or as to the timing of such approvals.
See "TERMS OF THE PROPOSED MERGER - Regulatory Approval" and "SUPERVISION AND REGULATION."

ACCOUNTING TREATMENT

      It is intended that the Merger will be accounted for under the pooling-of-interests method of accounting. See "TERMS OF THE PROPOSED MERGER
- Accounting Treatment."

DISSENTERS' RIGHTS

      Pursuant to the Iowa Business Corporation Act (the "IBCA"), each holder of First Financial Common Stock will have the right to dissent from the Merger Agreement and to demand a determination of the fair value of such holder's shares and, if the Merger is consummated, receive payment of such fair value in cash by following the procedures set forth in Division XIII of the IBCA, the text of which is attached hereto as Annex B. Failure to
                                                  -------
follow such procedures may result in a loss of such shareholder's dissenters' rights. Any First Financial shareholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "DISSENTERS' RIGHTS OF SHAREHOLDERS OF FIRST FINANCIAL."

MARKETS AND MARKET PRICES


      MBI Common Stock is traded on the NYSE under the symbol "MTL." The closing per share sale price reported for MBI Common Stock on May 7, 1998, the last trading date preceding the public announcement of the Merger, was $52.8125. First Financial Common Stock is not actively traded, but there are regularly quoted bid and asked prices from eight brokerage firms that maintained public trading markets for First Financial Common Stock in 1997.


      The following table sets forth for the periods indicated the high and low prices per share of MBI Common Stock as reported on the NYSE and of First Financial Common Stock as known to management of First Financial, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.


                                                  MBI                                    FIRST FINANCIAL
                                 -------------------------------------         ------------------------------------
                                   SALES PRICE<F1>              CASH              SALES PRICE                CASH
                                 ------------------           DIVIDEND         ------------------          DIVIDEND
                                 HIGH           LOW           DECLARED         HIGH           LOW          DECLARED
                                 ----           ---           --------         ----           ---          --------
1996
----
First Quarter                  $31.0006       $27.6875          $.273         $18.25         $16.33           $.13
Second Quarter                  31.9375        29.0000           .273          19.00          17.68            .13
Third Quarter                   35.2500        28.9375           .273          20.17          18.42          .1467
Fourth Quarter                  36.0000        32.6875           .273          20.17          19.33          .1467

1997
----
First Quarter                  $39.6880       $33.3125          $.287         $23.42         $20.08         $.1467
Second Quarter                  41.6880        35.0000           .287          23.00          21.33          .1467
Third Quarter                   53.5000        40.5000           .287          25.00          22.00            .17
Fourth Quarter                  61.6250        45.5000           .287          29.50          24.25            .19

1998
----
First Quarter                  $61.2500       $49.5625          $ .31         $45.75         $29.13           $.19
Second Quarter                  57.5000        49.8125            .31          47.50          36.13          .2725
(through June 26, 1998)

--------------------
<F1>  For recent sale prices of MBI Common Stock, see the cover of this Proxy
Statement/Prospectus. Shareholders are advised to obtain current market quotations for MBI Common Stock and First Financial Common Stock.

COMPARATIVE UNAUDITED PER SHARE DATA

      The following table sets forth for the periods indicated selected historical per share data of MBI and First Financial and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger, as well as the pending acquisitions by MBI of FSCM, CBT and Firstbank, each of which will be accounted for under the pooling-of-interests method of accounting, and the acquisition by MBI of Roosevelt Financial Group, Inc. ("Roosevelt"), which was consummated on July 1, 1997 and accounted for under the purchase method of accounting. The data presented is based upon the consolidated financial statements and related notes of each of MBI and First Financial included herein or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed Merger, the pending acquisitions by MBI of FSCM, CBT and Firstbank and the completed acquisition of Roosevelt had been consummated prior to the periods indicated.


                                                              MBI/            MBI/                             MBI/
                                                 FIRST  FIRST FINANCIAL FIRST FINANCIAL MBI/ALL ENTITIES   ALL ENTITIES
                                       MBI     FINANCIAL    PRO FORMA      PRO FORMA        PRO FORMA        PRO FORMA
                                     REPORTED  REPORTED   COMBINED<F1>   EQUIVALENT<F2>   COMBINED<F3>     EQUIVALENT<F2>
                                     --------  --------   ------------   --------------   ------------     --------------
Book Value per Share:
  March 31, 1998<F4>                 $  18.65   $ 16.96     $  18.54        $ 16.32         $  18.58          $ 16.35
  December 31, 1997                     18.47     16.50        18.33          16.13            17.58            15.47

Cash Dividends Declared per Share:
  Three Months ended March 31, 1998  $    .31   $   .19     $    .31        $   .27         $   .310          $   .27
  Year ended December 31, 1997          1.148       .65        1.148           1.01            1.148             1.01
  Year ended December 31, 1996          1.092       .55        1.092            .96            1.092              .96
  Year ended December 31, 1995            .88       .51          .88            .77             .880              .77

Basic Earnings per Share:
  Three Months ended March 31, 1998  $    .78   $   .49     $    .78        $   .69         $    .76          $   .67
  Year ended December 31, 1997           1.68      1.91         1.69           1.49             1.49             1.31
  Year ended December 31, 1996           2.11      1.68         2.11           1.86             2.13             1.87
  Year ended December 31, 1995           2.41      1.28         2.39           2.10             2.37             2.09

Diluted Earnings per Share:
  Three Months Ended March 31, 1998  $    .77   $   .49     $    .77        $   .68         $    .75          $   .66
  Year ended December 31, 1997           1.65      1.90         1.66           1.46             1.45             1.28
  Year ended December 31, 1996           2.08      1.67         2.08           1.83             2.09             1.84
  Year ended December 31, 1995           2.37      1.27         2.35           2.07             2.31             2.03

Market Price per Share:
  At May 7, 1998<F5>                 $52.8125   $38.000     $52.8125        $46.475         $52.8125          $46.475
  At June 25, 1998<F5>                50.8125    43.375      50.8125         44.715          50.8125           44.715

--------------------
<F1>  Includes the effect of pro forma adjustments for First Financial, as appropriate. See "PRO FORMA FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements."

<F2>  Based on the pro forma combined per share amounts multiplied by 0.88, the Exchange Ratio applicable to one share of First Financial Common Stock in the Merger. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma combined consolidated financial statements. See "PRO FORMA FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements."

<F3>  Includes the effect of pro forma adjustments for First Financial, CBT,
      Firstbank, FSCM and Roosevelt, as appropriate. Due to the immateriality of the financial condition and results of operations of Horizon and HomeCorp to that of MBI, this table does not include the effect of pro forma adjustments for Horizon and HomeCorp. See "PRO FORMA FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements."

<F4>  Based upon the following number of shares outstanding as of
      March 31, 1998:

      Shares of MBI Common Stock as reported                133,115,257
      Number of Shares of MBI Common Stock, net of
        treasury shares, to be issued in the mergers of:
                  FSCM                                        1,877,324
                  CBT                                         4,961,910
                  First Financial                             2,875,360
                  Firstbank                                  12,511,135
                                                            -----------
                        MBI/All Entities Pro Forma
                          Combined                          155,340,956
                                                            ===========

<F5>  The market value of MBI Common Stock disclosed as of May 7, 1998, the last trading day preceding the public announcement of the Merger, and as of June 25, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, is based on the last sale price as reported on the NYSE Composite Tape. The market value of First Financial Common Stock disclosed as of May 7, 1998, the last trading day preceding the public announcement of the Merger, and as of June 25, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, is based on over-the-counter "bulletin board" closing prices.

SUMMARY FINANCIAL DATA

      The following table sets forth for the periods indicated certain summary historical consolidated financial information for MBI and First Financial. The balance sheet data and income statement data of MBI and First Financial included in the summary financial data as of and for the five years ended December 31, 1997, are taken from the audited consolidated financial statements of MBI and First Financial, respectively. The balance sheet data and income statement data of MBI and First Financial included in the summary financial data as of and for the three months ended March 31, 1998 and 1997 are taken from the unaudited consolidated financial statements of MBI and First Financial, respectively.
 These data include all adjustments which are, in the opinion of the respective managements of MBI and First Financial, necessary to present a fair statement of these periods and are of a normal recurring nature.
Results for MBI and First Financial for the three months ended March 31, 1998 are not necessarily indicative of results for the entire year. The following information should be read in conjunction with the audited consolidated financial statements of each of MBI and First Financial and the related notes thereto, included herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                                        MERCANTILE BANCORPORATION INC.
                                            SUMMARY FINANCIAL DATA
                                                              ALL ENTITIES
                                                               PRO FORMA
                                                                COMBINED
                                                              CONSOLIDATED             AS OF OR FOR THE
                                                              AS OF OR FOR               THREE MONTHS
                                                               THE THREE                     ENDED
                                                              MONTHS ENDED                 MARCH 31,
                                                               MARCH 31,          --------------------------
                                                                1998<F1>            1998              1997
                                                             -------------        --------          --------
PER SHARE DATA
  Basic earnings                                                $    .76          $    .78          $    .65
  Diluted earnings                                                   .75               .77               .64
  Dividends declared                                                 .31               .31              .287
  Book value at period end                                         18.54             18.65             16.50

EARNINGS (THOUSANDS)
  Interest income                                               $611,817          $530,331          $398,462
  Interest expense                                               330,187           290,026           186,501
                                                                --------          --------          --------
  Net interest income                                            281,630           240,305           211,961
  Provision for possible loan losses                               9,387             6,606            18,443
  Other income                                                   140,747           127,193            88,100
  Other expense                                                  228,455           196,864           165,595
  Income taxes                                                    67,321            60,136            41,028
                                                                --------          --------          --------
  Net income                                                    $117,214          $103,892          $ 74,995
                                                                ========          ========          ========

ENDING BALANCE SHEET (MILLIONS)
  Total assets                                                  $ 35,830          $ 31,802          $ 22,078
  Earning assets                                                  32,286            28,530            20,373
  Investment securities                                            9,444             8,378             4,847
  Loans and leases, net of unearned income                        22,224            19,625            15,213
  Deposits                                                        25,830            22,528            17,354
  Long-term debt<F2>                                               2,410             2,343               452
  Shareholders' equity                                             2,885             2,483             1,882
  Reserve for possible loan losses                                   316               264               231

SELECTED RATIOS
  Return on average assets                                          1.35%             1.35%             1.38%
  Return on average equity                                         16.29             16.57             15.63
  Net interest rate margin<F3>                                      3.62              3.54              4.36
  Equity to assets                                                  8.05              7.81              8.52
  Reserve for possible loan losses to
  Outstanding loans                                                 1.42              1.34              1.52
  Non-performing loans                                            232.41            231.39            273.18
  Dividend payout ratio<F4>                                        41.33             40.26             44.84



                                                                             As of or for the
                                                                          Year Ended December 31,
                                                  ----------------------------------------------------------------------
                                                     1997           1996           1995           1994           1993
                                                  ----------     ----------     ----------     ----------     ----------
Per Share Data
  Basic earnings                                  $     1.68     $     2.11     $     2.41     $     2.06     $     1.81
  Diluted earnings                                      1.65           2.08           2.37           2.02           1.77
  Dividends declared                                   1.148          1.092            .88           .748            .66
  Book value at period end                             18.47          16.74          16.29          14.48          13.41

Earnings (Thousands)
  Interest income                                 $1,878,194     $1,552,863     $1,516,156     $1,311,928     $1,269,680
  Interest expense                                   957,690        724,910        715,466        521,542        508,469
                                                  ----------     ----------     ----------     ----------     ----------
  Net interest income                                920,504        827,953        800,690        790,386        761,211
  Provision for possible loan losses                  79,309         73,015         41,533         48,791         70,584
  Other income                                       378,684        337,480        311,649        272,368        290,380
  Other expense                                      894,780        718,668        640,519        645,011        666,067
  Income taxes                                       120,506        128,535        149,898        135,896        114,768
                                                  ----------     ----------     ----------     ----------     ----------
  Net income                                      $  204,593     $  245,215     $  280,389     $  233,056     $  200,172
                                                  ==========     ==========     ==========     ==========     ==========

Ending Balance Sheet (Millions)
  Total assets                                    $   29,955     $   22,030     $   20,883     $   19,397     $   18,878
  Earning assets                                      27,278         20,061         18,997         17,904         17,390
  Investment securities                                7,546          4,746          4,964          4,895          5,234
  Loans and leases, net of unearned income            19,200         14,953         13,703         12,764         11,637
  Deposits                                            22,080         17,336         16,172         15,137         15,435
  Long-term debt<F2>                                   1,469            305            344            351            340
  Shareholders' equity                                 2,410          1,946          1,915          1,643          1,510
  Reserve for possible loan losses                       255            230            232            245            233

Selected Ratios
  Return on average assets                              0.79%          1.16%          1.39%          1.22%          1.08%
  Return on average equity                              9.55          12.95          15.64          14.66          14.06
  Net interest rate margin<F3>                          3.93           4.34           4.38           4.61           4.58
  Equity to assets                                      8.05           8.83           9.17           8.47           8.00
  Reserve for possible loan losses to
  Outstanding loans                                     1.33           1.54           1.70           1.92           2.00
  Non-performing loans                                249.51         318.99         241.79         552.34         289.13
  Dividend payout ratio<F4>                            69.58          52.50          37.13          37.03          37.29

--------------------
<F1>  Includes the effect of pro forma adjustments for the pending acquisitions of First Financial, CBT, Firstbank and FSCM and the completed acquisition of Roosevelt, as appropriate. Due to the immateriality of the financial condition and results of operations of Horizon and HomeCorp to that of MBI, this table does not include the effect of pro forma adjustments for Horizon and HomeCorp. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."
<F2>  Includes company-obligated mandatorily redeemable preferred securities of Mercantile Capital Trust I.
<F3>  Taxable-equivalent basis.  Includes tax-equivalent adjustments for MBI of $3,401,000, $3,857,000, $15,086,000, $16,353,000, $17,758,000,
      $17,962,000 and $18,598,000 for March 31, 1998 and 1997 and December
      31, 1997, 1996, 1995, 1994 and 1993, respectively, and for all entities pro forma combined consolidated for March 31, 1998 of $4,644,000.
      These adjustments are based upon a federal tax rate of 35% for all periods.
<F4>  Based upon diluted earnings per share.


                                                   FIRST FINANCIAL BANCORPORATION
                                                       SUMMARY FINANCIAL DATA


                                             AS OF OR FOR THE
                                               THREE MONTHS                           AS OF OR FOR THE
                                              ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                                          ----------------------  ----------------------------------------------------------
                                             1998        1997        1997        1996        1995        1994        1993
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
PER SHARE DATA
     Basic earnings                       $      .49  $      .44  $     1.91  $     1.68  $     1.28  $     1.28  $     1.45
     Diluted earnings                            .49         .44        1.90        1.67        1.27        1.27        1.43
     Dividends declared                          .19         .15         .65         .55         .51         .49         .47
     Book value at period end                  16.96       15.29       16.50       15.03       14.04       12.71       12.60
     Average common shares outstanding     3,532,038   3,502,600   3,496,634   3,528,792   3,573,713   3,554,595   3,488,990

EARNINGS (THOUSANDS)
     Interest income                      $    9,367  $    8,363  $   36,708  $   33,268  $   31,742  $   29,205  $   28,236
     Interest expense                          4,907       4,122      18,730      16,449      15,811      13,624      14,057
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
     Net interest income                       4,460       4,241      17,978      16,819      15,931      15,581      14,179
     Provision for credit losses                 100         177         588         591         366         425         155
     Other income                              2,601       1,849       8,385       7,024       6,236       5,699       5,924
     Other expense                             4,491       3,702      16,183      14,802      15,480      14,532      13,041
     Income taxes                                736         664       2,909       2,534       1,751       1,760       1,852
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
     Net income                           $    1,734  $    1,547  $    6,683  $    5,916  $    4,570  $    4,563  $    5,055
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

ENDING BALANCE SHEET (THOUSANDS)
     Total assets                         $  568,442  $  492,372  $  550,053  $  467,725  $  457,236  $  434,461  $  434,081
     Earning assets                          516,152     459,290     504,981     428,541     421,640     404,536     406,243
     Investments                             119,254     102,694     112,755      97,802     123,886     109,229     134,511
     Loans and leases                        357,598     325,096     364,301     330,739     294,529     294,707     254,207
     Deposits                                480,461     419,165     458,815     395,407     385,055     362,263     363,580
     Long-term debt                           12,908      13,938      18,188      12,355      17,469      20,268      18,283
     Shareholders' equity                     60,267      53,585      57,580      52,576      50,207      45,245      43,993
     Allowance for credit losses               4,499       3,896       4,589       3,788       3,602       3,354       3,101

SELECTED RATIOS
     Return on average assets                   1.29%       1.33%       1.26%       1.26%       1.02%       1.03%       1.19%
     Return on average equity                  12.09       11.76       11.53       11.51        9.65       10.10       12.07
     Net interest rate margin                   3.74        4.06        3.96        4.12        4.07        4.05        3.88
     Equity to assets                          10.60       10.88       10.47       11.24       10.98       10.41       10.13
     Allowance for credit losses to:
       Outstanding loans                        1.26        1.20        1.26        1.15        1.22        1.14        1.22
       Non-performing loans                      316         708         497         678        1334         305         243
     Dividend payout ratio                     38.78       34.09       34.16       32.89       39.63       37.98       32.23


                     INFORMATION REGARDING SPECIAL MEETING
                     -------------------------------------

GENERAL

      This Proxy Statement/Prospectus is being furnished to holders of First Financial Common Stock in connection with the solicitation of proxies by the Board of Directors of First Financial for use at the Special Meeting and any adjournments or postponements thereof at which the shareholders of First Financial will consider and vote upon a proposal to approve the Merger Agreement and consider and vote upon any other business that may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus is accompanied by the Notice of Special Meeting of Shareholders of First Financial, a proxy card and a return envelope to First Financial for the proxy card.


      This Proxy Statement/Prospectus also is furnished by MBI to each holder of First Financial Common Stock as a prospectus in connection with the issuance by MBI of shares of MBI Common Stock upon the consummation of the Merger. This Proxy Statement/Prospectus, the Notice of Special Meeting and proxy card are being first mailed to shareholders of First Financial on June 30, 1998.

DATE, TIME AND PLACE

      The Special Meeting will be held at the Main Office of First National Bank Iowa, Iowa City, Iowa on August 25, 1998, at 4:30 p.m. Central Time.

RECORD DATE; VOTE REQUIRED

      On the Record Date, there were 3,553,717 shares of First Financial Common Stock outstanding and entitled to vote at the Special Meeting. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of First Financial Common Stock is required to approve the Merger Agreement.

      As of the Record Date, directors and executive officers of First Financial and their affiliates owned beneficially, or controlled the voting of, an aggregate of 254,078 shares of First Financial Common Stock, or approximately 7.15% of the outstanding shares of First Financial Common
Stock entitled to vote at the Special Meeting. Each of the directors and executive officers of First Financial has indicated his or her intention to vote his or her shares (excluding the 214,527 shares held in trust by Mary Lee Nagle Duda, the spouse of Fritz Duda) for the approval of the Merger Agreement at the Special Meeting, which includes the eight directors of First Financial who, pursuant to the terms of their respective Voting Agreements, have committed to vote their shares of First Financial Common Stock for approval of the Merger Agreement. In addition, MBI and FSCM currently own 6,000 and 11,250 shares, respectively, of First Financial Common Stock, which shares will be voted for the approval of the Merger Agreement. See "TERMS OF THE PROPOSED MERGER - Other Agreements - Voting Agreements."

VOTING AND REVOCATION OF PROXIES

      Shares of First Financial Common Stock that are represented by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY FIRST FINANCIAL SHAREHOLDER RETURNING AN EXECUTED PROXY CARD THAT DOES NOT PROVIDE INSTRUCTIONS TO VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the approval of the Merger Agreement.

      Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the presence of a quorum. Because the affirmative vote of at least two-thirds of the outstanding shares of First Financial Common Stock is required for approval of the Merger Agreement, abstentions will have the effect of votes against the approval of the Merger Agreement. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which the brokers or nominees do not have discretionary power to vote without such instructions) will not be considered as present for the purposes of determining the presence of a quorum. Because the affirmative vote of a majority of the outstanding shares of First Financial Common Stock is required for approval of the Merger Agreement, broker non-votes will have the effect of a vote against the approval of the Merger Agreement.

      Any First Financial shareholder returning an executed proxy card that does not provide instructions to abstain from, or to vote against the approval of, the Merger Agreement will be deemed to have approved the Merger Agreement.

      Any shareholder of First Financial giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders of First Financial wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of First Financial, at 204 East Washington Street, P.O. Box 1880, Iowa City, Iowa 52244-1880, at or before the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting such shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

      The Board of Directors of First Financial currently is not aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of First Financial.

SOLICITATION OF PROXIES

      First Financial will bear its own costs of soliciting proxies, except that MBI will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus.
Proxies will initially be solicited by mail, but directors, officers and selected other employees of First Financial also may solicit proxies in person or by telephone. Directors, executive officers and any other employees of First Financial who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

      HOLDERS OF FIRST FINANCIAL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                          TERMS OF THE PROPOSED MERGER
                          ----------------------------

      The following is a summary of the material terms and conditions of the Merger Agreement, which document is incorporated by reference herein. This summary is qualified in its entirety by the full text of the Merger Agreement. MBI, upon written or oral request, will furnish a copy of the Merger Agreement, without charge, to any person who receives a copy of this Proxy Statement/Prospectus. Such requests should be directed to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524, telephone (314) 418-2525.

GENERAL DESCRIPTION OF THE MERGER

      Pursuant to the Merger Agreement, subject to satisfaction or waiver of certain conditions precedent, including receipt of all applicable regulatory approvals, First Financial will be merged on the Closing Date with and into Ameribanc. Upon consummation of the Merger, First Financial's corporate existence will terminate and Ameribanc will continue as the surviving entity. At the Effective Time, each share of First Financial Common Stock will be converted into the right to receive 0.88 of a share of MBI Common Stock.
Such consideration is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI or First Financial prior to the consummation of the Merger. The fair market value of MBI Common Stock received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

      The amount and nature of the consideration was established through arms'-length negotiations between MBI and First Financial and their respective advisors and reflects the balancing of a number of countervailing factors. The total amount of the consideration reflects a price both parties concluded was appropriate. See "-Background of and Reasons for the Merger; Board Recommendations." The fact that the consideration is payable in shares of MBI Common Stock reflects the desire of the parties to the Merger to have the favorable tax attributes of a "reorganization" for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

      NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A FIRST FINANCIAL SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK RECEIVED BY A FIRST FINANCIAL SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

      Following the Closing Date, each shareholder of First Financial (other than any shareholders exercising dissenters' rights pursuant to the IBCA) will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) formerly representing the shares of First Financial Common Stock in order to receive a new stock certificate(s) evidencing the shares of MBI Common Stock to which such shareholder is entitled. As soon as practicable following the Effective Time, the Exchange Agent will mail to each First Financial shareholder (other than any shareholders exercising dissenters' rights pursuant to the IBCA) a notice of consummation of the Merger and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) formerly representing First Financial Common Stock for certificate(s) evidencing MBI Common Stock. No dividends or other distributions will be paid to a former First Financial shareholder with respect to shares of MBI Common Stock until such shareholder's letter of transmittal and stock certificate(s) formerly representing First Financial Common Stock, or documentation reasonably acceptable to the Exchange Agent in lieu of lost or destroyed certificate(s), is delivered to the Exchange Agent. See "TERMS OF THE PROPOSED MERGER - Surrender of First Financial Stock Certificates and Receipt of MBI Common Stock." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares, such cash being calculated by multiplying the holder's fractional share interest by the closing stock price of MBI Common Stock on the NYSE Composite Tape on the Closing Date of the Merger as reported in The Wall Street Journal. See "- Fractional Shares." The shares of MBI Common Stock to be issued pursuant to the Merger will be freely transferable except by certain shareholders of First Financial who are deemed to be "affiliates" of First Financial. The shares of MBI Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MBI STOCK - Restrictions on Resale of MBI Stock by Affiliates."


EFFECT ON FIRST FINANCIAL STOCK PLANS AND EMPLOYEE BENEFIT PLANS

      MBI has agreed to assume the First Financial Stock Options in accordance with the terms of the First Financial Stock Plans and, upon consummation of the Merger, all outstanding First Financial Stock Options will be converted into rights with respect to MBI Common Stock. Beginning at the Effective Time, (i) each First Financial Stock Option assumed by MBI will be exercisable solely for shares of MBI Common Stock, (ii) the number of shares of MBI Common Stock subject to each First Financial Stock Option will equal the number of shares of First Financial Common Stock subject to the First Financial Stock Options multiplied by the Exchange Ratio and (iii) the per share exercise price for each First Financial Stock Option will be adjusted by dividing such price by the Exchange Ratio, subject to adjustment as appropriate to reflect any stock split, stock dividend, capitalization or similar transaction subsequent to the Effective Time. MBI has agreed, at and after the Effective Time, to reserve sufficient shares of MBI Common Stock for issuance with respect to the First Financial Stock Options under the First Financial Stock Plans to be assumed by MBI. MBI will also file with the Commission, and obtain the effectiveness of, a registration statement with respect to the shares of MBI Common Stock issuable upon exercise of such options and list such shares on the NYSE.


      The Merger Agreement provides that Ameribanc will honor severance and other compensation contracts between First Financial or FNBI and any current or former director, officer, employee or agent thereof, along with all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under First Financial employee plans. The First Financial employee plans will continue as plans of Ameribanc until such time as the employees of First Financial and FNBI are integrated into MBI's employee benefit plans that are available to other employees of MBI and its subsidiaries.
 MBI will take such steps as are necessary or required to integrate the employees of First Financial and FNBI into MBI's employee benefit plans available to other employees of MBI and its subsidiaries as soon as practicable after the Effective Time, with (i) full credit for prior service with First Financial or FNBI for purposes of vesting and eligibility for participation and benefit allocation (but not benefit accruals under any defined benefit plan) and co-payments and deductibles, (ii) waiver of all waiting periods, evidence of insurability and pre-existing condition exclusions or penalties and (iii) full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year in which the Merger is consummated.

OTHER AGREEMENTS

      In addition to and contemporaneously with the Merger Agreement, MBI and First Financial executed the Option Agreement and MBI and all of the eight directors of First Financial executed separate Voting Agreements. The following is a summary of the material terms of the Option Agreement and the Voting Agreements.

      OPTION AGREEMENT. Under the terms of the Option Agreement, First Financial issued to MBI an option to purchase up to 707,189 shares of First Financial Common Stock at a price per share equal to $37.75. The Option was granted by First Financial to MBI as a condition to and in consideration of MBI entering into the Merger Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, which is attached as an exhibit to the Registration Statement and is incorporated herein by reference.

      The Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The occurrence of certain events described below could cause the Option to become exercisable and thereby significantly increase the cost of the acquisition of First Financial. Consequently, the Option may (i) have the effect of discouraging a person who might now or prior to the consummation of the Merger consider or propose the acquisition of First Financial (or a significant interest in First Financial), even if such a person were prepared to pay a higher price per share for First Financial Common Stock than the price per share implicit in the Exchange Ratio, (ii) result in the proposal by a potential acquiror of a lower per share price than such acquiror might otherwise have been willing to pay or (iii) prevent a potential acquiror from accounting for the acquisition of First Financial through the pooling-of-interests method of accounting for a period of two years and thereby discourage or preclude the acquisition of First Financial during such period.

      As of the Record Date, the maximum number of shares issuable pursuant to the Option (the "MBI Option Shares") represented approximately 19.9% of the issued and outstanding shares of First Financial Common Stock. The Option exercise price is $37.75 per share. In the event MBI acquires the MBI Option Shares, MBI could vote such shares in the election of First Financial directors and other matters requiring a shareholder vote, thereby potentially having a material impact on the outcome of such matters. If not then in material breach of the Merger Agreement, MBI may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) has occurred; provided, however, that: (i) to the extent the Option has not been exercised, it will terminate and be of no further force and effect upon the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms, provided that in the case of a termination of the Merger Agreement arising from the volitional breach by First Financial of any of its representations, warranties or covenants in the Merger Agreement, the Option will not terminate until the date that is 12 months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option will expire on the thirtieth business day after such injunction, order or restraint has been dissolved or when such injunction, order or restraint has become permanent and is no longer subject to appeal, as the case may be; and (iii) any such exercise will be subject to compliance with applicable law, including the BHCA.

      A "Purchase Event" means any of the following events: (i) First Financial or any of its subsidiaries, without having received prior written consent from MBI, have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend or propose an agreement, arrangement or understanding with any person (other than MBI or any of its subsidiaries) to (A) effect a merger, consolidation or similar transaction involving First Financial or any of its subsidiaries, (B) purchase, lease or otherwise acquire 15% or more of the assets of First Financial or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 15% or more of the voting power of First Financial or any of its subsidiaries; (ii) any person (other than MBI or any subsidiary of MBI, or First Financial or any subsidiary of First Financial in a fiduciary capacity) has acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the voting power of First Financial; or (iii) the holders of First Financial Common Stock have not approved the Merger Agreement at the Special Meeting, the Special Meeting has not been held or is canceled prior to termination of the Merger Agreement in accordance with its terms or First Financial's Board of Directors has withdrawn or modified in a manner adverse to MBI the recommendation of First Financial's Board of Directors with respect to the Merger Agreement, in each case after an Extension Event (as defined below).

      An "Extension Event" means any of the following events: (i) a Purchase Event described in (i) or (ii) of the preceding paragraph; (ii) any person (other than MBI or any of its subsidiaries) has "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act) or has filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase shares of First Financial Common Stock such that, upon consummation of such offer, such person would have beneficial ownership or the right to acquire beneficial ownership of 15% or more of the voting power of First Financial; or (iii) any person (other than MBI or any subsidiary of MBI, or First Financial or any subsidiary of First Financial in a fiduciary capacity) has publicly announced its willingness or a proposal or intention to make a proposal, (x) to make an offer described in clause (ii) above or
(y) to engage in a transaction described in clause (i) above.

      Subject to regulatory approval, upon the occurrence of a Purchase Event and until 12 months thereafter (but not later than the termination of the Option pursuant to the terms of the Option Agreement), First Financial shall be required, upon MBI's request, to repurchase any shares of First Financial Common Stock purchased by MBI, at a price equal to the greater of the market price or the highest price per share at which a tender or exchange offer has been made for shares of First Financial Common Stock (the "Market Price"), or to purchase the Option for the amount by which the Market Price exceeds the Option Price.

      At the request of First Financial during the first six-month period commencing 12 months following the first occurrence of a Purchase Event, First Financial may repurchase from MBI, and MBI shall sell to First
Financial, all (but not less than all) of the First Financial Common Stock acquired by MBI pursuant to the Option at a price per share equal to the greater of (i) Market Price or (ii) the sum of (A) the aggregate purchase price of such shares plus (B) interest on the aggregate purchase price paid for such shares from the date of purchase to the date of repurchase, less any dividends received on such shares. To the best of each of MBI's and First Financial's knowledge, no Purchase Event or Extension Event has occurred as of the date of this Proxy Statement/Prospectus.


      VOTING AGREEMENTS.  MBI and all of the eight directors of First
Financial executed a separate Voting Agreement pursuant to which each such director agreed that he will vote all of the shares of First Financial Common Stock that he then owned, controlled or subsequently acquires (excluding the 214,527 shares held in trust by Mary Lee Nagle Duda, the spouse of Fritz Duda) in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time, the termination of the Voting Agreements or the abandonment of the Merger, each such director further agreed that he will not vote any such shares in favor of the approval of any other competing acquisition proposal involving First Financial and a third party. Each such director also agreed that he will not transfer shares of First Financial Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement. As of the Record Date, such directors owned beneficially an aggregate of 254,078 shares (excluding the 214,527 shares held in trust by Mary Lee Nagle Duda, the spouse of Fritz Duda) of First Financial Common Stock, or approximately 7.15% of the issued and outstanding shares.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

      MBI has agreed that the Merger will not diminish any indemnification obligations of First Financial or FNBI in favor of the employees, agents, directors or officers of First Financial or FNBI existing as of the Effective Time by operation of law or by virtue of the Articles of Incorporation or other charter documents, by-laws, contracts, resolutions or other agreements or documents of First Financial or FNBI in effect as of the Effective Time. To the extent that First Financial's existing directors' and officers' liability insurance policy provides coverage for the acts or omissions of the directors and officers of First Financial and FNBI prior to the Effective Time, First Financial has agreed to give to such insurance carrier and to MBI notice of any potential claims thereunder. On and after the Effective Time, MBI's directors' and officers' liability insurance policy will provide coverage for the prior acts of the directors and officers of First Financial and FNBI.

BACKGROUND OF AND REASONS FOR THE MERGER; BOARD RECOMMENDATIONS


      BACKGROUND OF THE MERGER. In late 1996 and early 1997 First Financial's Board and management began to analyze various strategic alternatives and develop a business plan. This process, which included hiring outside consultants and meeting with outside financial experts, was initiated for the purpose of determining a course of action for maximizing shareholder value. This review was made in light of general conditions in the banking industry, local competitive and economic conditions, the results of its operations and its future prospects, legislative changes and other developments affecting the banking industry generally and First Financial specifically. When no clear consensus as to the appropriate course of action was reached by the Board as a result of this review, in September 1997 the Board determined to retain an independent financial advisor to assist it in exploring alternative means of maximizing shareholder value. Accordingly, on November 6, 1997, First Financial engaged ABN AMRO Incorporated ("ABN AMRO") as financial advisor for that purpose.


      On November 20, 1997, ABN AMRO presented an analysis to First Financial's Board of Directors encompassing, among other things, (i) First Financial's financial condition relative to its peers, (ii) First Financial's prospects as an independent financial institution under various growth scenarios, (iii) the effect on First Financial of various alternatives for enhancing shareholder value, including a stock split or stock dividend, an increase in the cash dividend or a share repurchase program, (iv) First Financial's prospects for growth through acquisitions of other financial institutions, (v) the effect on First Financial of a merger of equals, (vi) an analysis of prospective merger-of-equals and acquisition candidates, (vii) an indication as to the reasonable range of values that could be expected in the event First Financial were acquired and (viii) an analysis of prospective acquirors. After consideration by First Financial's Board of Directors of the various alternatives for enhancing shareholder value presented by

ABN AMRO, First Financial's Board of Directors decided to explore further the possibility of a strategic business combination.

      On November 20, 1997, First Financial's Board of Directors established a Special Committee comprised of three outside directors: Fritz L. Duda, Robert J. Latham and Larry D. Ward (the "Special Committee"). The Special Committee was established to review strategic options available to First Financial, including possible affiliation with another financial institution, and to negotiate and implement an agreement with an independent financial advisor for the provision of investment banking and advisory services to the Special Committee and First Financial's Board of Directors. By letter agreement dated January 9, 1998, First Financial retained ABN AMRO to provide such services.

      On January 19, 1998, ABN AMRO presented to the Special Committee an analysis of institutions identified by ABN AMRO as having the ability to consummate a transaction, with particular emphasis being placed on institutions that were the most likely to offer First Financial shareholders the greatest value in an acquisition. The Special Committee discussed other criteria that it would consider important in evaluating prospective acquiror institutions. The Special Committee authorized ABN AMRO to explore the interest of certain financial institutions in engaging in discussions concerning a possible business combination and, in conjunction therewith, to prepare and provide an information statement regarding First Financial (the "Information Statement") to interested institutions.

      Beginning on January 28, 1998, ABN AMRO began contacting the prospective acquirors which had been approved by the Special Committee. The Information Statement was sent to seven institutions that expressed an interest in conducting discussions with First Financial and that entered into a confidentiality agreement. Representatives from ABN AMRO also conducted follow-up meetings with representatives of certain institutions that received an Information Statement.

      ABN AMRO first contacted MBI by telephone on January 28, 1998, after which MBI executed a confidentiality agreement and received an Information Statement. Representatives of ABN AMRO met with MBI representatives in St. Louis on February 11, 1998 to discuss a potential combination of First Financial and MBI.

      On February 18, 1998, MBI submitted a written indication of interest in a merger with First Financial. MBI's indication and the responses from the other prospective acquirors were reviewed by the Special Committee at a meeting held on February 20, 1998. Based on MBI's indication of interest, the Special Committee invited MBI to conduct a due diligence review of First Financial, which was conducted from February 24 through February 27, 1998, in Chicago. The due diligence review included a review of certain documents of First Financial, as well as interviews with four members of the senior management of First Financial. Following its due diligence review, MBI submitted a revised written indication of interest on March 5, 1998. With the Special Committee's approval, ABN AMRO responded to MBI's revised expression of interest by a letter dated March 10, 1998, which letter affirmed First Financial's interest in pursuing a transaction with MBI subject to the further negotiation of certain business terms.

      On March 10, 1998, the Special Committee authorized ABN AMRO to contact by telephone, and send an Information Statement to, two additional potential acquirors that had previously not been approved by the Special Committee but which had previously expressed interest in a potential transaction with First Financial. Information Statements were sent to the two potential acquirors and indications of interest were received from them, in each case at a lower valuation than the valuation of

First Financial contained in MBI's written expression of interest of March 5, 1998. Accordingly, the Special Committee determined not to pursue negotiations with either party.

      On March 12, 1998, the Special Committee and a representative of ABN AMRO met with First Financial's Board of Directors at the Board's regular meeting and provided a full report on discussions with MBI and the other prospective acquirors. Board members were given an opportunity to ask questions of the Special Committee and of the ABN AMRO representative.

      Following a conversation between a member of the Special Committee and an investment banker unaffiliated with ABN AMRO, ABN AMRO received a letter on March 12, 1998 from an Iowa-based community bank holding company that expressed an interest in pursuing a transaction with First Financial. On March 18, 1998, the same bank holding company sent a letter to ABN AMRO and each member of the Special Committee proposing a "merger-of-equals" with First Financial. After evaluating the expression of interest and comparing it with other proposed transactions, including the most recent expression of interest from MBI, the Special Committee concluded that in light of the fact that the proposed merger-of-equals transaction contained no premium and the combined entity would have limited stock liquidity, pursuing further discussions with such entity was not in the best interests of First Financial or its shareholders.

      On March 26, 1998, two members of the Special Committee and representatives from ABN AMRO met in Chicago with three representatives of senior management of MBI to learn more about MBI and its prospects for the future, as well as to better understand how First Financial would be integrated into MBI in the event a merger transaction were consummated. On April 10, 1998, a representative from ABN AMRO and a senior executive from First Financial met with representatives of MBI in St. Louis to update MBI on year-to-date results at First Financial and to discuss additional business terms of the proposed transaction. On April 20, 1998, a MBI representative contacted representatives of ABN AMRO by telephone regarding such additional business terms. Based upon such discussions with MBI, the Special Committee agreed to begin negotiating a definitive merger agreement, stock option agreement and related documentation for presentation to First Financial's Board of Directors. On April 30, 1998, two senior executives from First Financial and a representative from ABN AMRO met with senior management of MBI in St. Louis and continued their examination of MBI's operations.

      On May 4, 1998, the Special Committee held a meeting at which it reviewed the Merger Agreement, Stock Option Agreement and related documentation and voted to recommend approval of the Merger to the full Board of Directors of First Financial. A special meeting of the Board was conducted on the same day, at which meeting the Special Committee presented a discussion of the specifics of the proposed transaction with MBI and the negotiations which had transpired. Representatives of ABN AMRO and of Sidley & Austin, First Financial's legal counsel, were also available for questions. Following extensive discussion and questioning by First Financial's Board of Directors, the Board unanimously approved the Merger Agreement, the Stock Option Agreement and the related documents and authorized proper officers of First Financial to execute them. The Merger Agreement and Stock Option Agreement were executed and delivered by the parties after the close of business on May 7, 1998.

      FIRST FINANCIAL'S REASONS FOR THE MERGER AND BOARD RECOMMENDATION. First Financial's Board of Directors has determined that the terms of the proposed Merger are fair to, and in the best interests of, First Financial and its shareholders. In reaching its determination, First Financial's

Board of Directors consulted with legal counsel with respect to (i) the legal duties of First Financial's Board of Directors, (ii) tax matters and (iii) the Merger Agreement, Stock Option Agreement and issues related thereto. First Financial's Board of Directors also consulted with ABN AMRO, its financial advisors, with respect to the financial aspects and fairness of the proposed Merger to the shareholders of First Financial. First Financial's Board of Directors considered a number of factors, which included:

            (i) Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of MBI and First Financial, both individually and on a combined basis, including but not limited to, information with respect to the companies' respective recent and historic stock and earnings performance. First Financial's Board of Directors considered the detailed financial analyses and other information with respect to MBI and First Financial presented to First Financial's Board of Directors by ABN AMRO, as well as First Financial's Board of Directors' own knowledge of MBI, First Financial and their respective businesses;

            (ii) The current and prospective competitive and regulatory environments in which First Financial operates, including significant recent consolidations within the banking industry, both nationally and in the Midwestern United States;

            (iii) The challenges of remaining a smaller, community-based institution, including the following: (1) competition on the margins for loans and deposits from existing competitors and new competition from larger financial institutions; (2) technology costs to remain competitive as a smaller entity; (3) continued demands for growth; and
      (4) other risks;

            (iv) A review of the strategic options available to First Financial and indications of interest from other prospective acquirors;

            (v) The increase in service to customers and consolidation of back-office functions which will result from the increased product mix and technology created by the specific business synergies resulting from the combination with MBI;

            (vi) The financial advice provided by ABN AMRO and the opinion of ABN AMRO that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of First Financial Common Stock;

            (vii) The terms, conditions and course of negotiations relating to the Merger Agreement;

            (viii)  The availability of dissenters' rights;

            (ix) The terms, conditions and course of negotiations relating to, as well as the legal, accounting and other consequences of, the stock option granted to MBI under the Stock Option Agreement, as well as the fact that MBI required the stock option as a condition to entering into the Merger Agreement;

            (x) The expectation that the Merger will generally be a tax-free transaction to First Financial and its shareholders for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER;"

            (xi) The likelihood that the proposed Merger would be consummated;

            (xii) The recommendations of First Financial's management with respect to the proposed Merger (which recommendations were considered in light of certain interests of management in the proposed merger; see "- Interests of Certain Persons in the Merger"); and

            (xiii) The effect of the proposed Merger on the employees of First Financial as well as its effect on First Financial's customers and the communities in which First Financial operates.


      First Financial's Board of Directors believes that the proposed Merger will benefit shareholders of First Financial by affording them the opportunity to participate in the future growth of a larger and more diversified bank holding company having greater financial resources, competitive strengths and business opportunities than would be possible for First Financial as a stand alone entity.

      In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, First Financial's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of First Financial's Board of Directors may have given different weights to different factors.

      FOR THE REASONS DESCRIBED ABOVE, FIRST FINANCIAL'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, FIRST FINANCIAL'S SHAREHOLDERS.
ACCORDINGLY, FIRST FINANCIAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FIRST FINANCIAL COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF
THE MERGER AGREEMENT.                        ---

      MBI'S REASONS AND BOARD RECOMMENDATIONS. The Executive Committee of the Board of Directors of MBI considered a number of factors, including, among other things, the financial condition of First Financial and projected synergies that are anticipated to result from the Merger. The Executive Committee concluded that the Merger presents a unique opportunity for MBI to
(i) increase its presence in eastern Iowa through the acquisition of an established banking organization having operations in the targeted area and
(ii) enhance MBI's ability to compete in the increasingly competitive banking and financial services industry. MBI's decision to pursue discussions with First Financial was primarily a result of MBI's assessment of the value of First Financial's banking franchise, its substantial asset base within that area and the compatibility of the businesses of the two banking organizations.

OPINION OF FINANCIAL ADVISOR TO FIRST FINANCIAL

      First Financial retained ABN AMRO to provide financial advisory and investment banking services to First Financial and First Financial's Board of Directors in connection with the possible sale of First Financial. In connection with such engagement, ABN AMRO agreed, if requested by First Financial's Board of Directors, to render an opinion as to the fairness to First Financial's shareholders of the Exchange Ratio to be received in the Merger. First Financial imposed no limitations upon the scope of investigation or procedures followed by ABN AMRO in connection with its opinion, nor did First Financial give ABN AMRO any specific instructions in connection therewith. The Exchange Ratio, upon which the consideration to be received by First Financial shareholders pursuant to the Merger Agreement will be based, was determined through arms'-length negotiations between MBI and First Financial, although First Financial was advised during such negotiations by ABN AMRO.

      On May 7, 1998, in connection with the evaluation by First Financial's Board of Directors of the transaction proposed by MBI, ABN AMRO rendered an opinion that, as of such date, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Exchange Ratio to be received by First Financial shareholders is fair to such shareholders from a financial point of view. ABN AMRO has also delivered an updated opinion to the Board of Directors of First Financial dated as of the date of hereof (the "Opinion"). The Opinion is based upon a review of the financial and other information set forth in this Proxy Statement/Prospectus and the financial results for First Financial and MBI through May 7, 1998.

      THE FULL TEXT OF ABN AMRO'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX A TO THIS PROXY
                                            -------
STATEMENT/PROSPECTUS AND SHOULD BE READ IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO PROCEDURES FOLLOWED, ASSUMPTIONS MADE AND MATTERS CONSIDERED BY ABN AMRO IN RENDERING ITS OPINION. ABN AMRO'S OPINION WAS PREPARED FOR FIRST FINANCIAL'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF FIRST FINANCIAL COMMON STOCK. THE ABN AMRO OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER AND DOES NOT CONSTITUTE AN OPINION AS TO WHAT THE VALUE OF MBI COMMON STOCK ACTUALLY WILL BE WHEN ISSUED TO FIRST FINANCIAL SHAREHOLDERS PURSUANT TO THE MERGER. THE SUMMARY OF THE ABN AMRO OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      In connection with its Opinion, ABN AMRO reviewed the Merger Agreement and certain related documents and held discussions with certain senior officers and directors of First Financial and certain senior officers of MBI concerning the businesses, operations and prospects of First Financial and MBI. ABN AMRO examined certain publicly available business and financial information relating to First Financial and MBI, as well as certain financial information and other data for First Financial and certain financial information and other data related to MBI which were provided to or otherwise discussed with ABN AMRO by the respective managements of First Financial and MBI. ABN AMRO reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: (i) current and historical market prices and trading volumes of First Financial Common Stock and MBI Common Stock; (ii) the respective companies' financial and other operating data; and (iii) the capitalization and financial condition of First Financial and MBI. ABN AMRO also considered, to the extent publicly available, the financial terms of certain other banking-industry transactions recently effected, which ABN AMRO considered relevant in evaluating the Merger, and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations ABN AMRO considered relevant in evaluating those of First Financial and MBI. ABN AMRO held discussions with certain third parties to solicit indications of interest in a possible transaction with First Financial.

      In rendering its Opinion, ABN AMRO assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it and it did not make or obtain or assume any responsibility for independent verification of such information. In addition, ABN AMRO did not make an independent evaluation or appraisal of the assets and liabilities of First Financial and MBI or any of their respective subsidiaries.

      The following is a summary of the financial analyses ABN AMRO employed and reviewed with First Financial's Board of Directors in connection with its
Opinion:

            (a) STOCK TRADING HISTORIES. ABN AMRO reviewed the stock price history for First Financial Common Stock. This review showed that during the period from April 28, 1995 to April 28, 1998, the closing price of First Financial Common Stock ranged from $15.83 per share to $45.75 per share. ABN AMRO calculated the prices per share of First Financial Common Stock implied by multiplying each closing price per share of MBI Common Stock by the Exchange Ratio. Over the same time period, such implied prices per share of First Financial Common Stock ranged from approximately $21.27 to $54.12. ABN AMRO also examined the history of closing prices and trading volumes for shares of MBI Common Stock from April 28, 1997 to April 28, 1998. This examination showed that during this twelve-month period, the closing price of MBI Common Stock ranged from $38.33 per share to $61.50 per share and was $53.63 per share on April 28, 1998. This examination also showed that the average trading volume of MBI Common Stock was approximately 293,000 shares per day over the twelve-month period.

            (b) COMPARABLE GROUP ANALYSES. ABN AMRO compared selected historical financial and current trading-market data of First Financial and MBI to those of separate groups of comparable companies which ABN AMRO deemed to be reasonably similar to each of First Financial and MBI in size, financial and operating character and/or geographic market. Financial data were as of the most recently available financial statement date and for the twelve-month period then ended. Market price data were as of April 28, 1998. For each company in the comparable groups for First Financial and MBI, ABN AMRO calculated the multiples of each company's market price per share to: (i) latest twelve-month earnings per share ("LTM P/E"); (ii) latest twelve-month tangible core earnings per share ("LTM Core P/E"); (iii) the median estimated earnings per share for the current fiscal year ("Current-Year P/E"); and (iv) the median estimated earnings per share for the next fiscal year ("Next-Year P/E"). "Tangible core earnings" excludes intangible-asset amortization expense and non-recurring income and expense items. "Estimated earnings per share" figures are those prepared by securities analysts following each company. ABN AMRO also calculated the ratio of each company's market price per share to: (i) book value (shareholders' equity) per share ("P/BV"); and (ii) tangible book value (shareholders' equity less intangible assets) per share ("P/TBV").

            The comparable companies for First Financial ("First Financial Comparable Group") consisted of selected publicly traded Midwestern commercial bank holding companies with total assets ranging from $350 million to $900 million. The First Financial Comparable Group included the following 17 companies: ANB Corp., Muncie, IN; Belmont Bancorp., Bridgeport, OH; Cass Commercial Corp., Bridgeton, MO; Capitol Bancorp Ltd., Lansing, MI; German American Bancorp, Jasper, IN; Lakeland Financial Corp., Warsaw, IN; Merchants Bancorp Inc., Aurora, IL; Ohio Valley Banc Corp., Gallipolis, OH; Peoples Bancorp Inc., Marietta, OH; Premier Financial Bancorp Inc., Georgetown, KY; Princeton National Bancorp, Princeton, IL; Peoples Bank of Indianapolis, Indianapolis, IN; Southside Bancshares Corp., St. Louis, MO; State Financial Services Corp., Hales Corner, WI; S.Y. Bancorp Inc., Louisville, KY; UnionBancorp Inc., Ottawa, IL; and Wayne Bancorp Inc., Wooster, OH.

            The analysis indicated that First Financial Common Stock traded at: (i) a 19.9x LTM P/E multiple compared to a median of 21.7x for the comparable companies; (ii) a 19.2x LTM Core P/E multiple compared to a median of 18.7x for the comparable companies; (iii) a 19.2x Current-Year P/E multiple compared to a median of 19.1x for the comparable companies; and (iv) a 17.1x Next-Year P/E multiple compared to a median of 17.2x for the comparable companies. The analysis also indicated that First Financial Common Stock traded at: (i) a 228.8% P/BV ratio compared to a median of 251.0% for the comparable companies; and (ii) a 240.5% P/TBV ratio compared to a median of 264.5% for the comparable companies.

            The comparable companies for MBI ("MBI Comparable Group") consisted of selected Midwestern and Southeast commercial bank holding companies with total assets ranging from $10 billion to $100 billion. The MBI Comparable Group included the following 14 companies: AmSouth Bancorp., Birmingham, AL; BB&T Corp., Winston-Salem, NC; Commerce Bancshares Inc., Kansas City, MO; Crestar Financial Corp., Richmond, VA; Comerica Inc., Detroit, MI; Fifth Third Bancorp, Cincinnati, OH; Firstar Corp., Milwaukee, WI; First Tennessee National Corp., Memphis, TN; Huntington Bancshares Inc., Columbus, OH; Marshall & Ilsley Corp., Milwaukee, WI; Norwest Corp., Minneapolis, MN; Regions Financial Corp., Birmingham, AL; Union Planters Corp., Memphis, TN; and U.S. Bancorp, Minneapolis, MN.

            The analysis indicated that MBI Common Stock traded at: (i) a 31.1x LTM P/E multiple compared to a median of 21.7x for the comparable companies; (ii) a 20.6x LTM Core P/E multiple compared to a median of 20.5x for the comparable companies; (iii) a 19.5x Current-Year P/E multiple compared to a median of 19.6x for the comparable companies;
      and (iv) a 17.4x Next-Year P/E multiple compared to a median of 17.2x for the comparable companies. The analysis also indicated that MBI Common Stock traded at: (i) a 298.6% P/BV ratio compared to a median of 339.8% for the comparable companies; and (ii) a 438.5% P/TBV ratio compared to a median of 401.8% for the comparable companies.

            (c) DISCOUNTED CASH FLOW ANALYSES. ABN AMRO prepared a discounted cash flow ("DCF") analysis of First Financial on a "stand-alone" basis (i.e., without giving effect to the proposed transaction). In preparing the DCF analysis, ABN AMRO studied the historical earnings and growth patterns of First Financial and then projected income statements and balance sheets for a five-year period using a series of assumptions pertaining to growth, interest margins, loan losses, non-interest income and expenses, income taxes and cash dividends. Prior to its completion, ABN AMRO reviewed and discussed with First Financial's management the financial projections. The DCF analysis yielded imputed values ranging from $24.56 to $39.34 per share of First Financial Common Stock under varied assumptions for growth and alternative financial strategies.

            (d) COMPARABLE TRANSACTIONS ANALYSIS. ABN AMRO reviewed the financial terms of (i) recently announced banking-industry merger and acquisition transactions in which the acquired company was headquartered in the Midwest and had total assets ranging from $300 million to $800 million and (ii) recently announced banking-industry merger and acquisition transactions in which MBI was the acquiring company. Financial data for each acquired company and First Financial were as of the most recent financial statement date available at the date the transaction was announced and for the twelve-month period then ended. Merger prices and related multiples and ratios were as of the respective transaction-announcement dates. The 13 comparable transactions included (the acquiror is the first name and is in italics followed by the seller): MBI, St. Louis, MO-Financial Services Corporation of the Midwest, Rock Island, IL; Union Planters Corporation, Memphis, TN-AMBANC Corp, Vincennes, IN; St. Paul Bancorp, Chicago, IL-Beverly Bancorp., Tinley Park, IL; MBI, St. Louis, MO-Firstbank of Illinois Co., Springfield, IL; MBI, St. Louis, MO-CBT Corporation, Paducah, KY; F&M Bancorporation, Kaukauna, WI-BancSecurity Corp., Marshalltown, IA; FBOP Corporation, Oak Park, IL-P.N.B. Financial, Chicago, IL; FirstMerit Corp., Akron, OH-CoBancorp, Inc., Elyria, OH; U.S. Bancorp, Minneapolis, MN-Zappco, Inc., St. Cloud, MN; Commercial Federal, Omaha, NE-Liberty Financial, West Des Moines, IA; First Midwest Bancorp, Naperville, IL-SparBank, Inc., McHenry, IL; Area Bancshares Corp, Owensboro, KY-Cardinal Bancshares, Lexington, KY; and Citizens Banking Corp, Flint, MI-CB Financial Corp, Jackson, MI.

            ABN AMRO calculated several merger-pricing multiples and ratios based upon the Exchange Ratio and price of MBI Common Stock, which together implied a merger price of $46.48 per share of First Financial Common Stock. With respect to the aggregate price for all of First Financial's outstanding Common Stock and options to purchase First Financial Common Stock, the proposed transaction with MBI represented:
      (i) a 25.0x multiple of First Financial's earnings compared to a median of 21.4x for the comparable transactions; (ii) a 24.6x multiple of First Financial's tangible earnings compared to a median of 22.3x for the comparable transactions; (iii) a 22.5x multiple of First Financial's estimated earnings for the current fiscal year compared to a median of 20.2x for the comparable transactions; (iv) 290.3% of First Financial's book value compared to a median of 238.9% for the comparable transactions; (v) 305.0% of First Financial's tangible book value compared to a median of 245.1% for the comparable transactions; (vi) 395.6% of First Financial's adjusted tangible book value compared to a median of 327.6% for the comparable transactions; and (vii) premiums of 22.3% over First Financial's previous day's market price, 25.6% over First Financial's one-month-earlier market price and 108.1% over First Financial's one-year-earlier market price, compared to medians of 10.6%, 23.0% and 53.0%, respectively, for the comparable transactions. The ratio of transaction value to "adjusted book value" adjusts both transaction value and book value for the "excess" capital of each acquired company relative to a 7% tangible equity-to-assets ratio.

            (e) PRO FORMA ANALYSIS. ABN AMRO prepared a pro forma merger analysis illustrating the estimated effects on selected historical and projected financial data of First Financial using projected financial data for First Financial derived from the DCF analyses described previously and projected financial data for MBI based upon the consensus growth rate estimates of securities analysts that follow MBI, giving effect to the Exchange Ratio and to certain estimated after-tax merger benefits. This analysis indicated that, as compared to First Financial's stand-alone historical and projected financial data, the proposed transaction with MBI: (i) would have increased First Financial's historical diluted earnings per share by 27.8% and could affect First Financial's projected diluted earnings per share in a range of 26.3% to 35.5%; (ii) would have diluted First Financial's historical book value per share by 1.5% and could increase First Financial's projected book value per share in a range of 3.5% to 7.7%; and (iii) would have increased First Financial's historical cash dividend per share by 32.9% and could increase First Financial's projected cash dividend per share in a range of 42.5% to 53.3%.

            (f) CONTRIBUTION ANALYSIS. ABN AMRO prepared a contribution analysis displaying selected financial data of First Financial and MBI along with the percentages these financial data for each of First Financial and MBI would represent of the combined company on a pro forma basis. Using recent historical financial data, ABN AMRO calculated that, of the combined company on a pro forma basis, First Financial would have contributed: (i) 1.80% of total assets; (ii) 1.86% of net loans receivable; (iii) 2.04% of total deposits; (iv) 2.33% of common equity; (v) 1.87% of net income to common; and (vi) 1.86% of market capitalization. Based on the Exchange Ratio, First Financial shareholders would have owned 2.39% of the pro forma number of shares of MBI Common Stock outstanding.

            (g) COMPARATIVE RETURN-TO-INVESTOR ANALYSIS. Using projected financial data derived from the First Financial DCF analysis and the MBI projection analysis Described previously and the certain assumptions regarding future potential merger prices for each of First Financial and MBI, ABN AMRO calculated the hypothetical investment returns First Financial shareholders could achieve over a five-year period under a number of scenarios. This analysis indicated hypothetical compound annual rates of return to First Financial shareholders of: (i) 9.4% assuming First Financial would remain indefinitely an independent company; (ii) 14.9% assuming First Financial would remain independent and then merge at the end of the five-year analysis period; (iii) 17.5% assuming First Financial would consummate the proposed transaction with MBI upon the Exchange Ratio and MBI would remain indefinitely an independent company; and (iv) 23.6% assuming First Financial would consummate the proposed transaction with MBI upon the Exchange Ratio and MBI would merge at the end of the five-year analysis period.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.
Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying ABN AMRO's Opinion. In arriving at its fairness determination, ABN AMRO considered the results of all of such analyses. No company or transaction used in the above analyses as a comparison is identical to First Financial or MBI or the Merger. The analyses were prepared solely for purposes of ABN AMRO's Opinion provided to First Financial's Board of Directors as to the fairness of the Exchange Ratio to be received by the shareholders of First Financial pursuant to the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or ABN AMRO, none of First Financial, ABN AMRO or any other person assumes responsibility if future results are materially different from those projected.

      ABN AMRO, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. First Financial selected ABN AMRO as its financial advisor because ABN AMRO is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

      In the ordinary course of ABN AMRO's business, ABN AMRO and its affiliates may actively trade securities of First Financial and MBI for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


      First Financial retained ABN AMRO as its financial advisor by letter agreement dated January 9, 1998 ("Engagement Letter"). Pursuant to the terms of the Engagement Letter, upon delivery of ABN AMRO's Opinion, First Financial paid ABN AMRO an Opinion Fee (as defined in the Engagement Letter) of $100,000. Pursuant to the terms of the Engagement Letter, upon closing of the Merger, First Financial will pay ABN AMRO a cash financial advisory fee based on a percentage of transaction value, as defined in the Engagement Letter, reduced by the Opinion Fee previously paid. Based upon the closing price of MBI Common Stock of $50.0625 per share on June 25, 1998, the balance of the financial advisory fee payable by First Financial to ABN AMRO upon closing of the Merger would be approximately $1,136,366. Further, in the Engagement Letter, First Financial agreed to reimburse ABN AMRO for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify ABN AMRO against certain liabilities, including liabilities under securities laws.


CONDITIONS OF THE MERGER

      The respective obligations of MBI, Ameribanc and First Financial to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:

            (1) The Merger Agreement shall be approved by the requisite vote of holders of First Financial Common Stock at the Special Meeting.

            (2) The Merger Agreement and the transactions contemplated therein shall have been approved by the Federal Reserve Board and any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated therein and all waiting periods after such approvals required by law or regulation shall have expired.

            (3)   The Registration Statement, of which this Proxy
      Statement/Prospectus is a part, registering shares of MBI Common Stock to be issued in the Merger, shall have been declared effective and not be subject to a stop order or any threatened stop order.

            (4) None of First Financial, MBI or Ameribanc shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

            (5) First Financial, MBI and Ameribanc each shall have received from Thompson Coburn an opinion (which opinion shall not have been withdrawn at or prior to the Effective Time) reasonably satisfactory in form and substance to it to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) as a result of the Merger, except with respect to cash received in lieu of fractional share interests, and assuming that the MBI Common Stock is a capital asset in the hands of the holder thereof at the effective time (A) holders of First Financial Common Stock who receive MBI Common Stock in the Merger will not recognize gain or loss for federal income tax purposes, (B) the basis of such MBI Common Stock will equal the basis of the First Financial Common Stock for which it is exchanged and (C) the holding period of such MBI Common Stock will include the holding period of the First Financial Common Stock for which it is exchanged.

      The obligation of MBI and Ameribanc to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

            (1) The representations and warranties of First Financial made in the Merger Agreement shall be true and correct in all material respects as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period, (ii) where the facts that caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the condition (financial or otherwise), properties, business or results of operations (a "Material Adverse Effect") on First
      Financial and its subsidiary, taken as a whole and (iii) for the effect of transactions contemplated by the Merger Agreement and all obligations required to be performed by First Financial prior to the Effective Time shall have been performed in all material respects, and MBI shall have received a certificate of the Chief Executive Officer and Chief
      Financial Officer of First Financial to that effect.

            (2) First Financial shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of First Financial for the lawful consummation by First Financial of the Merger.

            (3) MBI and Ameribanc shall have received a letter from KPMG Peat Marwick LLP, reasonably satisfactory in form and substance to MBI and Ameribanc, to the effect that the Merger will qualify for pooling-of-interests accounting treatment, which letter shall not have been withdrawn at or prior to the Effective Time.

            (4) Since May 7, 1998, there shall have been no Material Adverse Effect on First Financial and its subsidiary, taken as a whole.

            (5) Sidley & Austin, counsel to First Financial, shall have delivered to MBI an opinion dated as of the Closing Date or a mutually agreeable earlier date regarding certain legal matters.

      First Financial's obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

            (1) The representations and warranties of MBI and Ameribanc made in the Merger Agreement shall be true and correct, in all material respects, as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period, (ii) where the facts that caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a Material Adverse Effect on MBI and its subsidiaries, taken as a whole and (iii) for the effect of transactions contemplated by the Merger Agreement and all obligations required to be performed by MBI and Ameribanc prior to the Effective Time shall have been performed in all material respects, and First Financial shall have received a certificate from any Executive Vice President of MBI to that effect.

            (2) MBI and Ameribanc shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of MBI or Ameribanc for the lawful consummation of the Merger.

            (3) Since May 7, 1998, there shall have been no Material Adverse Effect on MBI and its subsidiaries, taken as a whole.

            (4) Thompson Coburn, counsel to MBI, shall have delivered to First Financial an opinion dated as of the Closing Date or a mutually agreeable earlier date regarding certain legal matters.

REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains extensive representations and warranties by First Financial, MBI and Ameribanc. These include, among other things, representations and warranties of First Financial as to (i) the organization and good standing of First Financial and its subsidiary, (ii) First Financial's capital structure, (iii) First Financial's authority relative to the execution and delivery of, and performance of its obligations under, the Merger
Agreement, (iv) the documents, including financial statements and other reports, filed by First Financial with the applicable regulatory authorities,
(v) title to and condition of assets, (vi) real property, (vii) taxes, (viii) the absence of material adverse changes since December 31, 1997, (ix) loans, commitments and contracts, (x) the absence of material conflicts between its obligations under the Merger Agreement and its charter documents and material contracts to which it is a party or by which it is bound, (xi) litigation, (xii) directors' and officers' insurance, (xiii) compliance with laws, (xiv) labor,
(xv) the existence of certain material interests of certain persons, (xvi) allowance for loan and lease losses and non-performing assets, (xvii) employee benefit plans and related matters, (xviii) the conduct of First Financial and its subsidiary from and after December 31, 1997, (xix) the absence of undisclosed liabilities, (xx) the accuracy of the information supplied by First Financial for inclusion in this Proxy Statement/Prospectus and related documents, (xxi) the absence of registration obligations with respect to First Financial Common Stock, (xxii) the absence of actions that would jeopardize the qualification of the transactions contemplated by the Merger Agreement as a reorganization or for pooling-of-interests accounting treatment or jeopardize the receipt of certain regulatory approvals, (xxiii) obligations to brokers and finders, (xxiv) interest rate management instruments, (xxv) the accuracy of the statements contained in the Merger Agreement and related documents and (xxvi) Year 2000 compliance for all computer software and hardware.

      MBI's and Ameribanc's representations and warranties include, among other things, those as to (i) MBI's and Ameribanc's respective organization and good standing, (ii) the capital structure of MBI, (iii) MBI's and Ameribanc's authority relative to the execution and delivery of, and performance of their respective obligations under, the Merger Agreement, (iv) the documents, including financial statements and other reports, filed by MBI with applicable regulatory authorities, (v) the absence of material adverse changes since December 31, 1997, (vi) the accuracy of the information supplied by MBI or Ameribanc for inclusion in this Proxy Statement/Prospectus and related documents, (vii) the absence of obligations to brokers and finders and (viii) the accuracy of the statements contained in the Merger Agreement and related documents.

TERMINATION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

      The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of First
Financial, (i) by mutual consent of the Executive Committee of the Board of Directors of MBI and the Board of Directors of First Financial or (ii) unilaterally by the Executive Committee of the Board of Directors of MBI or the Board of Directors of First Financial: (A) at any time after May 1, 1999, if the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (B) if the Federal Reserve Board or any other Regulatory Authority whose approval is required for consummation of the Merger shall have issued a final non-appealable denial of such approval; (C) if the shareholders of First Financial shall not have approved the Merger Agreement at the Special
Meeting; or (D) in the event of a material volitional breach by the other party of any representation, warranty or agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to the party committing such breach or is not waived by such other party. In addition, the Executive Committee of the Board of Directors of MBI may terminate the Merger Agreement in certain circumstances if environmental investigations of all real property owned, leased or operated by First Financial as of May 7, 1998 indicate that the estimated cost of corrective or remedial action with regard to such properties would exceed $500,000 in the aggregate. No assurance can be given that the Merger will be consummated on or before May 1, 1999 or that MBI or First Financial will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before such date.

      In the event of the termination of the Merger Agreement, it shall become void and there shall be no liability on the part of any party or their respective officers and directors, except that (i) confidentiality and indemnification obligations shall survive termination, (ii) MBI shall pay all printing, mailing and filing expenses with respect to the Registration Statement and this Proxy Statement/Prospectus and (iii) in the case of termination due to continued material volitional breach after notice and opportunity to cure, the breaching party shall not be relieved of liability to the non-breaching party arising from the intentional, deliberate or willful breach of any representation, warranty, covenant or agreement contained in the Merger Agreement.

      Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under "- Business Pending the Merger," may be (i) waived in writing at any time by the party that is or whose shareholders are entitled to the benefits thereof or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors or Executive Committees, whether before or after the Special Meeting; provided, however, that after approval of the Merger Agreement by the shareholders of First Financial at the Special Meeting, no such modification may (i) alter or change the amount or kind of consideration to be received by the First Financial shareholders pursuant to the Merger or (ii) adversely affect the tax treatment to First Financial shareholders as a result of receiving the shares of MBI Common Stock in the Merger.

INDEMNIFICATION

      First Financial, MBI and Ameribanc have agreed to indemnify each other and the officers, directors and controlling persons of each other against any losses, claims, damages or liabilities to which any such party may become subject under federal or state laws or regulations, to the extent that such loss, claim, damage or liability is based primarily upon information furnished to the party subject to such liability by the other party, or out of an omission by such other party to state a necessary or material fact in the Registration Statement of which this Proxy Statement/Prospectus is a part.

CLOSING DATE

      The Merger will be consummated and become effective upon the later of
(i) the issuance of a Certificate of Merger by the Office of the Secretary of State of the State of Missouri and (ii) the filing of Articles of Merger with the Office of the Secretary of State of the State of Iowa. Under the Merger Agreement, unless otherwise agreed to by the parties, the Closing Date shall occur on such date as MBI shall notify First Financial in writing (such notice to be at least five business days in advance of the Effective Time) but: (i) not earlier than the Approval Date, which shall occur upon (a) the receipt of the requisite approval of the Merger Agreement by the shareholders of First Financial and (b) the approval of the Merger by the Federal Reserve Board and any other Regulatory Authority whose approval is required and the satisfaction of all waiting periods for such approvals; and (ii) not later than the first business day of the first full calendar month beginning at least five business days after the Approval Date.

SURRENDER OF FIRST FINANCIAL STOCK CERTIFICATES AND RECEIPT OF MBI COMMON
STOCK

      At the Effective Time, each outstanding share of First Financial Common Stock (other than any shares held by shareholders exercising dissenters' rights pursuant to the IBCA) will be converted into the right to receive 0.88 of a share of MBI Common Stock. See "- General Description of the Merger." Each holder of First Financial Common Stock, upon submission to the Exchange Agent of a properly executed letter of transmittal and surrender to the Exchange Agent of the stock certificate(s) formerly representing shares of First Financial Common Stock, will be entitled to receive a stock certificate(s) evidencing the shares of MBI Common Stock to which such shareholder is entitled.

      As soon as practicable following the Effective Time, the Exchange Agent will mail to each First Financial shareholder of record as of the Effective
Time notification of the effectiveness of the Merger. The Exchange Agent also will provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the First Financial Common Stock and the receipt of shares of MBI Common Stock. It will be the responsibility of each holder of First Financial shares to submit all certificates formerly evidencing such holder's shares of First Financial Common Stock to the Exchange Agent. No dividends or other distributions will be paid to a former First Financial shareholder with respect to shares of MBI Common Stock until such shareholder's properly completed letter of transmittal and stock certificates formerly representing First Financial Common Stock, or, in lieu thereof, such evidence of a lost, stolen or destroyed certificate and/or such insurance bond as the Exchange Agent may reasonably require, are delivered to the Exchange Agent. All dividends or other distributions on the MBI Common Stock declared between the Closing Date and the date of the surrender of a First Financial stock certificate will be held for the benefit of the shareholder and will be paid to the shareholder, without interest thereon, upon the surrender of such stock certificate(s) or documentation and/or insurance bond in lieu thereof.

FRACTIONAL SHARES

      No fractional shares of MBI Common Stock will be issued to the former shareholders of First Financial in connection with the Merger. Each holder of First Financial Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape on the Closing Date as reported in The Wall Street Journal. Cash received by First Financial shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVAL

      In addition to the approval of the Merger Agreement by the First Financial shareholders, the obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board. As a bank holding company, MBI is subject to regulation under the BHCA. MBI will file all required applications seeking approval of the Merger with the Regulatory Authorities.

      Under the BHCA, the Federal Reserve Board can withhold approval of the Merger if, among other things, it determines that the effect of the Merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board is required to consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board also is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.

      The Merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the Merger will be obtained and, if the Merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the Merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve Board. See "SUPERVISION AND REGULATION."

      MBI and First Financial are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger. See "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

      The Merger Agreement provides that, during the period from May 7, 1998 to the Effective Time, First Financial and its subsidiary will conduct their respective businesses according to the ordinary and usual course consistent with past practices and use their best efforts to maintain and preserve their respective business organizations, employees and advantageous business relationships and retain the services of their officers and key employees.

      Furthermore, from May 7, 1998 to the Effective Time, except as provided in the Merger Agreement, First Financial will not, and will not permit its subsidiary to, without the prior written consent of MBI and Ameribanc:

            (1) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from the First Financial subsidiary to First Financial), except that First Financial may declare and pay regular quarterly cash dividends of not more than $0.2725 per share; provided, however, that First Financial may not declare or pay a quarterly dividend for any quarter in which First Financial shareholders will be entitled to receive a regular quarterly dividend on the shares of MBI Common Stock to be issued in the Merger;

            (2) enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of the First Financial employee plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract, and except for such increases of which First Financial notifies MBI and Ameribanc in writing and which MBI and Ameribanc do not disapprove within ten days of the receipt of such notice;

            (3) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

            (4) propose or adopt any amendments to its Articles of Incorporation or other charter document or by-laws;

            (5) issue, sell, grant, confer or award any capital stock, options, warrants, conversion rights or other rights, except First Financial may issue shares of First Financial Common Stock upon exercise of First Financial Stock Options outstanding on May 7, 1998 and pursuant to the Option, or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on May 7, 1998;

            (6) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any capital stock, options, warrants, conversion rights or other rights, whether pursuant to the terms of such capital stock, options, warrants, conversion rights or other rights or otherwise;

            (7) (i) without first consulting with and obtaining the written consent of MBI, cause or permit FNBI to enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $1,000,000 or in any amount which, when aggregated with any and all loans or credit commitments of First Financial and its subsidiary to such person or entity, would be equal to or in excess of $1,000,000; provided, however, that First Financial or its subsidiary may make any such loan or credit commitment in the event (A) First Financial or its subsidiary has delivered to MBI and Ameribanc or their designated representative a notice of its intention to make such loan and such information as MBI and Ameribanc or their designated representative may reasonably require in respect thereof and
      (B) MBI and Ameribanc or their designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) business days following the delivery to MBI and Ameribanc or their designated representative of the notice of intention and information as aforesaid; provided further, however, that nothing shall prohibit First Financial or its subsidiary from honoring any contractual obligation in existence on the date of the Merger Agreement. Notwithstanding the above, First Financial shall be authorized, without first consulting with MBI and Ameribanc or obtaining MBI's and Ameribanc's prior written consent, to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases shall not be in excess of the lesser of ten percent (10%) of such Pre-Existing Facilities or $50,000;

            (8) directly or indirectly, including through its officers, directors, employees or other representatives:

                  (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than MBI or Ameribanc) relating to the disposition of any significant portion of the business or assets of First Financial or its subsidiary or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of First Financial or its subsidiary or the merger of First Financial or its subsidiary with any person (other than MBI or Ameribanc) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"); or

                  (ii) provide any third party with information or assistance or negotiate with any third party with respect to an Acquisition Transaction, and First Financial shall promptly notify MBI and Ameribanc orally of all the relevant details relating to all inquiries, indications of interest and proposals which it or its subsidiary may receive with respect to any Acquisition Transaction;

            (9) take any action that would (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI and Ameribanc or First Financial to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or (iii) prevent the Merger from qualifying for pooling-of-interests accounting treatment;

            (10) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;


            (11) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions for its own account of greater than $1,000,000 for U.S. Treasury or Federal Agency Securities and $250,000 for all other investment instruments;

            (12) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or knowingly take or omit to take any other action which would make any of First Financial's representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or

            (13) enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of First Financial or any subsidiary of First Financial, any holder of 10% or more of the outstanding shares of First Financial Common Stock, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C.
      Section 371c and 12 U.S.C. Section 371c-1, without first obtaining the prior written consent of MBI and Ameribanc, which consent shall not be unreasonably withheld.

      The Merger Agreement also provides that during the period from May 7, 1998 to the Effective Time, MBI and Ameribanc shall not, and shall not permit any of their subsidiaries to, without the prior written consent of First Financial, agree in writing or otherwise take any action that is prohibited of First Financial by subsections (9) and (12) above.

ACCOUNTING TREATMENT

      The Merger is intended to be accounted for under the pooling-of-interests method of accounting. It is a condition to MBI's and Ameribanc's consummation of the Merger, unless otherwise waived, that KPMG Peat Marwick LLP, MBI's independent accountants, deliver to MBI and Ameribanc a letter stating that the Merger will qualify for pooling-of-interests accounting treatment.

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
         -----------------------------------------------------

      The following discussion is based upon an opinion of Thompson Coburn, counsel to MBI ("Counsel"), and except as otherwise indicated, reflects Counsel's opinion. The discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the Merger to certain First Financial shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to First Financial shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to First Financial shareholders subject to special federal income tax treatment, including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their First Financial Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold their First Financial Common Stock as part of a "straddle," "hedge" or "conversion transaction." Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. AS A RESULT, EACH FIRST FINANCIAL SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. The discussion assumes that shares of First Financial Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

      First Financial has received an opinion from Counsel to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes with the following federal income tax consequences:

            (1) First Financial shareholders will recognize no gain or loss as a result of the exchange of their First Financial Common Stock solely for shares of MBI Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

            (2) The aggregate adjusted tax basis of the shares of MBI Common Stock received by each First Financial shareholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 4 below) will be equal to the aggregate adjusted tax basis of the shares of First Financial Common Stock surrendered.

            (3) The holding period of the shares of MBI Common Stock received by each First Financial shareholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 4 below) will include the holding period of the shares of First Financial Common Stock exchanged therefor.

            (4) A First Financial shareholder who receives cash in the Merger in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share.

      Counsel's opinion is subject to the conditions and assumptions stated therein and relies upon various representations made by MBI and First Financial. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion also is based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is available without charge upon written request to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524. The receipt of Counsel's opinion again as of the Closing Date is a condition to the consummation of the Merger. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court may reach a decision contrary to the opinion. Neither MBI nor First Financial has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

      THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CERTAIN FIRST FINANCIAL SHAREHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH FIRST FINANCIAL SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH FIRST FINANCIAL SHAREHOLDER. ACCORDINGLY, EACH FIRST FINANCIAL SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


         DISSENTERS' RIGHTS OF SHAREHOLDERS OF FIRST FINANCIAL
         -----------------------------------------------------

      Each shareholder of First Financial has the right to demand to be paid the fair value of his or her shares of First Financial Common Stock in cash upon consummation of the Merger if the shareholder follows the dissenters' rights procedures set forth in Division XIII of the IBCA. "Fair value" is defined in the IBCA as the value of the subject shares immediately prior to the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such an exclusion would be inequitable.

      Under the IBCA, a shareholder of First Financial may dissent from the Merger and obtain the fair value of the shares owned by such shareholder with such fair value to be paid in cash if the

Merger is consummated. Any shareholder of First Financial who wishes to assert his or her dissenters' rights must do each of the following: (i) deliver to First Financial before the vote on the Merger Agreement is taken a written notice of such shareholder's intent to demand payment for his or her shares if the Merger is effected and (ii) not vote such shares in favor of the approval of the Merger Agreement at the Special Meeting. A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF A SHAREHOLDER'S INTENT TO ASSERT DISSENTERS' RIGHTS.

      If the Merger Agreement is approved at the Special Meeting, First Financial shall deliver a written notice to each person who asserted dissenters' rights as described above. The notice must be sent by First Financial no later than 10 days after the Special Meeting and must contain the following information: (i) a statement as to where a demand for payment must be sent by the dissenting shareholder and where and when the certificates evidencing shares of First Financial Common Stock owned by such shareholders must be deposited, (ii) a form with which dissenting shareholders may make their demands for payment, which form will include the date of the first public announcement of the proposed Merger and a requirement that all dissenting shareholders certify as to whether or not he or she had acquired beneficial ownership of the shares subject to the dissenters' rights demand prior to the date of the first public announcement of the proposed Merger, (iii) a statement as to the date by which First Financial must receive the demand for payment from the dissenting shareholder, such date to be not fewer than 30 nor more than 60 days after the date of First Financial's notice to dissenting shareholders and (iv) a copy of Division XIII of the IBCA.

      A dissenting shareholder must demand payment for his or her shares, certify as to whether the acquisition date of such shares was prior to or after the public announcement of the proposed Merger and deposit the certificates evidencing such shares prior to the date set in the notice sent by First Financial to the dissenting shareholders. A shareholder who does not demand payment or deposit certificates for such shares by the date or in the manner set forth in the notice to dissenting shareholders sent by First Financial will be deemed to have waived his or her dissenters' rights and will not be entitled to payment of the fair value of his or her shares under Division XIII of the IBCA.

      First Financial (or Ameribanc, as the surviving corporation in the Merger) must make a cash payment to each dissenting shareholder who files a demand for payment as described above equal to First Financial's (or Ameribanc's) estimate of the fair value of the shares of First Financial
Common Stock owned by such shareholders, plus accrued interest on such payment from the Closing Date. Such payment must be made upon the later of:
(i) the time the Merger is consummated or (ii) the receipt of the demand for payment from the dissenting shareholder. If the Merger is not consummated within 60 days of the date set by First Financial for receipt of the dissenting shareholders' demands for payment and deposits of stock certificates, First Financial must return the deposited certificates and send a new notice to dissenting shareholders when the Merger is actually consummated. The payment must be accompanied by the following: (i) First Financial's balance sheet as of the end of its most recently completed fiscal year, an income statement and a statement of changes in shareholders' equity as of the most recently completed fiscal year and interim financial statements of First Financial as of and for the most recent date or period available, (ii) a statement of First Financial's (or Ameribanc's) estimate of fair value of the First Financial shares, (iii) an explanation as to how the interest payment was computed, (iv) a statement of the dissenting shareholder's right to demand a greater payment than First Financial's estimate as described below and (v) a copy of Division XIII of the IBCA.

      First Financial may elect to withhold payment from those dissenting shareholders who do not certify in their demand for payment that they owned the shares subject to the dissenters' rights demand prior to the public announcement of the proposed Merger. To the extent that First Financial elects to withhold payment from such dissenting shareholders, First Financial shall estimate the fair value of the shares owned by such holders and accrued interest thereon and offer to pay the same to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.  The offer to such shareholders must be accompanied by:  (i) a statement of First Financial's estimate of fair value, (ii) an explanation as to how the interest payment was computed and (iii) a statement of the dissenting shareholder's right to demand a greater payment than First Financial's estimate as described below.

      After receipt of First Financial's (or Ameribanc's) estimate of fair value in either of the above cases, the dissenting shareholder may deliver notice to First Financial (or Ameribanc) of his or her own estimate of fair value for the shares and the amount of interest due and demand payment of the difference in amount, if any, previously paid by First Financial (or Ameribanc) to such shareholder and the amount of the shareholder's estimate. In order to make such a demand: (i) the dissenting shareholder must believe that the amount paid or offered by First Financial (or Ameribanc) is less than the fair value of the shares or the interest is incorrectly calculated; or (ii) First Financial (or Ameribanc) has not made payment for the shares within 60 days after the date set by First Financial (or Ameribanc) as the last day that First Financial (or Ameribanc) set for accepting demands for payment; or (iii) the Merger has not been consummated within the 60-day period after the last date that First Financial (or Ameribanc) set for accepting demands for payment and First Financial has not returned the stock certificates deposited by the dissenting shareholder. A dissenting shareholder will waive his or her right to seek a greater payment than First Financial's estimate of fair value and accrued interest unless such shareholder notifies First Financial (or Ameribanc) in writing of the same within 30 days of the receipt of First Financial's (or Ameribanc's) payment or offer of payment for the shares.

      If, within 60 days of receiving the dissenting shareholder's notice of a demand for increased payment, the demand remains unsettled, First Financial (or Ameribanc) must commence proceedings in the district court of Johnson County, Iowa petitioning the court to determine the fair value and accrued interest of such shares. If First Financial (or Ameribanc) fail to start such proceedings within the 60-day period, First Financial (or Ameribanc) must pay each dissenting shareholder whose demand remains unsettled the amount that such shareholder has demanded. All dissenting shareholders with claims remaining unsettled will be made parties to the proceedings and the court may appoint one or more appraisers to receive evidence and recommend the fair value of the shares. The court will find either (i) that the fair value and accrued interest already paid by First Financial (or Ameribanc) equals or exceeds the amount determined by the court, in which case the shareholder will be entitled to no additional payment from First Financial (or Ameribanc) or (ii) First Financial (or Ameribanc) must pay an additional amount equal to the difference between the court's determination of fair value and accrued interest and the amount already paid by First Financial (or Ameribanc) to the shareholder.

      The court shall also determine all costs of the proceedings, including the reasonable compensation and expenses of the appraisers and shall assess such costs to First Financial (or Ameribanc) unless the court finds that such an assessment would be inequitable because the dissenting shareholders had acted arbitrarily, vexatiously or not in good faith. Fees of legal counsel will generally be borne by each of the parties except that the attorneys' fees of the dissenting shareholders will be assessed to First Financial (or Ameribanc) to the extent that the court finds it did not substantially comply with the procedures set forth in Division XIII of the IBCA or to either party in favor of the other party to the extent that the court finds that the assessed party acted arbitrarily, vexatiously or not in good faith. To the extent that counsel for one dissenting shareholder is found by the court to have provided a substantial benefit to other dissenting shareholders, the court may order that the fees of such counsel be paid out of the amounts awarded to the dissenting shareholders who have been benefited.

      THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE IBCA AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF DIVISION XIII OF THE IBCA WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX B. FIRST FINANCIAL SHAREHOLDERS WHO ARE
                        -------
INTERESTED IN ASSERTING DISSENTERS' RIGHTS PURSUANT TO THE IBCA IN CONNECTION WITH THE MERGER MAY WISH TO CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

                  PRO FORMA FINANCIAL INFORMATION
                  -------------------------------

COMPARATIVE UNAUDITED PER SHARE DATA


      The following table sets forth for the periods indicated selected historical per share data of MBI and First Financial and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger, the pending acquisitions by MBI of FSCM, CBT and Firstbank, each of which will be accounted for under the pooling-of-interests method of accounting, and the acquisition of Roosevelt, which was consummated on July
1, 1997 and accounted for under the purchase method of accounting. The data presented is based upon the consolidated financial statements and related notes of MBI and First Financial included herein or in documents incorporated herein by reference and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed Merger, the pending acquisitions by MBI of FSCM, CBT and Firstbank and the completed acquisition of Roosevelt had been consummated prior to the periods indicated.


                                                               MBI/            MBI/             MBI/            MBI/
                                                  FIRST   FIRST FINANCIAL FIRST FINANCIAL   ALL ENTITIES    ALL ENTITIES
                                        MBI     FINANCIAL   PRO FORMA       PRO FORMA         PRO FORMA       PRO FORMA
                                     REPORTED   REPORTED   COMBINED<F1>   EQUIVALENT<F2>    COMBINED<F3>    EQUIVALENT<F2>
                                     --------   --------   ------------   --------------    ------------    --------------
Book Value per Share:
  March 31, 1998<F4>                 $  18.65   $ 16.96     $  18.54        $ 16.32           $  18.58          $ 16.35
  December 31, 1997                     18.47     16.50        18.33          16.13              17.58            15.47

Cash Dividends Declared per Share:
  Three Months ended March 31, 1998  $    .31   $   .19     $    .31        $   .27           $   .310          $   .27
  Year ended December 31, 1997          1.148       .65        1.148           1.01              1.148             1.01
  Year ended December 31, 1996          1.092       .55        1.092            .96              1.092              .96
  Year ended December 31, 1995            .88       .51          .88            .77               .880              .77

Basic Earnings per Share:
  Three Months ended March 31, 1998  $    .78   $   .49     $    .78        $   .69           $    .76          $   .67
  Year ended December 31, 1997           1.68      1.91         1.69           1.49               1.49             1.31
  Year ended December 31, 1996           2.11      1.68         2.11           1.86               2.13             1.87
  Year ended December 31, 1995           2.41      1.28         2.39           2.10               2.37             2.09

Diluted Earnings per Share:
  Three Months Ended March 31, 1998  $    .77   $   .49     $    .77        $   .68           $    .75          $   .66
  Year ended December 31, 1997           1.65      1.90         1.66           1.46               1.45             1.28
  Year ended December 31, 1996           2.08      1.67         2.08           1.83               2.09             1.84
  Year ended December 31, 1995           2.37      1.27         2.35           2.07               2.31             2.03

Market Price per Share:
  At May 7, 1998<F5>                 $52.8125   $38.000     $52.8125        $46.475           $52.8125          $46.475
  At June 25, 1998<F5>                50.8125    43.375      50.8125         44.715            50.8125           44.715


---------------
<F1> Includes the effect of pro forma adjustments for First Financial, as appropriate. See "PRO FORMA FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements."

<F2> Based on the pro forma combined per share amounts multiplied by 0.88, the Exchange Ratio applicable to one share of First Financial Common Stock in the Merger. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma combined consolidated financial statements. See "PRO FORMA FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements."

<F3> Includes the effect of pro forma adjustments for First Financial, CBT,
     Firstbank, FSCM and Roosevelt, as appropriate. Due to the immateriality of the financial condition and results of operations of Horizon and HomeCorp to that of MBI, this table does not include the effect of pro forma adjustments for Horizon and HomeCorp. See "PRO FORMA FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements."

<F4> Based upon the following number of shares outstanding as of
     March 31, 1998:

     Shares of MBI Common Stock as reported              133,115,257
     Number of Shares of MBI Common Stock, net of
     treasury shares, to be issued in the mergers of:
           FSCM                                            1,877,324
           CBT                                             4,961,910
           First Financial                                 2,875,360
           Firstbank                                      12,511,135
                                                         -----------
                 MBI/All Entities Pro Forma
                   Combined                              155,340,956
                                                         ===========

<F5> The market value of MBI Common Stock disclosed as of May 7, 1998, the last trading day preceding the public announcement of the Merger, and as of June 25, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, is based on the last sale price as reported on the NYSE Composite Tape. The market value of First Financial Common Stock disclosed as of May 7, 1998, the last trading day preceding the public announcement of the Merger, and as of June 26, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, is based on over-the-counter "bulletin board" closing prices.


PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      RECENT ACQUISITIONS. MBI has completed or announced a number of acquisitions during the years covered by the pro forma financial statements that follow. Set forth below is a table that summarizes such completed and pending acquisitions, including the name of the acquired entity, the date of consummation of the acquisition, the assets and deposits of the acquired entities at the date of consummation for the completed acquisitions, the consideration paid in cash and/or shares of MBI Common Stock and the accounting method utilized.

                                    ACQUISITIONS COMPLETED BY MBI (1995-PRESENT)

                                                                                     CONSIDERATION
                                                                                 ----------------------
                                                                                            GROSS NUMBER    ACCOUNTING
NAME                                         DATE           ASSETS     DEPOSITS     CASH     OF SHARES        METHOD
----                                         ----           ------     -------      ----     ---------        ------
                                                                     (DOLLARS IN THOUSANDS)

HomeCorp, Inc.                            Mar. 2 1998    $  335,137  $  309,157   $     14      854,760      Pooling<F1>
Horizon Bancorp, Inc..                    Feb. 2, 1998      536,507     454,230          2    2,549,970      Pooling<F1>
Roosevelt Financial Group, Inc.           July 1, 1997    7,251,985   5,317,514    374,477   18,948,884      Purchase
Mark Twain Bancshares, Inc.               Apr. 25, 1997   3,227,972   2,519,474         73   24,088,713      Pooling
Regional Bancshares, Inc.                 Mar. 5, 1997      171,979     135,954     12,300      900,625      Purchase
TODAY'S Bancorp, Inc.                     Nov. 7, 1996      501,418     432,104     34,912    1,690,587      Purchase
First Financial Corporation of America    Nov. 1, 1996       87,649      76,791      3,253      388,113      Purchase
Peoples State Bank                        Aug. 22, 1996      95,657      75,149          -      488,756      Purchase
Metro Savings Bank, F.S.B.                Mar. 7, 1996       80,857      73,843          5      296,853      Purchase
Security Bank of Conway, F.S.B.           Feb. 9, 1996      102,502      89,697          1      482,946      Purchase
Hawkeye Bancorporation                    Jan. 2, 1996    1,978,540   1,739,811         80   11,838,294      Pooling
First Sterling Bancorp, Inc.              Jan. 2, 1996      167,610     147,588          1      782,126      Pooling<F1>
Southwest Bancshares, Inc.                Aug. 1, 1995      187,701     155,628          1    1,012,463      Pooling<F1>
AmeriFirst Bancorporation, Inc.           Aug. 1, 1995      155,521     130,179          1      992,034      Pooling<F1>
Plains Spirit Financial Corporation       July 7, 1995      400,754     276,887      6,697    1,951,770      Purchase
TCBankshares, Inc.                        May 1, 1995     1,422,798   1,217,740          -    7,124,999<F2>  Pooling
Central Mortgage Bancshares, Inc.         May 1, 1995       654,584     571,105          8    3,806,585      Pooling
UNSL Financial Corp.                      Jan. 3, 1995      508,346     380,716         11    2,367,161      Pooling
Wedge Bank                                Jan. 3, 1995      195,716     152,865          1    1,454,931      Pooling<F1>

                                                     PENDING ACQUISITIONS BY MBI
Financial Services Corporation
   of the Midwest                         3rd Qtr. 1998  $  518,046  $  408,995          -    2,077,000<F3>  Pooling
CBT Corporation.                          3rd Qtr. 1998   1,030,998     714,686          -    5,398,785<F3>  Pooling
Firstbank of Illinois Co.                 3rd Qtr. 1998   2,283,670   2,000,539          -   13,786,135<F3>  Pooling
First Financial Bancorporation            3rd Qtr. 1998     568,442     480,461          -    3,194,844<F3>  Pooling


----------------------

<F1> The historical financial statements of MBI were not restated for the acquisition due to the immateriality of the acquiree's financial condition and results of operations to those of MBI.

<F2> In addition to MBI Common Stock issued, MBI assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc. Such preferred stock was redeemed in the first quarter of 1996.

<F3> Estimated number of shares to be issued in acquisition.


      PRO FORMA FINANCIAL STATEMENTS. The following unaudited pro forma combined consolidated balance sheet gives effect to the Merger as if it were consummated on March 31, 1998.


      The pro forma combined consolidated income statements for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 set forth the results of operations of MBI combined with the results of operations of First Financial, CBT, FSCM and Firstbank as if the respective mergers had occurred as of the first day of the period presented. Such income statements also give effect to the divestiture by MBI of Duchesne Bank and Colonial Bank, each a wholly owned subsidiary of Firstbank, which divestitures are required due to deposit limitations imposed by the statutes of the State of Missouri. Due to the immateriality of the results of operations of Horizon and HomeCorp to that of MBI, individually and in the aggregate, the unaudited pro forma combined consolidated financial statements contained herein do not reflect the completed acquisitions of Horizon and HomeCorp for any period prior to the acquisition date of such entities.


      MBI acquired Roosevelt on July 1, 1997, which acquisition was accounted for under the purchase method of accounting. Accordingly, the historical results of operations of MBI include the results of operations of Roosevelt from July 1, 1997 forward. Consistent with the Commission's rules regarding the treatment of acquisitions accounted for as purchases in pro forma presentations, the pro forma combined consolidated income statements for the three months ended March 31, 1998 and March 31, 1997 and the year ended December 31, 1997 include the results of operations of Roosevelt but the pro forma combined consolidated income statements for the years ended December 31, 1996 and 1995 do not.

      The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of MBI and First Financial. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the completed and proposed acquisitions had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

                                             MERCANTILE BANCORPORATION INC.
                                     PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                     MARCH 31, 1998
                                                      (THOUSANDS)
                                                      (UNAUDITED)
                                                                                                   MBI/FIRST
                                                                                                   FINANCIAL
                                                                                     FIRST         PRO FORMA
                                                                        FIRST      FINANCIAL       COMBINED       CBT/
                                                           MBI<F1>    FINANCIAL   ADJUSTMENTS    CONSOLIDATED     FSCM
                                                           -------    ---------   -----------    ------------     ----
ASSETS
  Cash and due from banks                               $ 1,193,064   $ 23,575   $(16,873)<F2>   $ 1,192,366  $   63,013
                                                                                   (7,400)<F5>
  Due from banks - interest bearing                         269,342          0                       269,342      11,759
  Federal funds sold and repurchase agreements              258,295     39,300                       297,595      30,130
  Investments in debt and equity securities
    Trading                                                 125,634          0                       125,634           0
    Available-for-sale                                    8,027,916    119,254                     8,147,170     275,694
    Held-to-maturity                                        224,125          0                       224,125      92,803
                                                        -----------   --------   --------        -----------  ----------
      Total                                               8,377,675    119,254                     8,496,929     368,497
  Loans and leases                                       19,625,022    357,598                    19,982,620   1,038,269
  Reserve for possible loan losses                         (263,511)    (4,499)    (1,500)<F5>      (269,510)    (16,729)
                                                        -----------   --------   --------        -----------  ----------
      Net Loans and Leases                               19,361,511    353,099     (1,500)        19,713,110   1,021,540
  Intangible assets                                         792,626      2,695                       795,321       5,677
  Other assets                                            1,549,209     30,519     60,267 <F3>     1,579,728      48,428
                                                                                  (60,267)<F4>





                                                        -----------   --------   --------        -----------  ----------
        Total Assets                                    $31,801,722   $568,442   $(25,773)       $32,344,391  $1,549,044
                                                        ===========   ========   ========        ===========  ==========
LIABILITIES
  Deposits
    Non-interest bearing                                $ 3,487,875   $ 60,913                   $ 3,548,788  $  123,211
    Interest bearing                                     18,576,440    419,548                    18,995,988   1,000,470
    Foreign                                                 463,426          0                       463,426           0
                                                        -----------   --------   --------        -----------  ----------
        Total Deposits                                   22,527,741    480,461          0         23,008,202   1,123,681
  Short-term borrowings                                   3,596,915     14,417                     3,611,332     192,499
  Bank notes                                                 25,000          0                        25,000           0
  Long-term debt                                          2,193,061      7,958                     2,201,019      58,964
  Company-obligated mandatorily redeemable preferred
    securities of Mercantile Capital Trust I                150,000          0                       150,000           0
  Other liabilities                                         825,839      5,339     (3,204)<F5>       827,974      17,488
                                                        -----------   --------   --------        -----------  ----------
        Total Liabilities                                29,318,556    508,175     (3,204)        29,823,527   1,392,632


                                                                                              COLONIAL
                                                                                 CBT/         BANK AND    ALL ENTITIES
                                                                                 FSCM/        DUCHESNE     PRO FORMA
                                                                               FIRSTBANK        BANK       COMBINED
                                                                FIRSTBANK     ADJUSTMENTS   DIVESTITURES  CONSOLIDATED
                                                                ---------     -----------   ------------  ------------
ASSETS
  Cash and due from banks                                      $   96,021   $ (57,025)<F5>   $  45,916    $ 1,329,234
                                                                              (11,057)<F8>
  Due from banks - interest bearing                                 1,782                         (197)       282,686
  Federal funds sold and repurchase agreements                     19,250                      (11,875)       335,100
  Investments in debt and equity securities
    Trading                                                            46                            0        125,680
    Available-for-sale                                            627,548                      (69,551)     8,980,861
    Held-to-maturity                                               24,404                       (4,051)       337,281
                                                               ----------   ---------        ---------    -----------
      Total                                                       651,998           0          (73,602)     9,443,822
  Loans and leases                                              1,425,133                     (221,552)    22,224,470
  Reserve for possible loan losses                                (20,285)    (12,100)<F5>       3,094       (315,530)
                                                               ----------   ---------        ---------    -----------
      Net Loans and Leases                                      1,404,848     (12,100)        (218,458)    21,908,940
  Intangible assets                                                24,270                            0        825,268
  Other assets                                                     85,501     122,031 <F6>      (8,883)     1,704,774
                                                                             (122,031)<F7>
                                                                               34,381 <F9>
                                                                              (34,381)<F10>
                                                                              238,489 <F11>
                                                                             (238,489)<F12>

                                                               ----------   ---------        ---------    -----------
        Total Assets                                           $2,283,670   $ (80,182)       $(267,099)   $35,829,824
                                                               ==========   =========        =========    ===========
LIABILITIES
  Deposits
    Non-interest bearing                                       $  288,895                    $ (54,857)   $ 3,906,037
    Interest bearing                                            1,711,644                     (247,581)    21,460,521
    Foreign                                                             0                            0        463,426
                                                               ----------   ---------        ---------    -----------
        Total Deposits                                          2,000,539           0         (302,438)    25,829,984
  Short-term borrowings                                            18,604                       (1,119)     3,821,316
  Bank notes                                                            0                            0         25,000
  Long-term debt                                                        0                            0      2,259,983
  Company-obligated mandatorily redeemable preferred
    securities of Mercantile Capital Trust I                            0                            0        150,000
  Other liabilities                                                26,038     (24,885)<F5>      11,458        858,073
                                                               ----------   ---------        ---------    -----------
        Total Liabilities                                       2,045,181     (24,885)        (292,099)    32,944,356


                                             MERCANTILE BANCORPORATION INC.
                                     PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                               MARCH 31, 1998 (CONTINUED)
                                                      (THOUSANDS)
                                                      (UNAUDITED)
                                                                                                  MBI/FIRST
                                                                                                  FINANCIAL
                                                                                    FIRST         PRO FORMA
                                                                       FIRST      FINANCIAL       COMBINED        CBT/
                                                          MBI<F1>    FINANCIAL   ADJUSTMENTS    CONSOLIDATED      FSCM
                                                          -------    ---------   -----------    ------------      ----
SHAREHOLDERS' EQUITY
  Preferred stock                                                0          0                             0        5,000
  Common stock                                               1,351      4,442          29 <F3>        1,380        4,270
                                                                                   (4,442)<F4>




  Capital surplus                                          986,393      3,635      (8,825)<F3>      977,568       18,668
                                                                                   (3,635)<F4>




  Retained earnings                                      1,592,681     52,190      52,190 <F3>    1,639,175      131,125
                                                                                  (52,190)<F4>
                                                                                   (5,696)<F5>




  Treasury stock                                           (97,259)         0      16,873 <F2>      (97,259)      (2,651)
                                                                                  (16,873)<F3>



                                                       -----------   --------    --------       -----------   ----------
        Total Shareholders' Equity                       2,483,166     60,267     (22,569)        2,520,864      156,412
                                                       -----------   --------    --------       -----------   ----------
        Total Liabilities and Shareholders' Equity     $31,801,722   $568,442    $(25,773)      $32,344,391   $1,549,044
                                                       ===========   ========    ========       ===========   ==========


                                                                                               COLONIAL
                                                                                  CBT/         BANK AND    ALL ENTITIES
                                                                                  FSCM/        DUCHESNE     PRO FORMA
                                                                                FIRSTBANK        BANK       COMBINED
                                                                FIRSTBANK      ADJUSTMENTS   DIVESTITURES  CONSOLIDATED
                                                                ---------      -----------   ------------  ------------
SHAREHOLDERS' EQUITY
  Preferred stock                                                              (5,000)<F10>
  Common stock                                                    15,941           50 <F6>                        1,574
                                                                               (4,100)<F7>
                                                                                   19 <F9>
                                                                                 (170)<F10>
                                                                                  125 <F11>
                                                                              (15,941)<F12>
  Capital surplus                                                 42,976       (2,925)<F6>        25,000        988,088
                                                                              (16,070)<F7>
                                                                               (5,959)<F9>
                                                                               (2,598)<F10>
                                                                               (5,596)<F11>
                                                                              (42,976)<F12>
  Retained earnings                                              179,572      (44,240)<F5>                    1,905,632
                                                                              101,861 <F6>
                                                                             (101,861)<F7>
                                                                               29,264 <F9>
                                                                              (29,264)<F10>
                                                                              179,572 <F11>
                                                                             (179,572)<F12>
  Treasury stock                                                       0      (11,057)<F8>                       (9,826)
                                                                               11,057 <F9>
                                                                                2,651 <F10>
                                                                               23,045 <F6>
                                                                               64,388 <F11>

                                                              ----------    ---------          ---------    -----------
        Total Shareholders' Equity                               238,489      (55,297)            25,000      2,885,468
                                                              ----------    ---------          ---------    -----------
        Total Liabilities and Shareholders' Equity            $2,283,670    $ (80,182)         $(267,099)   $35,829,824
                                                              ==========    =========          =========    ===========

See Notes to Pro Forma Combined Consolidated Financial Statements.


                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                       FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)

                                                                                                              MBI/FIRST
                                                                                                              FINANCIAL
                                                                                               FIRST          PRO FORMA
                                                                                    FIRST     FINANCIAL       COMBINED
                                                                 MBI<F1>          FINANCIAL  ADJUSTMENTS     CONSOLIDATED
                                                                 -------          ---------  -----------     ------------
Interest Income                                                 $530,331           $9,367     $(211)<F13>      $539,487


Interest Expense                                                 290,026            4,907                       294,933
                                                                --------           ------     -----            --------

  Net Interest Income                                            240,305            4,460      (211)            244,554
Provision for Possible Loan Losses                                 6,606              100                         6,706
                                                                --------           ------     -----            --------
  Net Interest Income after Provision
    for Possible Loan Losses                                     233,699            4,360      (211)            237,848

Other Income
  Trust                                                           25,886              938                        26,824
  Service charges                                                 25,576              511                        26,087
  Credit card fees                                                 3,284                0                         3,284
  Securities gains                                                 4,263              154                         4,417
  Other                                                           68,184              998                        69,182
                                                                --------           ------     -----            --------
    Total Other Income                                           127,193            2,601         0             129,794

Other Expense
  Salaries and employee benefits                                 111,575            2,164                       113,739
  Net occupancy and equipment                                     33,655              723                        34,378
  Other                                                           51,634            1,604                        53,238
                                                                --------           ------     -----            --------
    Total Other Expense                                          196,864            4,491         0             201,355

                                                                --------           ------     -----            --------
    Income Before Income Taxes                                   164,028            2,470      (211)            166,287
Income Taxes                                                      60,136              736       (76)<F14>        60,796


                                                                --------           ------     -----            --------
    Net Income                                                  $103,892           $1,734     $(135)           $105,491
                                                                ========           ======     =====            ========

Per Share Data <F27>:
  Basic Earnings per Share                                      $   0.78                                       $   0.78
  Diluted Earnings per Share                                        0.77                                           0.77



                                                                                                          MBI/ALL ENTITIES
                                                                                              FIRSTBANK/      PRO FORMA
                                                                   CBT/                        CBT/FSCM       COMBINED
                                                                   FSCM       FIRSTBANK      ADJUSTMENTS    CONSOLIDATED
                                                                   ----       ---------      -----------    ------------
Interest Income                                                  $31,962       $41,598      $  (288)<F15>     $611,817
                                                                                               (138)<F17>
                                                                                               (804)<F19>
Interest Expense                                                  15,727        19,527                         330,187
                                                                 -------       -------      -------           --------

  Net Interest Income                                             16,235        22,071       (1,230)           281,630
Provision for Possible Loan Losses                                 1,919           762                           9,387
                                                                 -------       -------      -------           --------
  Net Interest Income after Provision
    for Possible Loan Losses                                      14,316        21,309       (1,230)           272,243

Other Income
  Trust                                                              459         1,513                          28,796
  Service charges                                                  1,552         1,945                          29,584
  Credit card fees                                                     0             0                           3,284
  Securities gains                                                   166            71                           4,654
  Other                                                            1,998         3,249                          74,429
                                                                 -------       -------      -------           --------
    Total Other Income                                             4,175         6,778            0            140,747

Other Expense
  Salaries and employee benefits                                   5,915         9,133                         128,787
  Net occupancy and equipment                                      1,107         2,606                          38,091
  Other                                                            4,152         4,187                          61,577
                                                                 -------       -------      -------           --------
    Total Other Expense                                           11,174        15,926                         228,455

                                                                 -------       -------      -------           --------
    Income Before Income Taxes                                     7,317        12,161       (1,230)           184,535
Income Taxes                                                       2,574         4,395         (104)<F16>       67,321
                                                                                                (50)<F18>
                                                                                               (290)<F20>
                                                                 -------       -------      -------           --------
    Net Income                                                   $ 4,743       $ 7,766      $  (786)          $117,214
                                                                 =======       =======      =======           ========

Per Share Data <F27>:
  Basic Earnings per Share                                                                                    $   0.76
  Diluted Earnings per Share                                                                                      0.75

See Notes to Pro Forma Combined Consolidated Financial Statements.


                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                       FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
                                                                                                  MBI/FIRST
                                                                                                  FINANCIAL
                                                                                     FIRST        PRO FORMA
                                                                        FIRST      FINANCIAL       COMBINED      CBT/
                                                           MBI<F1>    FINANCIAL   ADJUSTMENTS    CONSOLIDATED    FSCM
                                                           -------    ---------   -----------    ------------    ----
Interest Income                                           $398,462     $8,363     $(211)<F13>      $406,614     $28,803


Interest Expense                                           186,501      4,122         0             190,623      14,148

                                                          --------     ------     -----            --------     -------
  Net Interest Income                                      211,961      4,241      (211)            215,991      14,655
Provision for Possible Loan Losses                          18,443        177         0              18,620       1,560
                                                          --------     ------     -----            --------     -------
  Net Interest Income after Provision
    for Possible Loan Losses                               193,518      4,064      (211)            197,371      13,095

Other Income
  Trust                                                     22,801        832                        23,633         398
  Service charges                                           22,798        445                        23,243       1,495
  Credit card fees                                           5,399          0                         5,399           0
  Net gain from financial instruments                            0          0                             0           0
  Securities gains (losses)                                  1,049         44                         1,093           0
  Other                                                     36,053        528                        36,581       1,520
                                                          --------     ------     -----            --------     -------
    Total Other Income                                      88,100      1,849         0              89,949       3,413

Other Expense
  Salaries and employee benefits                            97,722      1,801                        99,523       5,436
  Net occupancy and equipment                               26,528        655                        27,183       1,366
  Other                                                     41,345      1,246                        42,591       3,210
                                                          --------     ------     -----            --------     -------
    Total Other Expense                                    165,595      3,702         0             169,297      10,012


                                                          --------     ------     -----            --------     -------
    Income Before Income Taxes                             116,023      2,211      (211)            118,023       6,496
Income Taxes                                                41,028        664       (76)<F14>        41,616       2,040



                                                          --------     ------     -----            --------     -------
    Net Income                                            $ 74,995     $1,547     $(135)           $ 76,407     $ 4,456
                                                          ========     ======     =====            ========     =======

Per Share Data <F27>:
  Basic Earnings per Share                                $    .65                                 $    .65
  Diluted Earnings per Share                                   .64                                      .64


                                                                        ROOSEVELT FOR      ROOSEVELT/     MBI/ALL ENTITIES
                                                                          THE THREE        FIRSTBANK/        PRO FORMA
                                                                         MONTHS ENDED       CBT/FSCM          COMBINED
                                                            FIRSTBANK   MARCH 31, 1997  ADJUSTMENTS<F21>    CONSOLIDATED
                                                            ---------   --------------  ----------------    ------------
Interest Income                                              $36,611       $140,012     $   (288)<F15>         $610,810
                                                                                            (138)<F17>
                                                                                            (804)<F19>
Interest Expense                                              16,317         90,590          858 <F22>          321,380
                                                                                           8,844 <F23>
                                                             -------       --------     --------               --------
  Net Interest Income                                         20,294         49,422      (10,932)               289,430
Provision for Possible Loan Losses                               717            640                              21,537
                                                             -------       --------     --------               --------
  Net Interest Income after Provision
    for Possible Loan Losses                                  19,577         48,782      (10,932)               267,893

Other Income
  Trust                                                        1,156              0                              25,187
  Service charges                                              1,611          5,979                              32,328
  Credit card fees                                                 0              0                               5,399
  Net gain from financial instruments                              0            392                                 392
  Securities gains (losses)                                       (4)             0                               1,089
  Other                                                        2,676          5,981                              46,758
                                                             -------       --------     --------               --------
    Total Other Income                                         5,439         12,352            0                111,153

Other Expense
  Salaries and employee benefits                               7,973         11,160                             124,092
  Net occupancy and equipment                                  2,439          4,811                              35,799
  Other                                                        3,478          9,467       10,135 <F24>           68,881
                                                             -------       --------     --------               --------
    Total Other Expense                                       13,890         25,438       10,135                228,772


                                                             -------       --------     --------               --------
    Income Before Income Taxes                                11,126         35,696      (21,067)               150,274
Income Taxes                                                   3,941         13,605         (104)<F16>           57,266
                                                                                             (50)<F18>
                                                                                            (290)<F20>
                                                                                          (3,492)<F25>
                                                             -------       --------     --------               --------
    Net Income                                               $ 7,185       $ 22,091     $(17,131)              $ 93,008
                                                             =======       ========     ========               ========

Per Share Data <F27>:
  Basic Earnings per Share                                                                                     $    .60
  Diluted Earnings per Share                                                                                        .59

See Notes to Pro Forma Combined Consolidated Financial Statements



                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                          FOR THE YEAR ENDED DECEMBER 31, 1997
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
                                                                                                  MBI/FIRST
                                                                                                  FINANCIAL
                                                                                   FIRST          PRO FORMA
                                                                       FIRST      FINANCIAL       COMBINED       CBT/
                                                          MBI<F1>    FINANCIAL   ADJUSTMENTS    CONSOLIDATED     FSCM
                                                          -------    ---------   -----------    ------------     ----
Interest Income                                         $1,878,194    $36,708     $(844)<F13>    $1,914,058    $121,890



Interest Expense                                           957,690     18,730         0             976,420      60,619

                                                        ----------    -------     -----          ----------    --------
  Net Interest Income                                      920,504     17,978      (844)            937,638      61,271
Provision for Possible Loan Losses                          79,309        588         0              79,897       7,470
                                                        ----------    -------     -----          ----------    --------
  Net Interest Income after Provision
    for Possible Loan Losses                               841,195     17,390      (844)            857,741      53,801

Other Income
  Trust                                                     96,055      3,289                        99,344       2,799
  Service charges                                           98,733      2,058                       100,791       6,281
  Credit card fees                                          20,480          0                        20,480           0
  Net loss from financial instruments                            0          0                             0           0
  Securities gains                                           6,985        395                         7,380         157
  Other                                                    156,431      2,643                       159,074       4,941
                                                        ----------    -------     -----          ----------    --------
    Total Other Income                                     378,684      8,385         0             387,069      14,178

Other Expense
  Salaries and employee benefits                           414,882      7,758                       422,640      22,090
  Net occupancy and equipment                              118,758      2,755                       121,513       5,864
  Loss on the sale of credit card loans                     50,000          0                        50,000           0
  Other                                                    311,140      5,670                       316,810      13,977
                                                        ----------    -------     -----          ----------    --------
    Total Other Expense                                    894,780     16,183         0             910,963      41,931

                                                        ----------    -------     -----          ----------    --------
    Income Before Income Taxes                             325,099      9,592      (844)            333,847      26,048
Income Taxes                                               120,506      2,909      (304)<F14>       123,111       7,859



                                                        ----------    -------     -----          ----------    --------
    Net Income                                          $  204,593    $ 6,683     $(540)         $  210,736    $ 18,189
                                                        ==========    =======     =====          ==========    ========

Per Share Data <F27>:
  Basic Earnings per Share                              $     1.68                               $     1.69
  Diluted Earnings per Share                                  1.65                                     1.66



                                                                          ROOSEVELT        ROOSEVELT/      MBI/ALL ENTITIES
                                                                         FOR THE SIX       FIRSTBANK/         PRO FORMA
                                                                         MONTHS ENDED       CBT/FSCM          COMBINED
                                                            FIRSTBANK   JUNE 30, 1997   ADJUSTMENTS<F21>    CONSOLIDATED
                                                            ---------   -------------   ----------------    ------------
Interest Income                                             $157,373       $272,169     $ (1,152)<F15>       $2,460,566
                                                                                            (553)<F17>
                                                                                          (3,219)<F19>

Interest Expense                                              71,472        178,306          858 <F22>        1,303,397
                                                                                          15,722 <F23>

                                                            --------       --------     --------             ----------
  Net Interest Income                                         85,901         93,863      (21,504)             1,157,169
Provision for Possible Loan Losses                             2,958          3,474                              93,799
                                                            --------       --------     --------             ----------
  Net Interest Income after Provision
    for Possible Loan Losses                                  82,943         90,389      (21,504)             1,063,370

Other Income
  Trust                                                        5,010              0                             107,153
  Service charges                                              7,441         13,018                             127,531
  Credit card fees                                                 0              0                              20,480
  Net loss from financial instruments                              0        (35,630)                            (35,630)
  Securities gains                                               636              0                               8,173
  Other                                                       11,531         10,038                             185,584
                                                            --------       --------     --------             ----------
    Total Other Income                                        24,618        (12,574)                            413,291

Other Expense
  Salaries and employee benefits                              35,009         23,717                             503,456
  Net occupancy and equipment                                 10,082          9,291                             146,750
  Loss on the sale of credit card loans                            0              0                              50,000
  Other                                                       16,030         36,555       20,269 <F24>          403,641
                                                            --------       --------     --------             ----------
    Total Other Expense                                       61,121         69,563       20,269              1,103,847
                                                            --------       --------     --------             ----------
    Income Before Income Taxes                                46,440          8,252      (41,773)               372,814
Income Taxes                                                  16,796          7,630         (415)<F16>          147,654
                                                                                            (199)<F18>
                                                                                          (1,159)<F20>
                                                                                          (5,969)<F25>
                                                            --------       --------     --------             ----------
    Net Income                                              $ 29,644       $    622     $(34,031)            $  225,160
                                                            ========       ========     ========             ==========

Per Share Data <F27>:
  Basic Earnings per Share                                                                                   $     1.49
  Diluted Earnings per Share                                                                                       1.45

See Notes to Pro Forma Combined Consolidated Financial Statements


                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
                                                                                                              MBI/FIRST
                                                                                                              FINANCIAL
                                                                                              FIRST           PRO FORMA
                                                                             FIRST          FINANCIAL         COMBINED
                                                            MBI<F1>        FINANCIAL       ADJUSTMENTS      CONSOLIDATED
                                                            -------        ---------       -----------      ------------
Interest Income                                           $1,552,863        $33,268        $(844)<F13>       $1,585,287



Interest Expense                                             724,910         16,449            0                741,359

                                                          ----------        -------        -----             ----------
  Net Interest Income                                        827,953         16,819         (844)               843,928
Provision for Possible Loan Losses                            73,015            591            0                 73,606
                                                          ----------        -------        -----             ----------
  Net Interest Income after Provision
    for Possible Loan Losses                                 754,938         16,228         (844)               770,322

Other Income
  Trust                                                       86,616          2,998                              89,614
  Service charges                                             88,916          1,825                              90,741
  Credit card fees                                            27,962              0                              27,962
  Securities gains (losses)                                      (83)          (160)                               (243)
  Other                                                      134,069          2,361                             136,430
                                                          ----------        -------        -----             ----------
    Total Other Income                                       337,480          7,024            0                344,504

Other Expense
  Salaries and employee benefits                             365,729          6,696                             372,425
  Net occupancy and equipment                                103,715          2,624                             106,339
  Other                                                      249,224          5,482                             254,706
                                                          ----------        -------        -----             ----------
    Total Other Expense                                      718,668         14,802            0                733,470

                                                          ----------        -------        -----             ----------
    Income Before Income Taxes                               373,750          8,450         (844)               381,356
Income Taxes                                                 128,535          2,534         (304)<F14>          130,765



                                                          ----------        -------        -----             ----------
    Net Income                                            $  245,215        $ 5,916        $(540)            $  250,591
                                                          ==========        =======        =====             ==========

Per Share Data <F27>:
  Basic Earnings per Share                                $     2.11                                         $     2.11
  Diluted Earnings per Share                                    2.08                                               2.08



                                                                                                          MBI/ALL ENTITIES
                                                                                           FIRSTBANK/         PRO FORMA
                                                               CBT/                         CBT/FSCM          COMBINED
                                                               FSCM        FIRSTBANK       ADJUSTMENTS      CONSOLIDATED
                                                               ----        ---------       -----------      ------------
Interest Income                                             $111,242       $140,611      $(1,152)<F15>       $1,832,216
                                                                                            (553)<F17>
                                                                                          (3,219)<F19>

Interest Expense                                              53,454         61,005                             855,818
                                                            --------       --------      -------             ----------

  Net Interest Income                                         57,788         79,606       (4,924)               976,398
Provision for Possible Loan Losses                             5,408          2,868                              81,882
                                                            --------       --------      -------             ----------
  Net Interest Income after Provision
    for Possible Loan Losses                                  52,380         76,738       (4,924)               894,516

Other Income
  Trust                                                        2,544          4,292                              96,450
  Service charges                                              5,870          6,651                             103,262
  Credit card fees                                                 0              0                              27,962
  Securities gains (losses)                                       35            340                                 132
  Other                                                        3,896         10,515                             150,841
                                                            --------       --------      -------             ----------
    Total Other Income                                        12,345         21,798            0                378,647

Other Expense
  Salaries and employee benefits                              21,876         31,919                             426,220
  Net occupancy and equipment                                  5,443          9,259                             121,041
  Other                                                       15,094         13,959                             283,759
                                                            --------       --------      -------             ----------
    Total Other Expense                                       42,413         55,137            0                831,020

                                                            --------       --------      -------             ----------
    Income Before Income Taxes                                22,312         43,399       (4,924)               442,143
Income Taxes                                                   6,845         15,526         (415)<F16>          151,363
                                                                                            (199)<F18>
                                                                                          (1,159)<F20>

                                                            --------       --------      -------             ----------
    Net Income                                              $ 15,467       $ 27,873      $(3,151)            $  290,780
                                                            ========       ========      =======             ==========

Per Share Data <F27>:
  Basic Earnings per Share                                                                                   $     2.13
  Diluted Earnings per Share                                                                                       2.09

See Notes to Pro Forma Combined Consolidated Financial Statements.


                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                          FOR THE YEAR ENDED DECEMBER 31, 1995
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
                                                                                                             MBI/FIRST
                                                                                                             FINANCIAL
                                                                                            FIRST            PRO FORMA
                                                                             FIRST         FINANCIAL          COMBINED
                                                            MBI<F1>        FINANCIAL      ADJUSTMENTS       CONSOLIDATED
                                                            -------        ---------      -----------       ------------
Interest Income                                           $1,516,156        $31,742        $(844)<F15>       $1,547,054



Interest Expense                                             715,466         15,811            0                731,277

                                                          ----------        -------        -----             ----------
  Net Interest Income                                        800,690         15,931         (844)               815,777
Provision for Possible Loan Losses                            41,533            366            0                 41,899
                                                          ----------        -------        -----             ----------
  Net Interest Income after Provision
    for Possible Loan Losses                                 759,157         15,565         (844)               773,878

Other Income
  Trust                                                       77,115          2,763                              79,878
  Service charges                                             82,459          1,470                              83,929
  Credit card fees                                            20,366              0                              20,366
  Securities gains                                             4,338              0                               4,338
  Other                                                      127,371          2,003                             129,374
                                                          ----------        -------        -----             ----------
    Total Other Income                                       311,649          6,236            0                317,885

Other Expense
  Salaries and employee benefits                             346,156          7,677                             353,833
  Net occupancy and equipment                                 95,896          2,726                              98,622
  Other                                                      198,467          5,077                             203,544
                                                          ----------        -------        -----             ----------
    Total Other Expense                                      640,519         15,480            0                655,999

                                                          ----------        -------        -----             ----------
    Income Before Income Taxes                               430,287          6,321         (844)               435,764
Income Taxes                                                 149,898          1,751         (304)<F14>          151,345


                                                          ----------        -------        -----             ----------
    Net Income                                            $  280,389        $ 4,570        $(540)            $  284,419
                                                          ==========        =======        =====             ==========

Per Share Data <F27>:
  Basic Earnings per Share                                $     2.41                                         $     2.39
  Diluted Earnings per Share                                    2.37                                               2.35


                                                                                                          MBI/ALL ENTITIES
                                                                                          FIRSTBANK/          PRO FORMA
                                                              CBT/                         CBT/FSCM           COMBINED
                                                              FSCM         FIRSTBANK      ADJUSTMENTS       CONSOLIDATED
                                                              ----         ---------      -----------       ------------
Interest Income                                             $104,420       $134,401      $(1,152)<F15>       $1,780,951
                                                                                            (553)<F17>
                                                                                          (3,219)<F19>

Interest Expense                                              50,217         57,486                             838,980

                                                            --------       --------      -------             ----------
  Net Interest Income                                         54,203         76,915       (4,924)               941,971
Provision for Possible Loan Losses                             2,736          2,313                              46,948
                                                            --------       --------      -------             ----------
  Net Interest Income after Provision
    for Possible Loan Losses                                  51,467         74,602       (4,924)               895,023

Other Income
  Trust                                                        1,803          5,986                              87,667
  Service charges                                              5,971          5,836                              95,736
  Credit card fees                                                 0              0                              20,366
  Securities gains                                               279             28                               4,645
  Other                                                        3,361          8,318                             141,053
                                                            --------       --------      -------             ----------
    Total Other Income                                        11,414         20,168            0                349,467

Other Expense
  Salaries and employee benefits                              21,526         30,882                             406,241
  Net occupancy and equipment                                  4,712          9,215                             112,549
  Other                                                       14,664         14,824                             233,032
                                                            --------       --------      -------             ----------
    Total Other Expense                                       40,902         54,921            0                751,822

                                                            --------       --------      -------             ----------
    Income Before Income Taxes                                21,979         39,849       (4,924)               492,668
Income Taxes                                                   6,460         14,107         (415)<F16>          170,139
                                                                                            (199)<F18>
                                                                                          (1,159)<F20>

                                                            --------       --------      -------             ----------
    Net Income                                              $ 15,519       $ 25,742      $(3,151)            $  322,529
                                                            ========       ========      =======             ==========

Per Share Data <F27>:
  Basic Earnings per Share                                                                                   $     2.37
  Diluted Earnings per Share                                                                                       2.31

See Notes to Pro Forma Combined Consolidated Financial Statements.


                    MERCANTILE BANCORPORATION INC.
    NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED)


(1) Represents MBI restated historical consolidated financial statements reflecting the acquisition of Mark Twain Bancshares, Inc. effective April 25, 1997, which was accounted for as a pooling-of-interests. The recently completed acquisitions of Horizon and HomeCorp also were accounted for as poolings-of-interests; however, due to the immateriality of the financial condition and results of operations of Horizon and HomeCorp to that of MBI, the historical financial statements of MBI were not restated. Regional Bancshares, Inc. was accounted for as a purchase and is included in these pro forma financial statements only from its acquisition date forward. The full impact of this acquisition is immaterial to the Pro Forma Combined Consolidated Financial Statements.

      MBI completed its acquisition of Roosevelt on July 1, 1997. The acquisition of Roosevelt was accounted for as a purchase; as such, historical financial statements were not restated. The estimated full impact of the Roosevelt acquisition is included in the pro forma combined consolidated income statement for the year ended December 31, 1997 and the three months ended March 31, 1997.

      All per share data reflects the 3-for-2 stock split declared by MBI on July 16, 1997 that was distributed on October 1, 1997.

(2) In conjunction with the proposed acquisition of First Financial, MBI plans to repurchase up to 319,484 shares of MBI Common Stock in the open market. The assumed repurchase price per share is $52.8125, the closing price of MBI Common Stock on May 7, 1998, the last trading date preceding the announcement of the Merger Agreement.

(3) Acquisition of First Financial with 3,194,844 shares of issued MBI Common Stock, including up to 319,484 reissued treasury shares, based on the exchange ratio of 0.88 of a share of MBI Common Stock per share of First Financial Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the Merger, was calculated as follows:

Shares of First Financial Common Stock outstanding                                     3,553,717
Maximum number of shares of First Financial Common Stock which could be
    issued pursuant to First Financial's stock option plans                               76,788
                                                                                       ---------
Maximum number of shares of First Financial Common Stock to be
    canceled in the Merger                                                             3,630,505
Exchange Ratio                                                                         x    0.88
                                                                                       ---------
Aggregate number of shares of MBI Common Stock to be issued in the
    Merger                                                                             3,194,844
                                                                                       =========

(4)   Elimination of MBI's investment in First Financial.


(5) Balance sheet impact of adjustments related to the mergers with FSCM, CBT, First Financial and Firstbank (see footnote 26). These adjustments will be initially recorded as a credit to accrued liabilities and the reserve for possible loan losses. Because the credit to accrued liabilities will be paid out in cash within an estimated 18-month period following the mergers, the Pro Forma Combined Consolidated Financial Statements reflect the cash outlay. An income tax benefit at an effective tax rate of 36% is included in these adjustments.

(6) Acquisition of CBT with 5,398,785 shares of issued MBI Common Stock, including up to 436,875 reissued treasury shares, based on the exchange ratio of 0.6513 of a share of MBI Common Stock per share of CBT Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the merger, was calculated as follows:

Shares of CBT Common Stock                                                       7,863,792
Maximum number of shares of CBT Common Stock which could be
     issued pursuant to CBT's stock option plans                                   425,453
                                                                                 ---------
Maximum number of shares of CBT Common Stock to be canceled in the
     merger                                                                      8,289,245
Exchange Ratio                                                                   x  0.6513
                                                                                 ---------
Aggregate number of shares of MBI Common Stock to be issued in the
     merger                                                                      5,398,785
                                                                                 =========

(7)   Elimination of MBI's investment in CBT.

(8) In conjunction with the proposed acquisition of FSCM, MBI plans to repurchase up to 199,676 shares of MBI Common Stock in the open market. The assumed repurchase price per share is $55.375, the closing price of MBI Common Stock on April 9, 1998, the last trading date preceding the announcement of the merger agreement between MBI and FSCM.


(9) Acquisition of FSCM with 2,077,000 shares of issued MBI Common Stock, including up to 199,676 reissued treasury shares, based on the exchange ratio of 6.8573 shares of MBI Common Stock per share of FSCM Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the merger, was calculated as follows:


Shares of FSCM Common Stock outstanding                                            260,424
Maximum number of shares of FSCM Common Stock which could be issued:
    Pursuant to FSCM's stock option plans                                              800
    Conversion of FSCM preferred stock                                              41,666
                                                                                 ---------
Maximum number of shares of FSCM Common Stock to be canceled in the
    Merger                                                                         302,890
Exchange Ratio                                                                   x  6.8573
                                                                                 ---------
Aggregate number of shares of MBI Common Stock to be issued in the
    merger                                                                       2,077,000
                                                                                 =========

(10)  Elimination of MBI's investment in FSCM.

(11) Acquisition of Firstbank with 13,786,135 shares of issued MBI Common Stock, including up to 1,275,000 reissued treasury shares, based on the exchange ratio of 0.8308 of a share of MBI Common Stock per share of Firstbank Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the merger, was calculated as follows:

Shares of Firstbank Common Stock                                                15,941,350
Maximum number of shares of Firstbank Common Stock which could be
    issued pursuant to Firstbank's stock option plans                              652,457
Maximum number of shares of Firstbank Common Stock to be canceled in
    the merger                                                                  16,593,807
Exchange Ratio                                                                  x   0.8308
                                                                                ----------
Aggregate number of shares of MBI Common Stock to be issued in the
    merger                                                                      13,786,135
                                                                                ==========

(12)  Elimination of MBI's investment in Firstbank.

(13) Interest income foregone as a result of MBI repurchasing 319,484 treasury shares in conjunction with the acquisition of First Financial by MBI. The assumed interest rate is 5%.

(14) Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction of First Financial by MBI. The assumed effective tax rate is 36%.

(15) Interest income foregone as a result of MBI repurchasing 436,875 treasury shares in conjunction with the acquisition of CBT by MBI. The assumed interest rate is 5%.

(16) Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction with the acquisition of CBT by MBI. These shares were repurchased by MBI in March 1998. The assumed effective tax is 36%.

(17) Interest income foregone as a result of MBI repurchasing 199,676 treasury shares in conjunction with the acquisition of FSCM by MBI. The assumed interest rate is 5%.

(18) Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction with the acquisition of FSCM by MBI. The assumed effective tax rate is 36%.

(19) Interest income foregone as a result of MBI repurchasing 1,275,000 treasury shares in conjunction with the acquisition of Firstbank by MBI. These shares were repurchased by MBI in March 1998. The assumed interest rate is 5%.

(20) Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction with the acquisition of Firstbank by MBI. The assumed effective tax rate is 36%.


(21) The acquisition of Roosevelt was accounted for as a purchase transaction. Included herein is the amortization of goodwill over a 15-year period (see footnote 24 below) and interest expense related to the issuance of subordinated debt securities and notes as described in footnotes 22 and 23 below. The impact of interest income lost on the cash consideration and stock buybacks is immaterial to the Pro Forma Combined Consolidated Financial Statements. The income tax benefit associated with taxable income statement adjustments is computed at an effective tax rate of 36%.

(22) On January 29, 1997, MBI issued $150,000,000 of subordinated debt securities, which were issued at a floating rate equal to the three-month LIBOR plus 85 basis points. The rate assumed in calculating the expense from January 1 through January 29, 1997 for the Pro Forma Combined Consolidated Financial Statements is 6.86%.


(23) On June 11, 1997, MBI issued $200,000,000 of 7.3% subordinated notes due 2007, $150,000,000 of 6.8% senior notes due 2001 and $150,000,000 of 7.05% senior notes due 2004. This is the pro forma impact of interest expense on such notes.

(24) The pro forma excess of cost over fair value of net assets acquired was $608,076,000 for Roosevelt as of December 31, 1997. Given a 15-year amortization period, the pro forma income statement reflects one-quarter and one-half the annual amount of goodwill amortization for the three months ended March 31, 1997 and the year ended December 31, 1997, respectively.


(25) Income tax benefit associated with interest expense on debt issues (see footnotes 22 and 23 above). The assumed effective tax rate is 36%.

(26) Upon consummation of the mergers with FSCM and First Financial, MBI expects to record certain adjustments related to the mergers with an approximate pre-tax total of between $18,000,000 and $22,000,000. Upon consummation of the acquisition of Firstbank, MBI expects to record certain adjustments related to the merger with an approximate pre-tax total between $25,000,000 and $40,000,000. Upon consummation of the merger with CBT, MBI expects to record certain adjustments related to the merger with an approximate pre-tax total between $15,000,000 and $25,000,000. The provision for possible loan losses in the following table is to substantially conform the accounting and credit policies of the acquirees to those of MBI. The pre-tax adjustments for First Financial, FSCM, Firstbank and CBT are estimated as follows:



                                                                  First
                                                                Financial         FSCM        Firstbank          CBT
                                                                ---------         ----        ---------        -------
                                                                                   (in thousands)
Contract penalties, equipment abandonment costs and
    transition and duplicative costs related to system
    standardization and signage                                  $3,600          $3,500        $14,250         $ 9,700
Provision for possible loan losses                                1,500           2,000          5,000           5,100
Accruals for severance and change of control payments             1,900           2,900         10,600           3,500
Investment banking, legal and accounting fees                     1,900             725          8,600           3,250
                                                                 ------          ------        -------         -------
Total                                                            $8,900          $9,125        $38,450         $21,550
                                                                 ======          ======        =======         =======

(27)  Earnings per share was based upon the average shares listed below:

                                                    FOR THE THREE MONTHS
                                                       ENDED MARCH 31,               FOR THE YEAR ENDED DECEMBER 31,
                                                 ---------------------------     ----------------------------------------
                                                     1998            1997            1997          1996           1995
                                                 -----------     -----------     -----------   -----------    -----------
MBI average shares as reported                   132,778,433     114,862,128     121,933,113   115,938,311    115,754,877
MBI equivalent shares for the
   following acquisitions, net of
   treasury share repurchases:
      FSCM                                         1,586,129       1,012,304       1,032,759     1,008,923      1,001,113
      CBT                                          4,684,324       4,661,176       4,684,198     4,690,928      4,726,732
      First Financial                              2,788,709       2,762,804       2,757,554     2,785,853      2,825,383
      Firstbank                                   11,888,331      11,555,805      11,685,124    11,584,583     11,604,514
Shares of MBI Common Stock
   issued in the Roosevelt acquisition                            18,948,884      18,948,884
Less effect of MBI shares issued
   in the Roosevelt acquisition during
   the second half of 1997                                                        (9,474,442)
                                                 -----------     -----------     -----------   -----------    -----------

      Average shares outstanding for
         basic earnings per share                153,725,926     153,803,101     151,567,190   136,008,598    135,912,619

Effect of MBI dilutive stock
   options and convertible notes                   2,471,850       1,969,592       2,405,301     1,851,462      2,304,336
MBI equivalent average shares of
   dilutive stock options for:
      FSCM                                           286,457       1,011,513         911,952     1,044,600      1,109,141
      CBT                                             95,365         170,558          40,918        33,418         34,236
      First Financial                                 25,626          16,877          26,499        16,254         14,349
      Firstbank                                      261,926         219,577         246,677       185,452        178,084

                                                 -----------     -----------     -----------   -----------    -----------
      Average shares outstanding
         for dilutive earnings per share         156,867,150     157,191,218     155,198,537   139,139,784    139,552,765
                                                 ===========     ===========     ===========   ===========    ===========


]
               INFORMATION REGARDING FIRST FINANCIAL
               -------------------------------------

BUSINESS

ORGANIZATIONAL STRUCTURE AND HISTORY

      First Financial is an Iowa business corporation engaged in retail and commercial banking, trust and asset management, and related lines of business through its wholly owned subsidiary, FNBI. Both First Financial and FNBI are based in Iowa City, Iowa. FNBI is a national banking association which is chartered and incorporated in and which operates under the laws of the United States. FNBI has trust powers and is a member of the Federal Reserve System, the Federal Deposit Insurance Corporation (the "FDIC") and the Federal Home Loan Bank System.

      First Financial was organized on October 8, 1985, under the IBCA. On December 31, 1985, it became operational as a one-bank holding company through the acquisition of First National Bank, Iowa City, Iowa, an institution which was founded in 1932 and which, at the date of acquisition, enjoyed a strong and positive presence in the community as well as a significant share of the local banking market.

      On February 1, 1991, First Financial became a multi-bank holding organization through the chartering of a second subsidiary bank, First National Bank, Cedar Rapids, Iowa. On February 8, 1991, this operating unit became a fully functioning commercial bank through the acquisition of certain assets, liabilities and the Cedar Rapids branch office facility of the failed American Federal Savings Association from the Resolution Trust Corporation. At the time of acquisition, total assets were approximately $45 million, which represented a relatively small share of the Cedar Rapids market.

      In December 1994, First National Bank, Cedar Rapids, opened a second banking location in downtown Cedar Rapids.

      In December 1994, First National Bank, Iowa City, established a fifth banking location in North Liberty, Iowa, and in January 1995 established a sixth location in southwest Iowa City.

      On November 1, 1996, First Financial made application to the Office of the Comptroller of the Currency (the "OCC") to merge First National Bank, Iowa City, and First National Bank, Cedar Rapids, into a single entity named First National Bank Iowa. Regulatory approval was subsequently granted, and the merger was consummated March 15, 1997.

      During the fourth quarter of 1996, First Financial entered into an agreement to acquire West Branch Bancorp, Inc., West Branch, Iowa, and its wholly owned subsidiary, West Branch State Bank. This bank, which was founded in 1875, was the only financial institution with a physical presence in the community. Regulatory approval was granted for the transaction which was completed on April 8, 1997. At the time of the acquisition, the assets of West Branch State Bank were approximately $40 million.

      On September 9, 1997, a filing was made with the State of Iowa to dissolve West Branch Bancorp, Inc.

      In November 1997, FNBI opened a ninth banking location at its Center Point Road facility in Cedar Rapids.

      In December 1997, after securing the required regulatory approval, First Financial merged West Branch State Bank into FNBI.

      Today, FNBI is one of the largest community banking organizations in the state with ten banking locations, $550 million in assets and in excess of $750 million in trust assets. Its organizational structure, which is laid out along functional lines, consists of four major divisions: Trust and Asset Management; Commercial Banking; Retail Banking; and Administration. Each division is managed by a Senior Vice President, who in turn is a member of FNBI's senior management team. This team is led by the President and CEO and includes the area President for Cedar Rapids. Direction and oversight are provided by a 13-member Board of Directors. In addition, input and support are provided by a 7-member Advisory Board representing the greater Cedar Rapids area.

      The parent company of FNBI is managed by two executive officers: the President and Chief Executive Officer, and the Executive Vice President and Chief Operating Officer. It is governed by an 8-member Board of Directors.

MARKET AREA

      First Financial's primary market area consists of Johnson and Linn Counties in east-central Iowa, known as the "Iowa City/Cedar Rapids Corridor" (the "Corridor"). Although it has a strong agricultural base, the general economic character and climate of the Corridor is atypical of the rural Midwest. The economy is significantly more diversified than that of the region in general. Noteworthy features include strong manufacturing and retail sectors, a growing regional transportation and distribution industry, the presence of The University of Iowa and other seats of post-secondary education and a significant medical and health care infrastructure.

      The Corridor also benefits from the lower median age, higher income and education levels, a higher rate of population growth, a greater population turnover rate and a stronger residential real estate market than the regional norms, all of which are conducive to successful community banking. These general conditions and trends are expected to continue in the future.

NATURE OF BUSINESS

      Within the framework provided for by regulation, FNBI provides a comprehensive range of financial products and services. They fall into four broad classifications which follow the divisional lines of FNBI's organizational structure.

      Trust and Asset Management:
      --------------------------

      FNBI's Trust and Asset Management division is among the largest in the state and represents a significant source of fee income to First Financial. Its services are comprehensive in scope, and geared primarily toward fulfilling the needs of individuals, families, businesses and private and public sector entities which populate the Corridor. Primary functions include the administration of estates, personal trusts, conservatorships, and pension and profit sharing plans, as well as providing property management, asset management, investment advisory and investment management services.

Retail brokerage products such as mutual funds, stocks, bonds and annuities are provided through First Financial Services, an affiliate of Des Moines, Iowa-based Broker Dealer Financial Services, Inc., which maintains an office in FNBI and utilizes its network of retail banking offices as a primary distribution channel.

      Commercial Banking:
      ------------------

      The Commercial Banking division provides a wide range of products to meet the needs of the private sector businesses and their public-sector governmental counterparts in the Corridor. Deposit products include commercial CDs and demand deposit, savings, money market and cash management accounts. Core commercial credit products include: conventional and SBA-guaranteed loans for the acquisition, operation and expansion of businesses; commercial real estate loans; indirect automobile financing and dealer floorplanning; commercial lines and letters of credit; and MasterCard(R) commercial credit program. Access to allied services such as pension and employee benefit plans, 401(k) and Keogh plans, and business succession and estate planning, are provided via referral to FNBI's Trust and Asset
Management division.

      Retail Banking:
      --------------

      The Retail Banking division provides a wide range of deposits, loans and ancillary services designed to meet the needs of individuals and families.
Core deposit products consists of CDs, IRAs, and checking, savings and money market accounts which are supported by a full complement of ancillary services including ATM and debit cards, direct deposit and 24-hour telephone banking. Primary retail credit products include personal loans and lines of credit, auto loans, Visa(R), MasterCard(R), Visa Gold(R) and gold MasterCard(R) credit cards, fixed installment and revolving credit lines, home equity loans and home improvement loans. Fixed and adjustable rate residential mortgage loans, originated both for secondary market sale and for portfolio purposes, represent an important line of business.

      Administration:
      --------------

      Although the primary mission of the Administration division is to provide the necessary infrastructure and supporting mechanisms vital to the ongoing operation of FNBI, it also provides several types of services which are usually delivered indirectly to consumers through the three other divisions. These include ATM services, merchant credit card processing, direct deposit, wire and electronic funds transfers and correspondent banking services.

DELIVERY SYSTEM

      The foundation of First Financial's delivery system is FNBI's network of conventional "brick-and-mortar" retail banking facilities. This network is further supported by electronics and alternative means of responding to the needs of the market.

      As of December 31, 1997, FNBI had ten retail banking facilities: four in Iowa City; three in Cedar Rapids; and one each in Coralville, North Liberty and West Branch. This is one of the strongest physical delivery and distribution channels in the market area. Beyond representing more Corridor banking locations than that of any other financial institution, it also reflects FNBI's status as the only institution with full-service, freestanding facilities at both ends of the Corridor as well as in the majority of its largest communities.

      This network is augmented by a series of automated teller machines
(ATMs) and electronic point-of-sale (POS) terminals, as well as TeleFirst(SM), a 24-hour touchtone telephone banking service. Customers can also access their accounts via ATM and debit cards on a statewide basis through the Shazam(R) network, and nationwide through the Cirrus(R), PLUS(R) and affiliated electronic funds transfer and ATM networks.

      Additional delivery and support mechanisms are provided via FNBI's membership in the National Automated Clearing House Association (NACHA) for the processing of electronic ACH funds transfers and the Federal Reserve FEDLINE(R) system for the direct processing of electronic wire transfers.

      Data processing requirements for core banking operations and for trust services are provided via two in-house computer systems which are owned and operated by FNBI. Data processing support for credit card, merchant processing and retail brokerage are provided by outside service bureaus.

      Because FNBI relies heavily on both in-house and nonproprietary data processing hardware and software as an integral part of its delivery systems and channels, the "Year 2000" issue is one of critical importance.
Technology experts believe that many data processing application systems could fail or improperly perform as a result of erroneous calculations or data integrity problems if they are unable to correctly process date information beyond the turn of the century. FNBI has taken a proactive approach toward addressing this issue, and is currently in the process of assessing its information systems, testing and validating in-house systems, and obtaining validation and certification of outside systems in an effort to ensure that all potential problem areas are identified and corrected in advance of the year 2000.

COMPETITION

      First Financial's primary competitors are other commercial banks, thrift institutions such as savings banks and savings and loan associations, and credit unions, all of which are represented by a physical presence in the Corridor. Secondary competitors, which are far more numerous and not necessarily represented by local facilities, vary widely depending on the product or service in question and include non-traditional providers. In the case of deposits, investments and asset management services, they include stockbrokers, money market and mutual fund companies, insurance companies and out-of-market financial institutions. In the area of loans, they include mortgage brokers, the financing arm of automobile manufacturers, nationwide credit card issuers, and in some cases, agencies of the federal government.

      On a Corridor-wide basis, the largest share of the market is held by commercial banks. Thrifts and credit unions also hold significant but smaller portions of the market. At the south end of the Corridor, FNBI enjoys a significant share of the deposit and lending market, due in large measure to its 60+ year presence in the community. Conversely, FNBI has a comparatively smaller share of the north Corridor market, a situation which is attributable to the fact that it is a relative newcomer. The Cedar Rapids and Iowa City ends of the markets do differ in the respect that the former, aside from being much larger in size in terms of total deposits and total loans, is dominated by the branches of several large multi-state banking companies, while the overwhelming share of the latter market is held by locally owned, independent financial institutions.

      The demographics which make the market so conducive to successful banking also carry with them a downside which is manifested in the form of intense competitive pressures.

      In recent years, while the nationwide trend in banking has generally been one of consolidation and a corresponding reduction in traditional competition, banking in the Corridor has become increasingly competitive in nature, particularly in terms of rate, price and new entrants to the market.

      The greater Iowa City area is a case in point. The number of ATMs has tripled since 1988. Three new financial institutions have entered the market and the overall number of banking offices has increased by 30% within the past three years. It is not unusual to find local deposit yields which are comparable to those touted as "highest in the country" in nationwide surveys, and for competitors to attempt to "buy" existing deposit and loan business from one another primarily on the basis of rate and price rather than through utilization of sound banking principles and underwriting practices.

      In the Corridor as a whole, there are currently over 125 offices of banks, thrifts and credit unions. These highly competitive local market trends are expected to continue in the foreseeable future.

CAPITAL REQUIREMENTS

      First Financial is regulated by the Federal Reserve Board while FNBI is under the regulatory jurisdiction of the OCC. One of the functions of the OCC is to evaluate capital adequacy maintained by each national bank. To determine the capital adequacy of national banks, the OCC has established a risk-based capital ratio derived from guidelines sensitive to the credit risk associated with various bank activities. This risk-based capital ratio is intended to more accurately assess capital adequacy than is a capital ratio which is based solely on total assets of banks. See "Supervision and Regulation - FIRREA and FDICIA."

      A comparison of FNBI's capital as of December 31, 1997, with minimum requirements, is presented below:

                                                                      Minimum
                                    Actual                          Requirements
                                    ------                          ------------
Total risk-based capital            14.42%                                8%
Tier I risk-based capital            3.17                                 4
Leverage ratio                       8.88                                 4

      At December 31, 1997, FNBI was categorized as a well-capitalized definition and substantially exceeded the regulatory minimum capital levels.

      As of December 31, 1997 and 1996, First Financial's Tier I capital to risk-weighted asset ratios, total capital risk-weighted asset ratios (Tier I capital plus Tier II capital) and leverage capital ratios were as follows:

                                                              Actual
                                                      ------------------------            Minimum
                                                       1997              1996           Requirements
                                                       ----              ----           -------------
Total risk-based capital                               17.23%            18.75%                8%
Tier 1 risk-based capital                              15.98             17.50                 4
Leverage ratio                                         10.59             11.73                 4

      The following consolidated statistical information reflects selected balances and operations of First Financial and FNBI for the periods indicated.

AVERAGE BALANCES AND INTEREST RATES AND INTEREST DIFFERENTIAL

      The following tables show the average balance for the period for the major categories of assets, liabilities and stockholders' equity, average balances during the period, interest earned or paid and average yields. (Yields on nontaxable securities are computed on a tax equivalent basis). Changes in interest earned and paid for the years ended December 31, 1997 and 1996, are analyzed showing the effects of changes in volume and rates:

     AVERAGE BALANCES (DAILY AVERAGE BASIS):
                                                                         (In Thousands)
                                                                     Year Ended December 31,
                                                    --------------------------------------------------------
                                                      1997                    1996                    1995
                                                    --------                --------                --------
ASSETS
Taxable securities                                  $ 73,800                $ 87,414                $ 88,064
Nontaxable securities                                 34,526                  27,384                  23,726
Federal funds sold                                    23,673                   8,136                  11,181
Loans, net of unearned income                        348,511                 310,956                 294,649
                                                    --------                --------                --------
      Total interest-earning assets                  480,510                 433,890                 417,620
Less allowance for loan losses                        (4,482)                 (3,625)                 (3,512)
Cash and due from banks                               18,270                  15,905                  14,312
Property and equipment, net                           12,353                  12,357                  11,693
Other assets                                          12,429                   9,600                   9,278
                                                    --------                --------                --------
      Total assets                                  $519,080                $468,127                $449,391
                                                    ========                ========                ========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-paying demand deposits                     $ 62,019                $ 58,696                $ 58,357
Savings deposits                                     111,557                 102,185                  89,436
Time deposits                                        212,183                 189,227                 188,135
Federal funds purchased and
  securities sold under agreements
  to repurchase                                        3,701                   1,068                     237
Federal Home Loan Bank advances                       14,818                  16,246                  19,857
Other long-term borrowings                             4,090                      --                      13
                                                    --------                --------                --------
      Total interest-paying liabilities              408,368                 367,422                 356,035
Noninterest-paying demand deposits                    50,387                  44,692                  42,331
Other liabilities                                      5,051                   4,629                   3,644
Stockholders' equity                                  55,274                  51,384                  47,381
                                                    --------                --------                --------
      Total liabilities and stockholders'
        equity                                      $519,080                $468,127                $449,391
                                                    ========                ========                ========

                                    -72-

     INTEREST INCOME AND EXPENSE:

                                                                         (In Thousands)
                                                                     Year Ended December 31,
                                                     -------------------------------------------------------
                                                      1997                    1996                    1995
                                                     -------                 -------                 -------
INCOME
      Taxable securities                             $ 4,496                 $ 5,316                 $ 5,251
      Nontaxable securities                            2,489                   2,188                   2,044
      Federal funds sold                               1,309                     430                     658
      Loans                                           29,466                  26,376                  24,843
                                                     -------                 -------                 -------
          Total interest income                      $37,760                 $34,310                 $32,796
                                                     -------                 -------                 -------

EXPENSE
      Interest-paying demand
        deposits                                     $ 1,236                 $ 1,184                 $ 1,253
      Savings deposits                                 3,945                   3,568                   2,870
      Time deposits                                   12,190                  10,642                  10,475
      Federal funds purchased and
        securities sold under
        agreements to repurchase                         189                      60                      14
      Federal Home Loan Bank
        advances                                         910                     995                   1,199
      Other long-term borrowings                         260                      --                      --
                                                     -------                 -------                 -------
          Total interest expense                      18,730                  16,449                  15,811
                                                     -------                 -------                 -------
          Net interest income                        $19,030                 $17,861                 $16,985
                                                     =======                 =======                 =======


                                    -73-

Interest Rates And
 Interest Differential
      Average yields:
      Taxable securities                                6.24%             6.08%             5.96%
      Nontaxable securities                             6.86              7.99              8.62
      Federal funds sold                                5.53              5.29              5.88
      Loans                                             8.45              8.48              8.43
      Interest-paying demand deposits                   1.99              2.02              2.15
      Savings deposits                                  3.54              3.49              3.21
      Time deposits                                     5.74              5.62              5.57
      Federal funds purchased and
        securities sold under agreements
        to repurchase                                   5.10              5.62              5.91
      Federal Home Loan Bank advances                   6.14              6.12              6.04
      Other long-term borrowings                        6.36                --                --
      Yield on average interest
        earning assets<F1>                              7.86              7.91              7.85
      Yield on average interest-
        paying liabilities                              4.59              4.48              4.44
      Net interest yield<F1>                            3.27              3.43              3.41
      Net interest margin<F2>                           3.96              4.12              4.07

Nonaccruing loans are not material and have been included in the average loan balances for purposes of this computation.

--------------------
<F1>  Net interest yield is the difference between the yield on average interest-earning assets and the yield on average interest-paying liabilities stated on a tax equivalent basis using a federal tax rate of 34% and a state tax rate of 5% for the three years presented.

<F2>  Net interest margin is net interest income, on a tax-equivalent basis, divided by average interest earning assets.

     CHANGE IN INTEREST INCOME AND EXPENSE:

                                                               (In Thousands of Dollars)
                                                             Year Ended December 31, 1997
                                                      Change            Change
                                                      Due To            Due To             Total
                                                      Volume             Rates            Change
                                                      ------             -----            ------
Change in interest income:
      Taxable securities                              $ (941)            $ 121            $ (820)
      Nontaxable securities                              596              (295)              301
      Federal funds sold                                 858                21               879
      Loans                                            3,183               (93)            3,090
                                                      ------             -----            ------
                                                      $3,696             $(246)           $3,450
                                                      ------             -----            ------
Change in interest expense:
      Interest-paying demand
        deposits                                      $   69             $ (17)           $   52
      Savings deposits                                   326                51               377
      Time deposits                                    1,316               232             1,548
      Federal funds purchased and
        securities sold under
        agreements to repurchase                         136                (7)              129
      Federal Home Loan Advances                         (88)                3               (85)
      Other long-term borrowings                         260                --               260
                                                      ------             -----            ------
                                                       2,019               262             2,281
                                                      ------             -----            ------
Net change in net interest income<F1>                 $1,677             $(508)           $1,169
                                                      ======             =====            ======


                                    -75-

                                                               (In Thousands of Dollars)
                                                             Year Ended December 31, 1997
                                                      ------------------------------------------
Change in interest income:
      Taxable securities                              $  (40)            $ 105            $   65
      Nontaxable securities<F1>                          300              (156)              144
      Federal funds sold                                (167)              (61)             (228)
      Loans<F1>                                        1,385               148             1,533
                                                      ------             -----            ------
                                                       1,478                36             1,514
                                                      ------             -----            ------
Change in interest expense:
      Interest-paying demand
        deposits                                           7               (76)              (69)
      Savings deposits                                   433               265               698
      Time deposits                                       66               101               167
      Federal funds purchased and
        securities sold under
        agreements to repurchase                          47                (1)               46
      Federal Home Loan Bank
        advances                                        (220)               16              (204)
                                                      ------             -----            ------
                                                         333               305               638
                                                      ------             -----            ------
Net change in net interest income<F1>                 $1,145             $(269)           $  876
                                                      ======             =====            ======

<F1>  Loan fees included in interest income are not material.  Interest on non-taxable securities and loans is shown on a tax equivalent basis using a federal tax rate of 34% and a state tax rate of 5% for 1996 and 1997.

      The rate/volume variances were allocated on a pro rata basis between rate and volume variances using absolute values.

INVESTMENT SECURITIES

      The following tables show the carrying values of investment securities as of December 31, 1997, 1996 and 1995, and the maturities and yields of the investment securities as of December 31, 1997:


                                                              (In Thousands of Dollars)
                                                                    December 31,
                                                    --------------------------------------------
                                                      1997              1996              1995
                                                    --------           -------          --------
Carrying values:
      U.S. Treasury securities                      $ 21,521           $20,933          $ 32,027
      Obligations of other U.S.
        Government agencies and
        corporations                                  43,666            44,526            63,231
      Obligations of states and
        political subdivisions                        39,603            29,588            26,403
      Marketable equity securities                     5,339               475                --
      Federal Reserve Bank stock                         568               339               336
      Federal Home Loan Bank
        stock                                          2,058             1,941             1,889
                                                    --------           -------          --------
                                                    $112,755           $97,802          $123,886
                                                    ========           =======          ========

                                                                          December 31, 1997
                                                                                       Weighted
                                                                         Fair           Average
                                                                        Value          Yield<F1>
                                                                      --------         ---------
Type and maturity groupings:
      U.S. Treasury maturities:
            Within 1 year                                             $ 10,887           5.92%
            From 1 to 5 years                                           10,634           6.22
                                                                      --------
                 Total                                                  21,521
                                                                      --------
      Obligations of other U.S. Government
        agencies and corporations maturities:
            Within 1 year                                               11,700           6.30%
            From 1 to 5 years                                           29,020           6.45
            From 5 to 10 years                                           2,946           6.32
                                                                      --------
                 Total                                                  43,666
                                                                      --------
      Obligations of states and political
        subdivisions maturities:
            Within 1 year                                                6,303           8.39%
            From 1 to 5 years                                           16,843           7.15
            From 5 to 10 years                                          15,971           7.06
            Over 10 years                                                  486           8.08
                                                                      --------
                 Total                                                  39,603
                                                                      --------
      Marketable equity securities                                       5,339           2.75%
      Federal Reserve Bank stock                                           568           6.00
      Federal Home Loan Bank stock                                       2,058           7.00
                                                                      --------
                 Total                                                   7,965
                                                                      --------
                 Total                                                $112,755
                                                                      ========

--------------------
<F1>  The yields are computed on a tax equivalent basis using a federal tax rate of 34% and a state tax rate of 5% for 1997 based on fair value.

      As of December 31, 1997, there were no investment securities of any issuer, other than securities of the U.S. Government and U.S. Government agencies and corporations, exceeding 10% of stockholders' equity.

LOANS<F1>

      The following table shows the composition of loans as of December 31, 1997, 1996, 1995, 1994 and 1993:

                                                                  (In Thousands)
                                                                   December 31,
                                        -----------------------------------------------------------------
                                          1997          1996           1995          1994          1993
                                        --------      --------       --------      --------      --------
Commercial, financial
  and agricultural                      $ 38,349      $ 32,361       $ 30,128      $ 31,800      $ 30,036
Real estate, construction                 19,009        16,440         10,914        16,590        13,662
Real estate, mortgage                    252,271       230,534        206,869       194,261       159,349
Loans to individuals                      52,638        49,386         43,572        50,123        49,571
All other                                  2,034         2,018          3,046         1,933         1,589
                                        --------      --------       --------      --------      --------
      Total                             $364,301      $330,739       $294,529      $294,707      $254,207
                                        ========      ========       ========      ========      ========

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

      The following table shows the scheduled distribution of future principal repayment of loans (in thousands) as of December 31, 1997:

                                                                      One to         Over           Non-
                                         Amount       One Year         Five          Five          Accrual
                                        of Loans       or Less         Years         Years          Loans
                                        --------      --------       --------       -------         -----
Commercial, financial
  and agricultural<F2>                  $ 38,349      $ 25,464       $ 11,446       $ 1,334          $105
Real estate, construction                 19,009         3,276         11,496         4,237            --
Real estate, mortgage<F3>                252,271        71,722        162,738        17,158           653
Loans to individuals<F4>                  52,638        28,211         22,523         1,738           166
All other                                  2,034           301          1,443           290            --
                                        --------      --------       --------       -------          ----
      Total                             $364,301      $128,974       $209,646       $24,757          $924
                                        ========      ========       ========       =======          ====

--------------------
<F1>  Before deducting reserve for possible loan losses.
<F2>  Approximately $16,793,000 or nearly 44% of these loans are adjustable rate loans.
<F3>  Approximately $140,309,000 or nearly 56% of these loans are adjustable rate loans.
<F4>  Approximately $15,249,000 or nearly 29% of these loans are adjustable rate loans.

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

      The following table summarizes First Financial's nonaccrual, past due 90 days or more and restructured loans as of December 31 for each of the years presented:

                                                             (In Thousands of Dollars)
                                           1997           1996           1995         1994          1993
                                          ------          ----           ----        ------        ------
Nonaccrual loans                          $  924          $559           $270        $1,100        $1,274
Accruing loans past due
  90 days or more                          1,090           381            273            60            68
Restructured loans                            11            16           None          None          None

      As of December 31, 1997, total nonaccrual loans were comprised primarily of loans collateralized by real estate. Nonaccrual of interest may occur on any loan whenever one or more of the following criteria is evident: (a) there is substantial deterioration in the financial position of the borrower; (b) the full payment of interest and principal can no longer be reasonably expected; or (c) the principal or interest on the loan has been in default for a period of 90 days. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed to interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents. Given the number of nonaccrual loans and related underlying collateral, management does not anticipate any significant impact to earnings.

      First Financial does not have a significant amount of loans which are past due less than 90 days on which there are serious doubts as to the ability of the borrowers to comply with the loan repayment terms. First Financial has no individual borrower or borrowers engaged in the same or similar industry exceeding 10% of total loans. First Financial has no other interest-bearing assets, other than loans, that meet the nonaccrual, past due, restructured or potential problem loan criteria. First Financial has no foreign loans outstanding.

      First Financial adopted Statement of Financial Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (the "SFAS 114") in the second quarter of 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that First Financial will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Nonaccrual loans are the only impaired loans.

      A loan is considered restructured when First Financial allows certain concessions to a financially troubled debtor that would not normally be considered. There were no material troubled debt restructuring loans for the reporting periods.

      The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective rate, except that all collateral dependent loans are measured for impairment based on the fair value of the collateral.

      SFAS 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under troubled debt restructuring. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans and credit card loans, and are not included in the data that follows:

      The following table summarizes impaired loan information:

                                                                     (In Thousands)
                                                                   As of December 31,
                                                        ----------------------------------------
                                                        1997              1996              1995
                                                        ----              ----              ----
Impaired loans                                          $924              $559              $270
Impaired loans with related reserve
  for loan losses calculated under
  SFAS 114                                               924               559               164
Impaired loans with no related reserve
  for loan losses calculated under
  SFAS 114                                                --                --               106
Amount of reserve for loan losses
  allocated to the impaired loan balance                 162                88                43

      The adoption of SFAS 114 did not result in additional provisions for loan losses primarily because the majority of impaired loan valuations continue to be based on the fair market value of collateral and because the existing provision evaluations methods had included impaired loans as defined by SFAS 114. Impairment losses are included in the provision for loan losses.

                                                                     (In Thousands)
                                                             For the Year Ended December 31,
                                                        ----------------------------------------
                                                        1997              1996              1995
                                                        ----              ----              ----
Average impaired loans                                  $509              $317              $682
Interest income recognized                                20                62                59

      Interest payments on impaired loans are typically applied to principal unless future collectability of the recorded loan balance is expected, in which case interest income is recognized on a cash basis.

SUMMARY OF LOAN LOSS EXPERIENCE

      The following table summarizes First Financial's loan loss experience for each of the years ended December 31, 1997, 1996, 1995, 1994 and 1993:

                                                                      (In Thousands)
                                                                 Year Ended December 31,
                                            ----------------------------------------------------------------
                                             1997           1996          1995          1994           1993
                                            ------         ------        ------        ------         ------
Balance of loan loss
  allowance at beginning
  of period                                 $3,788         $3,602        $3,354        $3,101         $3,006
                                            ------         ------        ------        ------         ------
Allowance related to acquired bank             671             --            --            --             --
                                            ------         ------        ------        ------         ------
Charge-offs:
   Commercial,
     financial and
     agricultural                              262             31            21             3             32
   Real estate
     mortgage                                   47             76            --             4             53
   Loans to
     individuals                               500            370           254           249            148
                                            ------         ------        ------        ------         ------
                                               809            477           275           256            233
                                            ------         ------        ------        ------         ------
Recoveries:
   Commercial,
     financial and
     agricultural                               38             13            37            34             27
   Real estate,
     mortgage                                  220              4             5             6             87
   Loans to
     individuals                                93             55           115            44             59
                                            ------         ------        ------        ------         ------
                                               351             72           157            84            173
                                            ------         ------        ------        ------         ------
Net charge-offs                                458            405           118           172             60
                                            ------         ------        ------        ------         ------
Provision for loan
  losses<F1>                                   588            591           366           425            155
                                            ------         ------        ------        ------         ------
Balance of loan loss
  allowance at end of
  period                                    $4,589         $3,788        $3,602        $3,354         $3,101
                                            ======         ======        ======        ======         ======
Percentage of net charge-
  offs during period to
  average net loans
  outstanding                                  .13%           .13%          .04%          .06%           .03%

--------------------
<F1>  Management regularly reviews the loan portfolio and determines a provision for loan losses based upon the impact of economic conditions on the borrower's ability to repay, past collection experience, the risk characteristics of the loan portfolio and such other factors which deserve current recognition.

      The December 31, 1997, 1996, 1995, 1994 and 1993 allowance for loan losses were allocated as follows:

                                                         (In Thousands Except Percentages)
                                                                As of December 31,
                        -----------------------------------------------------------------------------------------------
                              1997                1996                 1995                1994               1993
                        ----------------    ----------------     ----------------    ----------------    --------------
                         $(-)       %(-)    $<F1>      %<F2>     $<F1>      %<F2>    $<F1>      %<F2>    $<F1>    %<F2>
                        ------      ----    ------     -----     ------     -----    ------     -----    ------   -----
December 31 balance
  applicable to:
     Allocated:
      Commercial,
       financial and
       agricultural     $1,535        11    $  807        10     $  490        10    $1,013        11    $  973      12
      Real estate        2,120        74     2,572        75      2,781        74     1,696        71     1,462      68
      Installment loans
       to individuals      934        15       409        15        256        15       579        17       430      19
     Unallocated            --        --        --        --         75         1        66         1       236       -
                        ------       ---    ------       ---     ------       ---    ------       ---    ------     ---
                        $4,589       100    $3,788       100     $3,602       100    $3,354       100    $3,101     100
                        ------       ---    ------       ---     ------       ---    ------       ---    ------     ---

--------------------
<F1>  Allocation of allowance amount by category.
<F2>  Percent of outstanding loan balances in each category.

      Management regularly reviews the loan portfolio and does not expect any unusual material amount to be charged-off during the next year that would be significantly different than the above years.

DEPOSITS

      The following tables show the average deposit balances and rates paid on such deposits for the years ended December 31, 1997, 1996 and 1995 and the composition of the certificates issued in excess of $100,000 as of December 31, 1997:

                                                                  (In Thousands)
                                                                   December 31,
                                        -----------------------------------------------------------------
                                               1997                   1996                     1995
                                        ------------------      -----------------       -----------------
                                           $          Rate         $         Rate          $         Rate
                                        --------      ----      --------     ----       --------     ----
Average non-interest-
  paying deposits                       $ 50,387        --%     $ 44,692       --%      $ 42,331       --%
Average interest-paying
  demand deposits                         62,019      1.99        58,696     2.02         58,357     2.15
Average savings deposits                 111,557      3.54       102,185     3.49         89,436     3.21
Average time deposits                    212,183      5.74       189,227     5.62        188,135     5.57
                                        --------                --------                --------
                                        $436,146                $394,800                $378,259
                                        ========                ========                ========


                                    -83-

                                                      Amount        Rate
                                                     -------        ----
Time certificates in amounts of $100,000 or more
 as of December 31, 1997 with maturity in:
   3 months or less                                  $ 9,045        5.56%
   3 through 12 months                                12,314        5.69
   1 year through 3 years                              8,915        6.57
   Over 3 years                                          100        6.25
                                                     -------
                                                     $30,374
                                                     =======

      There were no material deposits by foreign investors.

RETURN ON STOCKHOLDERS' EQUITY AND ASSETS

      The following table presents the return on average stockholders' equity and average assets, dividend payout percentage and stockholders' equity to assets percentage for the years ended December 31, 1997, 1996 and 1995:

                                                                      December 31,
                                                       ------------------------------------------
                                                        1997              1996              1995
                                                       ------            ------            ------
Return on average total assets                          1.29%             1.26%             1.02%
Return on average stockholders' equity                 12.09             11.51              9.65
Dividend payout percentage on average
  outstanding common shares                            34.16             32.89             39.63
Average stockholders' equity to average
  total assets percentage                              10.65             10.98             10.54

SHORT-TERM BORROWINGS

      The following table shows outstanding balances, weighted average interest rates at year end, maximum month-end balances, average month-end balances and weighted average interest rates of securities sold under agreements to repurchase and other short-term borrowings during 1997, 1996 and 1995:

                                                          (In Thousands of Dollars, Except
                                                            for Interest Rate Percentage)
                                                     -------------------------------------------
                                                      1997               1996              1995
                                                     -------            ------            ------
Outstanding as of December 31                        $10,028            $3,146            $   67
Weighted average interest rate at year end              5.10%             5.61%               --
Maximum month-end balance                            $10,028            $9,700            $1,575
Average month-end balance                              3,894             2,217               131
Weighted average interest rate for the year             5.10%             5.62%             5.91%

FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

      The following table shows outstanding balances, weighted average interest rates at year end, maximum month-end balances, average month-end balances and weighted average interest rates of Federal Home Loan Bank advances and other borrowings during 1997, 1996 and 1995:

                                                           (In Thousands of Dollars, Except
                                                             for Interest Rate Percentage)
                                                     -------------------------------------------
                                                      1997              1996              1995
                                                     -------           -------           -------
Outstanding as of December 31                        $18,188           $12,355           $17,469
Weighted average interest rate at year end              6.22%             6.01%             6.01%
Maximum month-end balance                            $22,379           $17,264           $20,524
Average month-end balance                             18,628            16,126            19,772
Weighted average interest rate for the year             6.19%             6.12%             6.04%

INTEREST RATE SENSITIVITY AND LIQUIDITY ANALYSIS

      The following table summarizes the repricing dates of First Financial's earning assets and interest-paying liabilities as of December 31, 1997:

                                                                  (Dollars in Thousands)
                                                                    December 31, 1997
                                         ----------------------------------------------------------------------
                                                         After Three    After One
                                            Within         Through       Through           Non-
                                         Three Months   Twelve Months   Five Years      sensitive        Total
                                         ------------   -------------   ----------      ---------      --------
Earning assets
   Federal funds sold                      $ 27,925        $    --       $     --        $    --       $ 27,925
   Investment securities
     available for sale                       6,972         24,616         56,497         24,670        112,755
   Loans                                     51,897         71,657        216,414         24,333        364,301<F2>
                                           --------        -------       --------        -------       --------
Total earning assets                         86,794         96,273        272,911         49,003        504,981
                                           --------        -------       --------        -------       --------
Interest-paying liabilities
   Deposits                                  93,168<F1>     95,041         90,030        121,332<F1>    399,571<F3>
   Federal funds purchased
     and securities sold under
     agreement to repurchase                 10,028             --             --             --         10,028
   Other borrowings                           5,380          2,908          9,850             50         18,188
                                           --------        -------       --------        -------       --------
Total interest-paying liabilities           108,576         97,949         99,880        121,382        427,787
                                           --------        -------       --------        -------       --------
Net noninterest-paying liabilities
   Noninterest paying
     deposits net of cash and
     due from banks                              --             --             --         37,795         37,795
   Other assets, liabilities
     and equity net                              --             --             --         39,399         39,399
                                                                                         -------       --------
Total noninterest paying
  liabilities                                    --             --             --         77,194         77,194
                                                                                         -------       --------
Interest sensitivity gap                    (21,782)        (1,676)       173,031       (149,573)            --
Cumulative gap                              (21,782)       (23,458)       149,573             --
Cumulative percentage of
  interest sensitive assets to
  interest sensitive liabilities                 80%            89%           149%

--------------------
<F1>  Based on an historical analysis of NOW, SuperNow, Savings and Money
      Market account balances, a percentage of these deposit balances has been determined to be sensitive to changes in interest rates. Approximately 30%, 50%, 30% and 25% of these deposit balances, respectively, were determined to be interest rate sensitive. As a result, these percentages of interest rate sensitive deposit balances, respectively were classified in the first column titled "Within Three Months." The remainder of the balances were classified as noninterest rate sensitive deposit balances and placed in the last column titled "Non-sensitive."

<F2>  Of the $364,301,000 of total loans, $191,950,000 have fixed rates while
      $172,351,000 have variable rates.


                                    -86-

<F3>  Certificates of deposit comprise $230,835,000 of total interest-paying deposits, while interest-paying demand deposits and savings deposit balances accounted for $168,736,000 of this total.


                                    -86-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      The discussion following and elsewhere in this Proxy Statement/Prospectus contains certain forward looking statements with respect to the financial condition, results of operations and business of First Financial. These statements involve certain risks and uncertainties which are often inherent in the ongoing operation of a financial institution such as FBNI.

      For example, a financial institution may accept deposits at fixed interest rates at different times and for different terms, and lend funds at fixed interest rates at different times and at different terms. In doing so, it accepts the risk that its cost of funds may rise while the use of those funds may be at a fixed rate. Similarly, although market rates of interest may decline, the financial institution may have committed, by virtue of the term of deposit, to pay what essentially becomes an above-market rate.

      Loans, and the reserve for loan losses, carry the risk that borrowers will not repay all funds in a timely manner, as well as the risk of total loss. The collateral pledged as security for loans may or may not have the value which has been attributed to it. The loan loss reserve, while believed to be adequate, may prove inadequate if one or more large-balance borrowers, or numerous mid-balance borrowers, or a combination of both, experience financial difficulty for a variety of reasons. These reasons may relate to the financial circumstances of an individual borrower, or may be caused by negative economic circumstances at the local, regional, national or international level which are beyond the control of the borrowers or lender.

      Because the business of banking is of a highly regulated nature, the decisions of governmental entities can have a major effect on operating results.

      All of these uncertainties, as well as others, are present in the operations of a financial institution, and stockholders are cautioned that management's view of the future, which serves as a basis for both the ongoing operation of First Financial and the forward looking statements included in this report, may prove to be other than anticipated.

EARNINGS PERFORMANCE

      Consolidated net income increased $767,000, or 13%, to $6,683,000 for the year ended December 31, 1997, when compared to the $5,916,000 recorded in 1996. 1996 net income had increased by $1,346,000, or 29.5%, over 1995 net income of $4,570,000. 1997 earnings are the highest on record for First Financial, surpassing 1996's record earnings year.

      First Financial's net income for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 was $6,683,000, $5,916,000, $4,570,000, $4,563,000
and $5,055,000, respectively.

                                    -87-


NET INTEREST INCOME

      For the year ended December 31, 1997, net interest income, on a fully tax equivalent basis, totaled $19,030,000 and represented an increase of $1,169,000, or 6.5%, above the $17,861,000 of net interest income reported in 1996, which was $876,000, or 5.2%, higher than the $16,985,000 recorded in 1995. Increased average earning asset balances, in particular loan growth through acquisition, accounted for the increase in net interest income.
Average earning assets increased $56,493,000, or 13%, in 1997, to $490,383,000, compared to an increase of $16,270,000, or 3.9%, to $433,890,000 in 1996. As
of December 31, 1997, the net interest margin was 3.96%, a decrease of .16% or 3.9% when compared to the 4.12% reported as of December 31, 1996. This decrease was due to the acquired assets and liabilities of West Branch State Bank and competition for loan and deposit balances. It is anticipated that the current level of competitive pressures will continue in the foreseeable future, as financial and nonfinancial entities compete for core deposits and loans in the local markets. This competition will continue to negatively impact the net interest margin, forcing financial institutions to seek non-traditional funding sources and alternative sources of noninterest income.

      The yield on average earning assets, the interest cost of funds for assets and the resulting net interest income, as a percentage of average earning assets, for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 are presented in the table below.


                                                        1997        1996        1995        1994        1993
                                                        ----------------------------------------------------
Yield on average earning assets                         7.86%       7.91%       7.85%       7.37%       7.43%
Interest expense to average earning assets              3.90        3.48        3.78        3.32        3.55
Net interest margin                                     3.96        4.12        4.07        4.05        3.88

DIVIDEND HISTORY

      First Financial paid cash dividends totaling $2,283,000 in 1997, $1,946,000 in 1996 and $1,877,000 in 1995. Cash dividends have increased $337,000, or 17.3%, in 1997, $135,000, or 7.5%, in 1996 and $78,000, or 4.5%,
in 1995. The dividend payout percentage for 1997, 1996 and 1995 was 34.16%, 32.89% and 39.63%, respectively. This pay-out percentage is indicative of First Financial's efforts to shares its profits and provide an acceptable return to its shareholders.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

      The adequacy of the allowance for loan losses is determined based on historical loss experience, projected loan losses and other factors. The allowance for loan losses is an estimate of the anticipated losses in the loan portfolio. As of December 31, 1997, the allowance for loan losses was $4,589,000, an increase of $801,000, or 21.1%, over the 1996 year-end balance of $3,788,000. Included in this increase was the acquired reserve for loan losses of the West Branch State Bank which totaled $671,000 as of April 1997. Net charge-offs in 1997 totaled $458,000 compared to net charge-offs of $405,000 and $118,000 for 1996 and 1995, respectively. The majority of these loan charge-offs were consumer and credit card charge-offs. As of December 31, 1997, 1996 and 1995, the loan loss reserve balances were 1.26%, 1.15% and 1.22% of total outstanding loan balances, respectively.

      For 1997, the provision for loan losses totaled $588,000, which decreased $3,000, or .5%, from the $591,000 recorded in 1996, and which increased $225,000, or 61.5%, from the $366,000 recorded in 1995.

      There are no trends or uncertainties which management expects to materially impact the adequacy of the allowance for loan losses or provision expense in the foreseeable future.

NONINTEREST INCOME

      Noninterest income, excluding security gains and losses, for the year ended December 31, 1997, increased $806,000, or 11.2%, to $7,990,000, compared to an increase of $948,000, or 15.4%, to $7,184,000 in 1996 and a increase of $537,000, or 9.4%, to $6,236,000 in 1995. Noninterest income, excluding security gains and losses, as a percentage of total assets was 1.51% as of December 31, 1997, which is a decrease from the 1.53% for the year ended December 31, 1996 and an increase over the 1.39% reported for 1995.

      A five year comparison of the major components of noninterest income is provided for the years 1997, 1996, 1995, 1994 and 1993.

                                                                       (Amounts in Thousands)
                                                       1997        1996        1995        1994        1993
                                                      ------------------------------------------------------
Investment and OREO gains, net                        $  395      $ (160)     $   --      $   --      $   --
Service charges on deposit accounts                    2,058       1,825       1,470       1,327       1,310
Trust department fees                                  3,289       2,998       2,763       2,594       2,416
Other service charges and fees                         2,643       2,361       2,003       1,778       2,198

      A significant source of noninterest income in 1997 was trust fees. Trust fees increased $291,000, or 9.7%, to $3,289,000 in 1997, compared to an increase of $235,000 in 1996 and an increase of $169,000 in 1995. An increase in trust asset balances and number of trust accounts, combined with the rising stock market, were responsible for this improved level of earnings.

      Other service charges, commissions and fees increased $282,000, or 11.9%, to $2,643,000 in 1997, $358,000, or 17.9%, to $2,361,000 in 1996 and $225,000,
or 12.7%, to $2,003,000 in 1995. Secondary market mortgage loan fees are a direct function of the volume of loans originated for sale in the secondary market, which is driven by changes in market interest rates. Merchant program fees, which also contributed to the increase in 1997, increased $185,000, or 30.1%, to $800,000 as a result of increased transaction volume. Management is constantly reviewing alternative products and services to offer to the general public and to cross-sell to existing customers to provide additional sources of noninterest income.

NONINTEREST EXPENSES

      Noninterest expenses increased $1,381,000, or 9.3%, to $16,183,000 in 1997, compared to a decrease of $678,000, or 4.4%, in 1996 and an increase of $948,000, or 6.5%, to $15,480,000 in 1995. As a percentage of average total assets, noninterest expenses decreased to 3.1% in 1997, which compares favorably to 1996's 3.2% and 1995's 3.4%.

      A five year comparison of the major components of noninterest expense is provided for the years 1997, 1996, 1995, 1994 and 1993.

                                                                     (Amounts in Thousands)
                                                       1997        1996        1995        1994        1993
                                                      ------------------------------------------------------
Supplies and postage and data processing              $2,558      $2,377      $2,180      $1,770      $1,628
Occupancy and bank premise                             2,755       2,624       2,726       2,515       2,212
Other expenses                                         3,112       3,105       2,897       3,176       2,998
Salaries and employee benefits                         7,758       6,696       7,677       7,071       6,203

      Salaries and employee benefit expenses increased $1,062,000, or 15.9%, to $7,758,000 in 1997, decreased $981,000, or 12.8%, to $6,696,000 in 1996 and increased $606,000, or 8.6%, to $7,677,000 in 1995. The increase in expense in 1997 is due to the added staff of the West Branch State Bank, the staffing of a new branch in Cedar Rapids and normal salary adjustments. The reduction in expense in 1996 was the result of staff reductions associated with attrition and the Voluntary Severance Program ("VSP") initiated in 1995. In the past three years, the number of full-time equivalent ("FTE") employees has varied from 221 as of December 31, 1995 to 205 as of December 31, 1996 to 239 as of December 31, 1997. As part of First Financial's restructuring initiative, the VSP was offered to employees in 1995, resulting in $354,000 of severance benefits being expensed in the fourth quarter of 1995.

      Occupancy, furniture and equipment expenses were $2,755,000 as of December 31, 1997, an increase of $131,000, or 5%, when compared to 1996 totals. 1996 expenses totaled $2,624,000 and decreased $102,000, or 3.7%, to the $2,726,000 recorded in 1995. The increase reported in 1997 was due to the acquisition of West Branch State Bank and the new Cedar Rapids branch. Reduced depreciation expense accounted for the majority of the decrease in 1996.

      Data processing expenses increased $279,000, or 21.8%, $127,000, or 11%, and $229,000, or 24.7%, to $1,561,000, $1,282,000 and $1,155,000, respectively, for 1997, 1996 and 1995. These increases are due to increased merchant programming expenses, credit card processing and electronic banking system expenses which are volume driven.

      Other expenses totaled $3,112,000, $3,105,000 and $2,897,000 for the years ended December 31, 1997, 1996 and 1995, respectively. A special Savings Association Insurance Fund ("SAIF") recapitalization assessment had a negative impact in 1996, while a retroactive reduction in the FDIC premium assessment rate had a positive impact on 1995.

      Consulting and professional fees increased $58,000, or 8.2%, to $767,000 in 1997, compared to an increase of $123,000, or 21%, in 1996 to $709,000, and an increase of $7,000, or 1.2%, to $586,000 in 1995. Increased advertising and promotional expense accounted for the remaining increase for this category, reflecting an increase of $107,000, or 17.4%, in 1997 to $722,000, compared to an increase of $126,000, or 25.8%, in 1996 to $615,000.

BALANCE SHEET ANALYSIS

      Total Assets:
      ------------

      Total assets of First Financial were $550,053,000 as of December 31, 1997, which represented an increase of $82,328,000 ($39,354,000 of which represented the assets of West Branch State Bank at the time of acquisition) or 17.6% over total assets of $467,725,000 as of December 31, 1996.

      Average total assets for 1997 were $519,080,000 which is an increase of $50,953,000, or 10.9%, over 1996 average total assets of $468,127,000 which was a $18,736,000, or 4.2%, increase over 1995 average total assets of $449,391,000. The funding for this asset growth was provided by average deposit growth of $41,346,000, or 10.5%, to $436,146,000 in 1997 and
$16,541,000, or 4.4%, to $394,800,000 in 1996.  In addition, average stockholders' equity balances increased $3,890,000, or 7.6%, in 1997 and $4,003,000, or 8.4%, in 1996, primarily through the retention of earnings. Notes payable, issued for the acquisition of West Branch Bancorp, Inc., averaged $4,090,000 for the year and provided another source of funds for asset growth.

      A five year comparison of the major components of average total consolidated assets for 1997, 1996, 1995, 1994 and 1993 are listed in the following table:

                                                                      (Amounts in Thousands)
                                                      1997        1996        1995        1994        1993
                                                    --------------------------------------------------------
Federal funds sold                                  $ 23,700    $  8,100    $ 11,200    $  5,800    $ 16,600
Other assets                                          43,100      37,900      35,300      33,600      33,200
Investment securities                                108,300     114,800     111,800     127,700     141,400
Net loans                                            344,000     307,300     291,100     273,900     234,600

      Investments:
      -----------

      First Financial's average investment portfolio balances for 1997 were $108,326,000, which decreased $6,472,000, or 5.6%, from 1996 average investments of $114,798,000. Average federal funds sold balances were $23,673,000 in 1997, $15,537,000, or 191%, more than 1996's average balance of
$8,136,000. The increase in federal fund sold balances was due to increases in short-term deposit balances and future liquidity needs. As of December
31, 1997, United States Treasury securities comprised 19.1% of the investment portfolio compared to 21.4% as of the end of 1996.

      Loan Balances:
      -------------

      As of December 31, 1997, total loan balances increased $33,562,000, or 10.1%, to $364,301,000 when compared to total loan balances of $330,739,000 as of December 31, 1996.

      Average loan balances increased by $37,555,000, or 12.1%, in 1997 to $348,511,000 compared to average loan balances of $310,956,000 for 1996. First Financial experienced the majority of its 1997 loan growth from the acquisition of West Branch State Bank and from increased real estate loan volume caused by construction activity and housing turnover in the local market. Real estate loan balances increased $53,079,000, or 21.5%, to $300,053,000 as of December 31, 1997 compared to the balance of $246,974,000 as of December 31, 1996.

      Average total net loans for the years 1997, 1996, 1995, 1994 and 1993 were $349,700,000, $307,300,000, $291,100,000, $273,900,000 and $234,600,000,
respectively.

     Deposits:
     --------

      Total deposits increased $63,408,000, or 16%, to $458,815,000 in 1997 compared to total deposits of $395,407,000 as of December 31, 1996. Throughout 1997, average deposit balances totaled $444,052,000, an increase of $49,252,000, or 12.5%, over the average total deposit balances of $394,800,000 in 1996. Approximately $32,789,000 of 1997's deposit growth came from the acquisition of West Branch State Bank.

     A five-year comparison of the noninterest bearing and interest bearing balances of average total deposits for 1997, 1996, 1995, 1994 and 1993 are listed in the following table:

                                                                     (Amounts in Thousands)
                                                      1997        1996        1995        1994        1993
                                                    --------------------------------------------------------
Noninterest bearing                                 $ 50,400    $ 44,700    $ 42,400    $ 42,700    $ 40,300
Interest bearing                                     385,700     350,100     335,900     327,700     322,800

     Liquidity And Capital Resources:
     -------------------------------

      On an unconsolidated basis, First Financial had cash balances of $10,742,000 as of December 31, 1997. In 1997, First Financial received dividends of $15,329,000 from FNBI and used those funds to provide a partial payment of $2,100,000 on the acquisition of West Branch Bancorp, Inc., make net purchases of marketable equity securities of $4,950,000, pay dividends to its stockholders of $2,283,000 and increase its cash position by $6,721,000.

      FNBI is subject to certain regulatory limitations relative to its ability to pay dividends to First Financial. Management believes that First Financial will not be adversely affected by these dividend regulations and that projected dividends from FNBI will be sufficient to meet First Financial's liquidity needs and pay consistent dividends.

      The soundness, safety and stability of a financial institution is very important to customers and shareholders when establishing a business relationship or when purchasing stock of a financial institution. Management realizes that this is essential for First Financial's continued growth and profitability. As such, management places great emphasis in maintaining a strong capital position. A strong capital position is beneficial to First Financial, enabling it to withstand significant long-term adverse economic conditions and to take advantage of opportunities for future development and profitability. As of December 31, 1997 and 1996, total stockholders' equity was $57,580,000 and $52,576,000, respectively. As of December 31, 1997 and 1996, First Financial's Tier 1 capital percentage was 15.98% and 17.50%, respectively, and its total risk adjusted capital percentage (Tier 1 capital plus Tier

2 capital) was 17.23% and 18.75%, respectively. All of these ratios substantially exceeded the regulatory minimums of 4.00% and 8.00%, respectively. First Financial's leverage capital ratio was 10.59% as of December 31, 1997, compared to 11.73% as of December 31, 1996, also considerably higher than the 4.00% floor. As of December 31, 1997, the lower capital percentages are primarily due to the acquisition of West Branch Bancorp, Inc. in 1997 and do not represent a trend or uncertainty that is likely to have a material effect on liquidity and capital resources.

      On a consolidated basis, 1997 net cash flows from operations provided $6,525,000 and another $37,501,000 was provided by net increases in deposits and repurchase agreements. These cash flows were invested in net loans of $12,273,000 and federal funds sold of $26,225,000. In addition, First Financial acquired approximately $41,800,000 of assets offset by deposits, notes payable and other liabilities totaling $39,600,000 in conjunction with the acquisition of West Branch Bancorp, Inc.

      At December 31, 1997, First Financial had total outstanding loan commitments of approximately $9,450,000 and a total of $64,805,000 of loan commitments and unfunded or unused lines of credit. Management believes that its liquidity levels are appropriate and that it has borrowing capacity from the Federal Home Loan Bank and other sources.

INTEREST RATE SENSITIVE ASSETS AND LIABILITIES AND LIQUIDITY

      Average Interest-Earning Assets:
      -------------------------------

      In 1997, average interest-earning assets (consisting primarily of loans and investment securities) totaled $490,383,000 and represented 92.5% of total average asset balances. This is an increase of $56,493,000, or 13%, over 1996 average interest-earning asset balances of $433,890,000. The majority of this increase was in loans. Average loan balances increased $43,431,000, or 14%, to $354,387,000 in 1997.

      Average Interest-Paying Liabilities:
      -----------------------------------

      Average interest-paying liabilities increased $44,830,000, or 12.2%, in 1997 and $11,387,000, or 3.2%, in 1996, to $412,252,000 and $367,422,000,
respectively. Average savings deposit balances increased $10,427,000, or 10.2%, to $112,612,000 in 1997 and $12,749,000, or 14.3%, in 1996. Average time deposit balances increased $28,873,000, or 15.3%, to $218,000,000 in 1997 and
$1,092,000, or .6%, to $189,227,000 in 1996.  The 1997 increase includes the acquisition of West Branch State Bank.

      Material Uncertainties:
      ----------------------

      First Financial continues to challenge all systems and vendors in reaching a compliance standard with the Year 2000 issue. It has utilized diligence in selecting partners which provide information systems support for hardware applications and operating systems software. As a matter of policy, First Financial reviews any potential partners' financial condition in the selection process for software and hardware for its critical systems. This process is repeated annually in evaluating partners' ability to provide continued quality and support. At the present time, all major system vendors have conducted comprehensive testing of their systems with regard to the Year 2000 issue and have communicated these results to First Financial. Based on these policies, procedures and actions, First Financial has determined that a majority of its systems will be compliant with Year 2000 standards before the end of 1998. First Financial has incurred, and expects to incur, internal staff costs as well as consulting and other expenses related to the assessment and testing of its systems. Capital expenditures for hardware purchases will be incurred in the normal course of business which will also prepare the systems for the Year 2000. These costs are not expected to significantly impact liquidity or future earnings of First Financial. Management expects to complete its Year 2000 plan during 1998, and the remainder of the costs to be incurred are not expected to be significant to the financial position of First Financial.

      Effects of Inflation:
      --------------------

      Although it has not been an important factor in recent years, the rate of inflation can have a significant impact on the balance sheet and income statement of First Financial. In addition to the establishment of ALCO, management has instituted effective cost and purchasing controls and has established ongoing mechanisms for adjusting product and service pricing to minimize the potential impact of inflation.

      Recently Issued Accounting Standards:
      ------------------------------------

      The adoption of recently issued accounting standards is not expected to have a material effect on First Financial's financial statements.

LEGAL PROCEEDINGS

      Neither First Financial nor FNBI is involved in any material legal proceedings, other than routine proceedings incidental to the operation of FNBI. Such proceedings are not expected to result in any materially adverse effect on the operations or earnings of FNBI. Neither First Financial nor FNBI is involved in any proceedings to which any director, principal officer, or affiliate of such persons, or persons who own of record or beneficially 5% or more of the outstanding shares of First Financial, or any associate of the foregoing persons, is a party adverse to First Financial or FNBI.

PROPERTIES

      First Financial's office and the main office of FNBI is located in Iowa City, Iowa.

      As of December 31, 1997, FNBI had ten retail banking offices: four Iowa City locations; one North Liberty location; one Coralville location; one West Branch location; and three Cedar Rapids locations (see chart below).

                First Financial Bancorporation's Retail Banking Locations

                                                                              Established
                                                                              -----------
Iowa City Locations
Main Bank - 204 East Washington Street, Downtown Iowa City                        1932
Drive-In - 21 South Linn Street, Downtown Iowa City                               1962
Towncrest - 1117 William Street, Iowa City's East Side                            1968
Southwest - 2312 Mormon Trek Boulevard, Southwest Iowa City                       1995

North Liberty Locations
North Liberty - 580 West Cherry Street, North Liberty, Iowa                       1994

Coralville Locations
Coralville - 506 10th Avenue, Coralville, Iowa                                    1979

West Branch Locations
West Branch Banking Center - 127 West Main Street, West Branch, Iowa 52317        1997

Cedar Rapids Locations
Main Bank - 200 First Street SW, Cedar Rapids                                     1991
<F*>Downtown - 240 Third Avenue SE, in the Armstrong Centre, Cedar Rapids         1994
Center Point Road - 5012 Center Point Road NE, Cedar Rapids, Iowa 52402           1997

<F*>  This space is being rented for a five-year period from December 1, 1994, to December 1, 1999, with three five-year options to renew.
      During the first five years, annual rent is $37,206 through December 1, 1996, $39,840 through December 1, 1998, and $40,068 to December 1, 1999. First Financial has free and clear title to the remaining branch locations.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (FIRST QUARTER COMPARISON)

EARNINGS PERFORMANCE

      Net income increased $187,000, or 12.1%, to $1,734,000 for the quarter ended March 31, 1998 when compared to net income of $1,547,000 for the first quarter of 1997. Basic earnings per share increased from $.44 in the first quarter of 1997 to $.49 in the first quarter of 1998, an increase of 11.4%.

DIVIDEND INFORMATION

      In the first quarter of 1998, First Financial paid cash dividends of $.19 per outstanding share of common stock which totaled $675,000, compared to $.1467 per share and $514,000 in total dividends for the same period in 1997. This represented an increase of $.0433, or 29.5%, per outstanding share of common stock and $161,000, or 31.3%, in total cash dividends paid. The ability of First Financial to pay dividends to its shareholders is dependent on the profitability of FNBI and to what prudent and sound banking principles will permit. The payment of the dividends (i) is not permitted without the approval of the OCC except to the extent of net profits of the current fiscal year and retained net profits of the two preceding fiscal years, and (ii) is not permitted if the payment of a dividend would reduce the capital of a bank below required levels. Given FNBI's current capital position, the OCC minimum capital criteria are not restrictive.

NET INTEREST INCOME

      Net interest income after provision for loan losses increased $296,000, or 7.3%, to $4,360,000 at the end of the first quarter of 1998 when compared to 1997 period totals. The primary factor contributing to this increase in net interest income was the acquisition of West Branch Bancorp, Inc. in April 1997.

      Net interest income, on a fully tax equivalent basis, for the first quarter of 1998 totaled $4,746,000, which is up $246,000, or 5.5%, over the $4,500,000 reported for the same period in 1997. The increase in fully taxable equivalent net interest income is also attributed to the acquisition. The consolidated net interest spreads and margins are presented in the following table for the first quarter of 1998 and 1997.

ANALYSIS OF INTEREST RATE SPREAD AND MARGIN

                                                                 Three Months Ended
                                                    ---------------------------------------------
                                                       March 31, 1998          March 31, 1997
                                                    ---------------------   ---------------------
(Fully taxable-equivalent basis)                     Average      Average    Average      Average
(Dollars In Thousands)                               Balance       Rates     Balance       Rates
                                                    ---------     -------   ---------     -------
Interest earning assets                             $504,140        7.68%   $440,549        7.85%
Interest paying liabilities                          429,681        4.63     370,764        4.51
      Net interest spread                                           3.05                    3.34
      Net interest margin                                           3.74                    4.06

PROVISION AND ALLOWANCE FOR LOAN LOSSES

      As of March 31, 1998, the allowance for possible loan losses was 1.26% of total outstanding loans compared to the same percentage as of December 31, 1997 and 1.20% as of March 31, 1997. During the first quarter of 1998, First Financial recorded net charged-off loans totaling $190,000 compared to $69,000 for the first quarter of 1997. The dollar amount of nonaccrual loans increased from $550,000 as of March 31, 1997 to $1,425,000 as of March 31, 1998. Year-to-date provision decreased $77,000, or 43.5%, to $100,000 as of March 31, 1998 when compared to March 31, 1997. The provision was decreased primarily due to the improvement of the credit quality of the loan portfolio. There are no trends or uncertainties which management expects to materially impact the adequacy of the allowance for loan losses or provision expense in the foreseeable future.

SUMMARY OF LOAN LOSS EXPERIENCE

      The following table summarizes First Financial's loan loss experience for the three month periods ended March 31, 1998 and 1997:

                                                                          (In Thousands)
                                                                  ------------------------------
                                                                       Three Months Ended
                                                                            March 31,
                                                                   1998                    1997
                                                                  ------                  ------
Balance of loan loss allowance at beginning of period             $4,589                  $3,788
                                                                  ------                  ------
Charge-offs:
      Commercial, financial and agricultural                          30                       3
      Real estate, mortgage                                           --                      35
      Loans to individuals                                           195                      87
                                                                  ------                  ------
                                                                     225                     125
                                                                  ------                  ------
Recoveries:
      Commercial, financial and agricultural                          13                       6
      Real estate, mortgage                                           --                      26
      Loans to individuals                                            22                      24
                                                                  ------                  ------
                                                                      35                      56
                                                                  ------                  ------
Net charge-offs                                                      190                      69
                                                                  ------                  ------
Provision for loan losses<F1>                                        100                     177
                                                                  ------                  ------
Balance of loan loss allowance at end of period                   $4,499                  $3,896
                                                                  ======                  ======
Percentage of net charge-offs during period to
  average net loans outstanding                                      .05%                    .02%

<F1>  For financial reporting purposes, management regularly reviews the loan portfolio and determines a provision for loan losses based upon the impact of economic conditions on the borrower's ability to repay, past collection experience, the risk characteristics of the loan portfolio and such other factors which deserve current recognition.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

      The March 31, 1998 and 1997 allowance for loan losses have been allocated as follows:

                                                           (In Thousands, Except for Percentages)
                                                         March 31, 1998             March 31, 1997
                                                    -----------------------     -----------------------
                                                    Allocation                  Allocation
                                                        of        Percentage        of        Percentage
                                                     Allowance     of Loans      Allowance     of Loans
                                                     Amount by        in         Amount by        in
                                                     Category      Category      Category      Category
                                                     --------      --------      --------      --------
Balance applicable to:
Allocated:
      Commercial, financial and agricultural          $1,047          11%         $  849           9%
Real estate                                            2,329          74           2,648          76
Installment loans to individuals                       1,123          14             399          14
Unallocated:                                              --           1              --           1
                                                      ------         ---          ------         ---
                                                      $4,499         100%         $3,896         100%
                                                      ======         ===          ======         ===

      Management regularly reviews the loan portfolio and does not expect any unusual material amount to be charged off in the future which would be significantly different than the above historical experience.

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

      The following table summarizes First Financial's nonaccrual, past due 90 days or more and restructured loans as to interest or principal payments as of March 31, 1998 and 1997:

                                                                            (In Thousands)
                                                              ---------------------------------------
                                                              March 31, 1998           March 31, 1997
                                                              --------------           --------------
Nonaccrual loans                                                  $1,425                    $550
Accruing loans past due 90 days or more                              783                     735
Restructured loans                                                   118                      18

      As of March 31, 1998 and March 31, 1997, total nonaccrual loans were comprised primarily of loans collateralized by real estate. Non-accrual of interest may occur on any loan whenever one or more of the following criteria is evident: (a) there is substantial deterioration in the financial position of the borrower; (b) the full payment of interest and principal can no longer be reasonably expected; or (c) the principal or interest on the loan has been in default for a period of 90 days. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed to interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents. Given the number of nonaccrual loans and related underlying collateral, management does not anticipate any significant impact to earnings.

      As of March 31, 1998, First Financial did not have a significant amount of loans which were past due less than 90 days on which there were serious doubts as to the ability of the borrowers to comply with the loan repayment terms.

      As of March 31, 1998, First Financial had no individual borrower or borrowers engaged in the same or similar industry exceeding 10% of total loans. As of such date, First Financial had no other interest-bearing assets, other than loans, that meet the nonaccrual, past due, restructured or potential problem loan criteria, and First Financial had no foreign loans outstanding.

      A loan is considered restructured when First Financial allows certain concessions to financially troubled debtor that would not normally be considered. As of March 31, 1998 and 1997 there were no trouble debt restructuring loans.

NONINTEREST INCOME

      Noninterest income for the quarter ending March 31, 1998 totaled $2,447,000 (when excluding security gains), which is an increase of $642,000, or 35.6%, when compared to the $1,805,000 of noninterest income reported for the quarter ending March 31, 1997. Trust fees increased $106,000, or 12.7%, to $938,000 during the first quarter of 1998 when compared to the same period during 1997. Other service charges, commissions and fees on increased $470,000, or 89%, to $938,000 in the first quarter of 1998, compared to $528,000 as of March 31, 1997. Secondary market loan fees accounted for the majority of this increase, totaling $448,000 as of March 31, 1998, an increase of $346,000, or 339.2%, over 1997. The acquisition of West Branch Bancorp, Inc. accounted for the remaining increase.

      Investment security gains of $154,000 were realized in the first three months of 1998 compared to $44,000 during the same period in 1997.

NONINTEREST EXPENSES

      Noninterest expenses totaled $4,491,000 as of March 31, 1998. This represented an increase of $789,000, or 21.3%, over the $3,702,000 of noninterest expense recorded for 1997.

TOTAL ASSETS

      As of March 31, 1998, First Financial's assets totaled $568,442,000 representing a $18,389,000, or 3.3%, increase over December 31, 1997 assets of $550,053,000. The majority of this asset growth was funded by approximately $17,000,000 of seasonal short-term deposits. Average total assets for the first quarter of 1998 were $549,949,000 compared to $473,882,000 for 1997, an increase of $76,067,000, or 16.1%, reflecting the acquired assets of West Branch Bancorp, Inc. and deposit growth previously noted.

TOTAL LOAN BALANCES

      Total loan balances decreased by $6,703,000, or 18.4%, to $357,598,000 in the first quarter of 1998 when compared to year-end loan balances of $364,301,000. Increased secondary market mortgage refinancing resulted in a higher volume of in-house real estate loans being sold to the secondary market. Average loan balances for the first quarter of 1998 increased $33,446,000, or 10.2%, to $359,807,000 when compared to the $326,361,000 in average loan balances reported for the first quarter of 1997. Again, the majority of this increase was through acquisition.

TOTAL DEPOSITS

      Since December 31, 1997, total deposits increased $21,646,000, or 4.7%, to $480,461,000 as of March 31, 1998. The majority of this increase was due to seasonal short-term deposits. Average total deposits for the first quarter of 1998 were $461,362,000, an increase of $58,796,000, or 14.6%, over first quarter 1997 average deposits of $402,566,000 as a result of seasonal deposits and acquired deposits.

CAPITAL POSITION

      The strength and soundness of a company is reflected in the adequacy of its capital position. Total capital as of March 31, 1998 was $64,766,000 which is an increase of $2,597,000, or 4.2%, from total capital of $62,169,000 as of December 31, 1997. The ratio of total capital to total assets as of March 31, 1998 was 11.4%, which was down 0.2% from the December 31, 1997 ratio of 11.6%. Stockholders' equity increased 4.7% compared to asset growth of 3.3%, resulting in the lower total capital-to-total asset ratio. This ratio is substantially higher than the current Federal Reserve Board guideline of 6.0%.

      As of March 31, 1998, First Financial's Tier I capital ratio was 16.31% and its total risk adjusted capital ratio (Tier I plus Tier II) was 17.56% compared to 15.98% and 17.23%, respectively, as of December 31, 1997. Both of these ratios exceeded the regulatory minimums of 4.0% for Tier I and 8% for total risk adjusted capital. First Financial's leverage capital was 11.08% as of March 31, 1998, compared to 10.59% at December 31, 1997, substantially higher than the 4% regulatory floor.

CAPITAL EXPENDITURES

      Through March 31, 1998, First Financial recorded year-to-date capital expenditures totaling approximately $205,000, relating to standard expenditures necessary to conduct its banking business. Cash flow provided by maturing investment securities funded these capital outlays.

INTEREST RATE SENSITIVITY AND LIQUIDITY ANALYSIS

      The following table summarizes various repricing periods of First Financial's interest-earning assets and interest-paying liabilities as of March 31, 1998. This table indicates that First

Financial is slightly liability sensitive over the next twelve-month timeframe. If interest rates increase in the next year, net interest income may decrease. If rates would decrease, net interest income may increase. To offset the effects of decreasing market rates and reduce the exposure of the positive gap, management could shorten the maturities of investment securities and could lengthen the maturities of deposits in conjunction with increasing the interest rates paid on long-term time deposits.

                                                                         (Dollars in Thousands)
                                                                             March 31, 1998
                                               ----------------------------------------------------------------------
                                                              After Three      After One
                                                  Within         Through        Through          Non-
                                               Three Months   Twelve Months    Five Years     sensitive       Total
                                               ------------   -------------    ----------     ---------      --------
Interest earning assets:
  Federal funds sold                             $ 39,300        $    --       $     --        $    --       $ 39,300
  Investment securities                             8,977         20,758         62,741         26,778        119,254
  Loans                                            45,019         76,485        217,686         18,408        357,598<F2>
                                                 --------        -------       --------        -------       --------
Total interest earning assets                      93,296         97,243        280,427         45,186        516,152
                                                 --------        -------       --------        -------       --------

Interest paying liabilities:
  Securities sold under
    agreement to repurchase                         9,467             --             --             --          9,467
  Deposits                                        101,958<F1>     77,458        102,689        137,443        419,548<F3>
  Long-term debt                                    2,250          4,512          5,996            150         12,908
                                                 --------        -------       --------        -------       --------
Total interest paying liabilities                 113,675         81,970        108,685        137,593        441,923
                                                 --------        -------       --------        -------       --------

Net noninterest paying liabilities
  Noninterest paying deposits
    net of cash and due from
    banks                                              --             --             --         37,338         37,338
  Other assets, liabilities and
    equity net                                         --             --             --         36,891         36,891
                                                                                               -------       --------
  Total noninterest rate
    sensitive assets and
    liabilities                                        --             --             --         74,229         74,229
                                                                                               -------       --------
  Interest sensitive
    gap                                           (20,379)        15,273        171,742       (166,636)            --
  Cumulative gap                                  (20,379)        (5,106)       166,636             --             --
  Cumulative % of
    sensitive assets
    to liabilities                                     82%            97%           155%            --             --

--------------------
<F1>  Based on an historical analysis of NOW, SuperNow, Savings and Money
      Market account balances, a percentage of these deposit balances has been determined to be sensitive to changes in interest rates. Approximately 30%, 50%, 30% and 25% of these deposit balances, respectively, were determined to be interest rate sensitive. As such, these percentages of interest rate sensitive deposit balances were classified in the first column titled "Within Three Months." The remainder of the balances were classified as noninterest rate sensitive deposit balances and placed in the last column titled "Non-sensitive."

                                    -101-

<F2>  Of the $357,598,000 of total loans, $191,822,000 have fixed rates, while
      $165,776,000 have variable rates.

<F3>  Certificates of deposit comprise $229,892,000 of total deposits, while interest-paying demand deposits and savings deposit balances accounted for $189,656,000 of this total.

                     Market Risk Analysis at March 31, 1998 Dollar Amounts Expressed in Thousands
                                (Expected Maturity Date, Period Ended March 31, 1998)

                                   1999        2000       2001       2002        2003     Thereafter    Total   Fair Value
                                 -----------------------------------------------------------------------------------------
ASSETS
   Fixed rate loans:
     Balance                     $ 50,906     $31,396    $26,727    $32,448     $33,762    $16,583    $191,822   $190,335
     Average interest rate           8.19%       8.48%      8.46%      8.45%       8.25%      6.77%       8.21%
   Variable rate loans:
     Balance                     $ 70,598     $39,550    $34,140    $ 6,346     $13,316    $ 1,826    $165,776   $165,776
     Average interest rate           8.53%       8.15%      8.02%      7.85%       7.86%      7.64%       8.25%
   Investments:<F1>
     Balance                     $ 69,034     $26,141    $20,320    $11,560     $ 4,720    $26,779    $158,554   $158,554
     Average interest rate           6.14%       6.47%      6.42%      6.62%       6.74%      5.51%       6.28%
LIABILITIES
   Liquid deposits:<F2>
     Balance                     $189,656          --         --         --          --         --    $189,656   $189,656
     Average interest rate           2.80%         --         --         --          --         --        2.80%
   Fixed-rate time deposits:
     Balance                     $123,622     $64,182    $29,389    $ 2,459     $ 4,181    $    30    $223,863   $226,022
     Average interest rate           5.66%       6.19%      5.89%      5.53%       5.59%      6.62%       5.84%
   Variable-rate time deposits:
     Balance                     $  3,551     $ 2,473    $     5         --          --         --    $  6,029   $  6,029
     Average interest rate           5.72%       5.90%      5.05%        --          --         --        5.79%
   FHLB advances and notes
    payable:
     Balance                     $  6,762     $ 3,673    $ 2,273    $    50          --    $   150    $ 12,908   $ 12,914
     Average interest rate           5.98%       6.47%      6.02%      6.45%         --       2.30%       6.13%
   Securities sold under
    agreement to repurchase:
     Balance                     $  9,467          --         --         --          --         --    $  9,467   $  9,467
     Average interest rate           2.53%         --         --         --          --         --        2.53%

--------------------
<F1>  Investments include federal funds sold and available for sale securities.
<F2>  Liquid deposits include interest-earning checking accounts, savings accounts and money market deposit accounts.

Quantitative and Qualitative Disclosures About Market Risks

Market Risk Exposure

      First Financial's primary market risk exposure is to changes in interest rates. First Financial's asset/liability management, or its management of interest rate risk, is focused primarily on evaluating and managing net interest income given various risk criteria. Factors beyond First Financial's control, such as market interest rates and competition, may also have an impact on First Financial's interest income and interest expense. In the absence of other factors, First Financial's overall yield on interest-earning assets will increase as will its cost of funds in its interest-bearing liabilities when market rates increase over an extended period of time. Conversely, First Financial's yields and cost of funds will decrease when market rates decline. First Financial is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time.

      In order to effectively manage market risk exposure and insure adequate liquidity, First Financial, at the level of FNBI, has established a standing Asset Liability Management Committee ("ALCO"). Under the auspices of ALCO, the Company has undertaken an analysis of the potential market risk of both increased and decreased levels of interest rates projected into both the immediate and longer-term future.

      Based on the following data, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally during periods of increasing interest rates, First Financial's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in First Financial's interest rate spread and margin. This would result from an increase in First Financial's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds would have a negative effect on First Financial's net interest income without equivalent increase in the yield on earning assets. In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to minimize the potential effects of decreases in market interest rates to net interest income. First Financial has an asset/liability management program in place which is designed to mitigate interest rate sensitivity. The program emphasizes the origination of adjustable rate loans, which are held in portfolio, the investment of excess cash in short or intermediate term interest earning assets and the solicitation of regular savings and transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly. The table presented on the next page provides quantitative information with respect to interest sensitive assets and liabilities.

               Market Risk Analysis at December 31, 1997 Dollar Amounts Expressed in Thousands
                           (Expected Maturity Date, Year Ended December 31, 1997)

                                            1998      1999      2000     2001     2002   Thereafter  Total Fair Value
ASSETS
   Fixed rate loans:
      Balance                             $ 51,929  $32,589   $26,629   $30,105  $27,773   $22,655   $191,950   $198,123
      Average interest rate                   8.53%    8.46%     8.52%     8.47%    8.33%     8.11%      8.44%
   Variable rate loans:
      Balance                             $ 71,627  $42,934   $38,229   $ 6,292  $11,591   $ 1,678   $172,351   $172,351
      Average interest rate                   8.67%    8.60%     8.19%     7.92%    8.19%     7.41%      8.48%
   Investments:
      Balance                             $ 56,815  $20,861   $13,373   $18,033  $ 4,410   $27,386   $140,680   $140,680
      Average interest rate                   6.32%    6.50%     6.70%     6.59%    6.97%     6.04%      6.38%
LIABILITIES
   Liquid deposits:
      Balance                             $168,736       --        --        --       --        --   $168,736   $168,736
      Average interest rate                   2.90%      --        --        --       --        --       2.90%
   Fixed-rate time deposits:
      Balance                             $134,727  $54,390   $29,034   $ 3,888  $ 2,671   $    47   $224,757   $222,728
      Average interest rate                   5.72%    6.16%     6.06%     5.49%    5.73%     6.38%      5.87%
   Variable-rate time deposits:
      Balance                             $    572  $ 5,432   $    74        --       --        --   $  6,078   $  6,078
      Average interest rate                   4.55%    6.00%     3.85%       --       --        --       5.85%
   FHLB advances and notes payable:
      Balance                             $  8,288  $ 6,544   $ 2,500   $   786  $    50   $    50   $ 18,188   $ 18,245
      Average interest rate                   5.91%    6.31%     6.12%     6.50%    6.45%     6.60%      6.11%

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of June 24, 1998 the number of shares of First Financial Common Stock beneficially owned and the percentage of ownership of outstanding shares of First Financial Common Stock by (a) each director and executive officer of First Financial, (b) each person who is known by First Financial to own beneficially more than 5% of First Financial Common Stock and (c) all directors and executive officers of First Financial as a group:

                                                                NUMBER OF SHARES         PERCENT OF OUTSTANDING
    NAME AND ADDRESS<F1>                                       BENEFICIALLY OWNED            COMMON STOCK<F2>
    --------------------                                       ------------------        ----------------------
John R. Balmer                                                    10,311<F3>                     <F*>%
Fritz L. Duda                                                        150<F4>                     <F*>%
Mary Lee Nagle Duda                                              214,527<F5>                     6.04
Robert J. Latham                                                  54,016<F6>                     1.51
Ralph J. Russell                                                   1,200<F7>                     <F*>
A. Russell Schmeiser                                              73,350<F8>                     2.07
Robert M. Sierk                                                   42,750<F9>                     1.20
Larry D. Ward                                                     61,801<F10>                    1.74
Stephen H. Wolken                                                 18,750<F11>                    <F*>
Directors and Executive Officers
  as a Group (8 persons)                                         262,328<F12>                    7.36

----------
<F*>  Less than one percent.

<F1>  The percentage calculations for beneficial ownership are based upon
      3,553,717 shares of First Financial Common Stock that were issued and outstanding as of May 31, 1998.

<F2>  The address for each person is 204 East Washington Street, P.O. Box
      1880, Iowa City, Iowa  52244-1880.

<F3>  Mr. Balmer owns 9,771 shares of record and possesses sole voting power over those shares. In addition, Mr. Balmer possesses shared voting power over 240 shares held of record jointly with his wife, Penny M. Balmer. Mr. Balmer also possesses sole voting power over 150 shares held as Custodian for his son David R. Balmer and 150 shares held as Custodian for his daughter Elizabeth N. Balmer.

<F4>  Mr. Duda owns 150 shares of record.  Mr. Duda disclaims beneficial ownership of 214,527 shares owned of record by Mary Lee Nagle Duda, as Trustee of MLND Interests U/T/D November 17, 1981.

<F5>  Mary Lee Nagle Duda holds 214,527 shares of record as Trustee of MLND
      Interests U/T/D November 17, 1981.

<F6>  Mr. Latham owns 46,319 shares of record and possesses sole voting power over those shares. In addition, Mr. Latham possesses sole investment and voting power over 6,435 shares held of record in the name of Firnaticia as the nominee of FNBI, as trustee of the Robert J. Latham Individual Retirement Account Trust, and possesses shared voting power over 1,262 shares held of record in the name of Firnaticia as the nominee of FNBI, as trustee of the Sue B. Latham Individual Retirement Account Trust.

<F7>  Mr. Russell owns 1,200 shares of record and possesses sole voting power over those shares.

<F8>  Mr. Schmeiser owns 55,100 shares of record and possesses shared voting power over 750 shares held of record jointly with his wife, Cynthia B. Schmeiser. In addition, Mr. Schmeiser possesses shared voting power, to the extent of his pro-rata-one-third interest, over 4,500 shares held of record by Burr Oak Farm, a general partnership, and he possesses sole investment power over 3,625 shares held of record by Firnaticia as the nominee of FNBI, as the trustee of the A. Russell Schmeiser Individual Retirement Account Trust, as to 1,750 shares held of record by A. Russell

                                    -103-

      Schmeiser as Custodian for Allyson Schmeiser (the minor daughter of Mr. Schmeiser and Cynthia B. Schmeiser) under the Iowa Uniform Transfer to Minors Act, and as to 1,750 shares held of record by A. Russell Schmeiser as Custodian for Peter Schmeiser (the minor son of Mr. Schmeiser and Cynthia B. Schmeiser) under the Iowa Uniform Transfer to Minors Act. Mr. Schmeiser also possesses shared voting power as to 1,500 shares held of record by his wife, Cynthia
      B. Schmeiser, and as to 3,625 shares held of record by Firnaticia as the nominee of the FNBI, as trustee of the Cynthia B. Schmeiser Individual Retirement Account Trust. The total also includes 3,750 shares that Mr. Schmeiser has the right to purchase pursuant to stock options currently or within 60 days after June 24, 1998.

<F9>  Director Sierk owns 34,755 shares of record and possesses shared voting power over 3,495 shares owned of record by his wife, Bonnie J. Sierk. The total also includes 4,500 shares that Mr. Sierk has the right to purchase pursuant to stock options currently or within 60 days after June 24, 1998.

<F10> Mr. Ward owns 48,181 shares of record and possesses sole voting power over those shares. In addition, Mr. Ward possesses both investment power and voting power over 3,180 shares held as Custodian for his son Jeffrey G. Ward; 7,050 shares held of record in the name of Firnaticia as the nominee of the FNBI, as trustee of the Larry D. Ward Money Purchase Pension Plan; and 3,390 shares held of record in the name of Firnaticia as the nominee of the FNBI, as trustee of the Larry
      D. Ward Individual Retirement Account Trust.

<F11> Mr. Wolken owns 17,850 shares of record and possesses sole voting power over those shares. In addition, Mr. Wolken possesses shared voting power over 900 shares held of record by his wife, Sue C. Wolken.

<F12> Includes shares held directly, including restricted shares, held in retirement accounts, held by certain family members or held by trusts of which the director or officer is a trustee or substantial beneficiary, over which shares the respective directors or officers may be deemed to have sole or shared voting or investment power. Also includes 8,250 shares that the directors and executive officers have the right to purchase pursuant to stock options currently or within 60 days after June 24, 1998.


                    INFORMATION REGARDING MBI STOCK
                    -------------------------------

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE PURCHASE RIGHTS

      GENERAL. MBI has authorized 5,000,000 shares of MBI Preferred Stock, no par value, and 400,000,000 shares of MBI Common Stock, $0.01 par value.
At March 31, 1998, MBI had no shares of MBI Preferred Stock issued or outstanding and 134,960,625 shares of MBI Common Stock issued and 133,115,227 outstanding. Under Missouri law, MBI's Board of Directors may generally approve the issuance of authorized shares of Preferred Stock and Common Stock without shareholder approval.

      MBI's Board of Directors is also authorized to fix the number of shares and determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. Except for the current designation and reservation of Series B Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan, MBI's Board of Directors has not acted to designate or issue any shares of MBI Preferred Stock. The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the Board of Directors to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

      The following summary of the terms of MBI's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of MBI's Restated Articles of Incorporation, as amended, and by-laws and Missouri law.

      DIVIDENDS. The holders of MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to MBI Common Stock.

      The Board of Directors of MBI intends to maintain its present policy of paying quarterly cash dividends on MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

      VOTING RIGHTS. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, each shareholder has cumulative voting rights that entitle each such shareholder to the number of votes that equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

      PREEMPTIVE RIGHTS. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

      LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

      ASSESSMENT AND REDEMPTION. Shares of MBI Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

      PREFERRED SHARE PURCHASE RIGHTS PLAN. One preferred share purchase right is attached to each share of MBI Common Stock. The MBI Rights trade automatically with shares of MBI Common Stock and become exercisable and will trade separately from the MBI Common Stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case without prior written consent of the Board. When exercisable, each MBI Right will entitle the holder to buy 1/100 of a share of MBI Series B Junior Participating Preferred Stock at an exercise price of $212 per MBI Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of MBI Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each MBI Right. If MBI is acquired by any person or group after the Rights become exercisable, each MBI Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each MBI Right. The MBI Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the MBI Rights is to encourage potential acquirors to negotiate with MBI's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The MBI Rights may deter certain takeover proposals. The MBI Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 2008.

      CLASSIFICATION OF BOARD OF DIRECTORS.  The Board of Directors of
MBI is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors also may have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

      OTHER MATTERS. MBI's Restated Articles of Incorporation, as amended, and by-laws also contain provisions that: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the shares of outstanding capital stock of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the Board of Directors first approves such business combinations; and (iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions may be deemed to have an anti-takeover effect.

RESTRICTIONS ON RESALE OF MBI STOCK BY AFFILIATES

      Under Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), certain persons who receive MBI Common Stock pursuant to the Merger and who are deemed to be "affiliates" of First Financial will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with First Financial at the time the Merger is submitted to a vote of the shareholders of First Financial. Each affiliate of First Financial (generally any director or executive officer of First Financial or any shareholder of First Financial who beneficially owns a substantial number of outstanding shares of First Financial Common Stock) who desires to resell the MBI Common Stock received in the Merger must sell such stock either pursuant to an effective registration statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

      Rule 145(d) provides that persons deemed to be affiliates may resell their stock received in the Merger pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first year after the receipt thereof. After one year if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of First Financial may resell the stock received in the Merger without limitation. After two years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may resell such stock, without limitation, regardless of the status of MBI's required public filings.

      First Financial has agreed to provide MBI with a list of those persons who may be deemed to be affiliates of First Financial at the time of the Special Meeting. First Financial has agreed to use all reasonable efforts to cause each such person to deliver to MBI prior to the Effective Time a written agreement to the effect that no sale will be made of any shares of MBI Common Stock received in the Merger by an affiliate of First Financial except in accordance with the Securities Act and until such time as MBI shall first publish the financial results of at least 30 days of post-Merger combined operations of First Financial and MBI. The certificates of MBI Common Stock issued to affiliates of First Financial in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND FIRST FINANCIAL

      MBI is incorporated under the laws of the State of Missouri, while First Financial is incorporated under the laws of the State of Iowa. The rights of the shareholders of MBI are governed by MBI's Restated Articles of Incorporation, as amended, and by-laws and Chapter 351 of the Missouri Revised Statutes (the "Missouri Act"). The rights of First Financial shareholders are governed by First Financial's Articles of Incorporation and by-laws, both as amended, and by the IBCA. The rights of First Financial shareholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by MBI's Restated Articles of Incorporation, as amended, and by-laws and by the Missouri Act. The material rights of such shareholders and, where applicable, the differences between the rights of MBI shareholders and First Financial shareholders, are summarized below.

      PREFERRED SHARE PURCHASE RIGHTS PLAN.  As described above under
"- Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. First Financial does not have a rights plan.

      SUPERMAJORITY PROVISIONS.  MBI's Restated Articles of
Incorporation, as amended, and MBI's by-laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles of Incorporation, as amended, and by-laws, removal by the shareholders of the entire Board of Directors or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of MBI's Restated Articles of Incorporation, as amended, or by-laws relating to (i) the number or qualification of directors; (ii) the classification of the Board of Directors; (iii) the filling of vacancies on the Board of Directors; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least two-thirds of the Board of Directors. The Restated Articles of Incorporation, as amended, of MBI additionally provide that, in addition to any shareholder vote required under the Missouri Act, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder on the other hand. An "Interested Shareholder" is defined generally to include any person, firm, corporation or other entity which is the beneficial owner of 5% or more of the voting power of the outstanding Voting Stock. If, however, at least two-thirds of the Board of Directors of MBI approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of MBI's Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least two-thirds of the Board of Directors. To the extent that a potential acquiror's strategy depends on the passage of proposals which require a supermajority vote of MBI's shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have Board approval by making passage of such proposals more difficult.

      First Financial's Articles of Incorporation and by-laws, both as amended, contain provisions requiring a vote of at least two-thirds of the shareholders to approve certain proposals. Under First Financial's Articles of Incorporation, as amended, approval of a merger or consolidation with any other corporation, the sale of substantially all of the assets of First Financial or any amendment, alteration or repeal of such provisions of the Articles of Incorporation requires the prior affirmative vote of at least two-thirds of the then outstanding shares of stock of First Financial.

      VOTING FOR DIRECTORS. MBI's by-laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation.

First Financial's Articles of Incorporation do not provide for cumulative voting in the election of directors.

      CLASSIFIED BOARD. As described under "- Classification of Board of Directors," the Board of Directors of MBI is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified Board diminishes the benefits of the cumulative voting rights to minority shareholders. First Financial does not have a classified Board of Directors. Each of its directors is elected annually.

      ANTI-TAKEOVER STATUTES. The Missouri Act contains certain provisions applicable to Missouri corporations such as MBI which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

      The Missouri business combination statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

      During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" (the "Acquisition Transaction") was approved by the board of directors of the corporation on or before the date of the Acquisition Transaction. Business Combinations may occur after the five-year period following the Acquisition Transaction only if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question;
(ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

      The Missouri Act exempts from the provisions of the business combination statute: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or by-laws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. MBI's Restated Articles of Incorporation and by-laws do not contain an election to "opt out" of the Missouri business combination statute.

      The Missouri Act also contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock; and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

      A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and by-laws do not contain an election to "opt out" of the Control Share Acquisition Statute.

      The IBCA applicable to First Financial contains a business combination statute similar to that contained in the Missouri Act. Like the Missouri business combination statute, the Iowa business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with Interested Shareholders (as defined in the IBCA) for a statutory time period. The prohibition can be avoided if (i) the business combination is approved by the board of directors prior to the date on which the Interested Shareholder acquires the requisite percentage of stock or (ii) the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote or at least sixty-six and two-thirds percent of the outstanding voting stock which is not owned by the Interested Shareholder. The Missouri Act imposes a longer prohibition period on transactions with Interested Shareholders (five years) than the IBCA (three years), thereby potentially increasing the period during which a hostile takeover may be frustrated. In addition, the IBCA, unlike its Missouri counterpart, does not apply if the Interested Shareholder obtains at least 85% of the corporation's voting stock upon consummation of the transactions which resulted in the shareholder becoming an Interested Shareholder. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the IBCA while being unable to do so under the Missouri Act. The IBCA does not contain a control share acquisition statute similar to that contained in the Missouri Act.

      DISSENTERS' RIGHTS. Under Section 351.455 of the Missouri Act, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of such shares. Under the IBCA, shareholders of First Financial are entitled to dissenters' rights upon the consolidation or merger of First Financial which are similar but not identical to those under the Missouri Act. Specifically, the procedures and the filing deadlines applicable to dissenters' rights under the Missouri Act are somewhat different than those applicable in dissenters' rights proceedings under the IBCA. For example, the Missouri Act does not require payment to be made by the surviving company to the merger until the end of the dissenters' rights proceedings. The IBCA requires a payment of an amount equal to the surviving corporation's estimate of fair value for the dissenting shareholder's shares prior to the final determination of fair value.

      SHAREHOLDERS' RIGHT TO INSPECT. Under the IBCA, any shareholder may inspect the corporation's stock ledger, shareholder list and other books and records if the shareholder's demand for inspection is made in good faith and for a proper purpose. The IBCA specifically provides that a shareholder may appoint an agent for the purpose of examining the books and records of the corporation. The right of shareholders to inspect under the Missouri Act is generally similar to that of shareholders under the IBCA. Neither the Missouri Act nor Missouri case law, however, provides any specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose." Accordingly, in comparison with the IBCA, in a given situation a Missouri shareholder may be provided with less guidance as to the scope of his or her ability to inspect the books and records of the corporation.

      SIZE OF BOARD OF DIRECTORS. As permitted under the Missouri Act, the number of directors on the Board of Directors of MBI is set forth in MBI's by-laws, which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the by-laws or by a resolution of the Board of Directors, in either case, adopted by the vote or consent of at least two-thirds of the number of directors then authorized under the by-laws. MBI's Board of Directors currently has 12 members. Similarly to the Missouri Act, the IBCA provides that a corporation may fix the number of directors in its Articles of Incorporation or by-laws. The number of directors on the Board of Directors of First Financial is set forth in First Financial's by-laws, which provide that the number of directors may be fixed from time to time at not less than 5 and not more than 15 directors by resolution adopted by a majority of the full Board of Directors.

      The supermajority vote required for the amendment of MBI's by-laws regarding a change in the number of directors may have the effect of making it more difficult to force an immediate change in the composition of a majority of the Board of Directors and may be deemed to have an anti-takeover effect.


                      SUPERVISION AND REGULATION
                      --------------------------

GENERAL

      As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

      MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of MBI's subsidiaries, and therefore, the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC"), the Office of the Comptroller of the Currency (the "Comptroller") and various state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

      There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to the holding company or any one of such nonbank subsidiaries, to 10% of the lending institution's capital stock and surplus and, as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

      MBI is a legal entity separate and distinct from its financial institutions and other subsidiaries. The principal source of MBI's revenues is dividends from its financial institution subsidiaries. Various federal and state statutory provisions limit the amount of dividends an affiliate financial institution can pay to MBI without regulatory approval. The approval of federal and state bank regulatory agencies, as appropriate, is required for any dividend if the total of all dividends declared in any calendar year would exceed the total of the institution's net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any financial institution subsidiary also may be affected by other factors, such as the maintenance of adequate capital.

CAPITAL ADEQUACY

      The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

      In general, the risk-related standards require financial institutions and financial institution holding companies to maintain certain capital levels based on "risk-adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off balance sheet activities such as loan commitments. MBI and each of its subsidiary financial institutions exceed all applicable capital adequacy standards.

SUPPORT OF SUBSIDIARY BANKS

      Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. This support may be required at times when MBI may not find itself able to provide it. In addition, any capital loans by MBI to any of its subsidiaries also would be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

      Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

      The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended ("FIRREA"), contains a cross-guarantee provision that could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

      The Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA"), made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

      The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

      The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier I capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier I capital to adjusted total assets of 5% or greater; and
(iv) was not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An association will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater; (ii) had a ratio of Tier I capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier I capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater). All MBI subsidiary financial institutions as of March 31, 1998 were categorized as "well capitalized."

      Banking agencies have recently adopted final regulations that mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, these banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

DEPOSITOR PREFERENCE STATUTE

      Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

FDIC INSURANCE ASSESSMENTS

      The subsidiary depository institutions of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups well-capitalized, adequately capitalized or undercapitalized-and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "-FIRREA and FDICIA."

INTERSTATE BANKING AND OTHER RECENT LEGISLATION

      The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), enacted in 1994, facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks, except for banks located in Montana and Texas, which states enacted legislation to "opt out" of this authority, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri.

      There also have been a number of recent legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the United States banking system and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens on banking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is not possible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on MBI.


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
                   -----------------------------------------

      KPMG Peat Marwick LLP served as MBI's independent accountants for the year ended December 31, 1997 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

      McGladrey & Pullen, LLP served as First Financial's independent accountants for the year ended December 31, 1997 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements and consultation on financial accounting and reporting matters. McGladrey & Pullen, LLP intends to have a representative present at the Special Meeting to answer relevant questions regarding the Merger.


                           LEGAL MATTERS
                           -------------

      Certain legal matters will be passed upon for MBI by Thompson Coburn, St. Louis, Missouri and for First Financial by Sidley & Austin, Chicago, Illinois.


                              EXPERTS
                              -------

      The consolidated financial statements of MBI as of December 31, 1997, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in MBI's Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, whose report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


      The consolidated balance sheets of First Financial and its subsidiary at December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the three-year period ended December 31, 1997, included herein, have been included herein in reliance upon the report of McGladrey & Pullen, LLP, independent auditors, whose report is included herein, and upon the authority of such firm as experts in accounting and auditing.

                           OTHER MATTERS
                           -------------

      The Board of Directors of First Financial, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of First Financial.


                       SHAREHOLDER PROPOSALS
                       ---------------------

      If the Merger is approved, the other conditions to the Merger are satisfied and the Merger is consummated, shareholders of First Financial will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1999 Annual Meeting of MBI's shareholders and inclusion in MBI's proxy statement and proxy for such meeting. All such proposals for the 1999 Annual Meeting of MBI's shareholders must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by November 16, 1998.

                                    FIRST FINANCIAL BANCORPORATION

                                  CONSOLIDATED FINANCIAL STATEMENTS

                                                INDEX
                                                -----
                                                                                           Page
                                                                                           ----
INDEPENDENT AUDITOR'S REPORT                                                               F-1

CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1997 AND 1996                                     F-2

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995     F-3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
 DECEMBER 31, 1997, 1996 AND 1995                                                          F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996
 AND 1995                                                                                  F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                 F-7

CONSOLIDATED BALANCE SHEET MARCH 31, 1998 (UNAUDITED)                                      F-25

CONSOLIDATED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
 (UNAUDITED)                                                                               F-26

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
 (UNAUDITED)                                                                               F-27

NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS                                        F-28

                   [Letterhead of McGladrey & Pullen, LLP]

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
First Financial Bancorporation
Iowa City, Iowa

We have audited the accompanying consolidated balance sheets of First Financial Bancorporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Financial Bancorporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                         /s/ McGladrey & Pullen, LLP


Iowa City, Iowa
February 17, 1998

                                       FIRST FINANCIAL BANCORPORATION

                                        CONSOLIDATED BALANCE SHEETS

                                           (AMOUNTS IN THOUSANDS)

                                                                         December 31,
                                                                   -----------------------
                                                                     1997           1996
                                                                     ----           ----
ASSETS
Cash and due from banks (Note 11)                                  $ 21,449       $ 20,949
Available for sale securities (amortized cost
   1997 $110,891; 1996 $97,431) (Note 2)                            112,755         97,802
Federal funds sold                                                   27,925             --
Loans, net (Notes 3, 6 and 10)                                      359,712        326,951
Bank premises and equipment, net (Note 4)                            12,885         12,082
Accrued interest receivable                                           3,730          3,179
Intangible assets                                                     2,775            624
Prepaid pension cost (Note 8)                                         3,718          3,240
Other assets                                                          5,104          2,898
                                                                   --------       --------
                                                                   $550,053       $467,725
                                                                   ========       ========

LIABILITIES
Noninterest-bearing deposits                                       $ 59,244       $ 47,603
Interest-bearing deposits                                           399,571        347,804
                                                                   --------       --------
      Total deposits (Note 5)                                      $458,815       $395,407
Federal funds purchased and securities sold under
   agreements to repurchase                                          10,028          3,146
Federal Home Loan Bank advances (Note 6)                             12,735         12,355
Notes Payable                                                         5,453             --
Accrued interest payable                                              2,153          1,516
Accounts payable and other accrued expenses                           2,617          2,503
Current and deferred income taxes (Note 7)                              672            222
                                                                   --------       --------
                                                                   $492,473       $415,149
                                                                   ========       ========

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY (Notes 8 and 11)
Capital stock, common, $1.25 par value; authorized
   5,000,000 shares; (issued 1997 3,488,680 shares;
   1996 3,497,118 shares)                                          $  4,361       $  2,914
Additional paid-in capital                                            2,284          2,606
Retained earnings                                                    49,766         46,824
Unrealized gains on debt securities, net                              1,169            232
                                                                   --------       --------
                                                                   $ 57,580       $ 52,576
                                                                   --------       --------
                                                                   $550,053       $467,725
                                                                   ========       ========

See Notes to Financial Statements.


                                      FIRST FINANCIAL BANCORPORATION

                                    CONSOLIDATED STATEMENTS OF INCOME

                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                           Years Ended December 31,
                                                                    -------------------------------------
                                                                      1997           1996           1995
                                                                      ----           ----           ----
INTEREST INCOME:
   Interest and fees on loans                                       $29,182        $26,037        $24,449
   Interest on investment securities:
      Taxable                                                         4,496          5,316          5,251
      Non-taxable                                                     1,721          1,485          1,384
   Interest on federal funds sold                                     1,309            430            658
                                                                    -------        -------        -------
      Total interest income                                         $36,708        $33,268        $31,742
                                                                    -------        -------        -------
INTEREST EXPENSE:
   Interest on deposits                                             $17,371        $15,394        $14,598
   Interest on federal funds purchased and securities
      sold under agreements to repurchase                               189             60             14
   Interest on Federal Home Loan Bank advances                          910            995          1,199
   Interest on other borrowings                                         260             --             --
                                                                    -------        -------        -------
      Total interest expense                                        $18,730        $16,449        $15,811
                                                                    -------        -------        -------
      Net interest income                                           $17,978        $16,819        $15,931
Provision for loan losses (Note 3)                                      588            591            366
                                                                    -------        -------        -------
      Net interest income after provision for loan losses           $17,390        $16,228        $15,565
                                                                    -------        -------        -------
NONINTEREST INCOME:
   Trust fees                                                       $ 3,289        $ 2,998        $ 2,763
   Services charges and fees on deposit accounts                      2,058          1,825          1,470
   Other service charges, commissions and fees                        2,643          2,361          2,003
   Investment (losses), net (Note 2)                                    395           (160)            --
                                                                    -------        -------        -------
      Total noninterest income                                      $ 8,385        $ 7,024        $ 6,236
                                                                    -------        -------        -------
NONINTEREST EXPENSES:
   Salaries and employee benefits (Note 8)                          $ 7,758        $ 6,696        $ 7,677
   Occupancy, furniture and equipment                                 2,755          2,624          2,726
   Data processing                                                    1,561          1,282          1,155
   Office supplies and postage                                          997          1,095          1,025
   Other expenses                                                     3,112          3,105          2,897
                                                                    -------        -------        -------
      Total noninterest expenses                                    $16,183        $14,802        $15,480
                                                                    -------        -------        -------
      Income before income taxes                                    $ 9,592        $ 8,450        $ 6,321
   Federal and state income taxes (Note 7)                            2,909          2,534          1,751
                                                                    -------        -------        -------
      Net income                                                    $ 6,683        $ 5,916        $ 4,570
                                                                    -------        -------        -------
Earnings per share:
      Basic                                                         $  1.91        $  1.68        $  1.28
      Diluted                                                       $  1.90        $  1.67        $  1.27

See Notes to Financial Statements.

                                           FIRST FINANCIAL BANCORPORATION

                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                              Common Stock         Additional               Unrealized Gains
Years Ended December 31,                     $1.25 Par Value        Paid-in      Retained   (Losses) on Debt
1997, 1996 and 1995                        Number       Amount      Capital      Earnings    Securities, Net   Total
-------------------                        ------       ------      -------      --------    ---------------   -----
BALANCE, DECEMBER 31, 1994                 $3,561       $2,967      $ 3,928       $40,095        $(1,745)     $45,245
   Net income                                  --           --           --         4,570             --        4,570
   Cash dividends ($.51 per share)             --           --           --        (1,811)            --       (1,811)
   Stock options exercised for
     18,131 shares (Note 8)                    18           15          233            --             --          248
   Redemption of 4,158 shares
     of common stock                           (4)          (3)         (66)           --             --          (69)
   Unrealized gains on debt
     securities, net of deferred
     tax effect                                --           --           --            --          2,024        2,024
                                           ------       ------      -------       -------        -------      -------

BALANCE, DECEMBER 31, 1995                 $3,575       $2,979      $ 4,095       $42,854        $   279      $50,207
   Net income                                  --           --           --         5,916             --        5,916
   Cash dividends ($.55 per share)             --           --           --        (1,946)            --       (1,946)
   Stock options exercised for
     31,800 shares (Note 8)                    32           26          345            --             --          371
   Redemption of 109,544 shares
     of common stock                         (110)         (91)      (1,834)           --             --       (1,925)
   Unrealized gains on debt securities
     net of deferred tax effect                --           --           --            --            (47)         (47)
                                           ------       ------      -------       -------        -------      -------

BALANCE, DECEMBER 31, 1996                 $3,497       $2,914      $ 2,606       $46,824        $   232      $52,576
   Net income                                  --           --           --         6,683             --        6,683
   3-for-2 stock split effected in the
     form of a stock dividend                  --        1,456           --        (1,456)            --           --
   Cash dividends ($.65 per share)             --           --           --        (2,283)            --       (2,283)
   Stock options exercised for
     25,800 shares (Note 8)                    26           22          320            --             --          342
   Redemption of 34,182 shares
     of common stock                          (34)         (31)        (642)           --             --         (673)
   Redemption of 56 fractional shares          --           --           --            (2)            --           (2)
   Unrealized (losses) on debt
   securities, net of deferred
   tax effect                                  --           --           --            --             --          937
                                           ------       ------      -------       -------        -------      -------

BALANCE, DECEMBER 31, 1997                 $3,489       $4,361      $ 2,284       $49,766        $ 1,169      $57,580
                                           ======       ======      =======       =======        =======      =======

See Notes to Financial Statements.

                                      FIRST FINANCIAL BANCORPORATION
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          (AMOUNTS IN THOUSANDS)

Years Ended December 31,                                             1997           1996           1995
------------------------                                             ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                        $  6,683       $  5,916       $  4,570
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation                                                       1,084          1,116          1,246
   Amortization                                                         274            155            166
   Provision for loan losses                                            588            591            366
   Deferred income taxes                                                 --             93            139
   Amortization on investment securities                                167            140             28
   (Increase) decrease in accrued interest receivable                   (61)           188           (192)
   (Increase) decrease in other assets                               (2,574)          (239)        (2,251)
   Increase (decrease) in accrued interest and
     other liabilities                                                  384           (351)         1,406
   Change in accrued income taxes                                       (20)           309            (94)
                                                                   --------       --------       --------

   Net cash provided by operating activities                       $  6,525       $  7,918       $  5,384
                                                                   --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
 Available for sale securities:
   Maturities                                                      $ 29,769       $ 21,038       $ 38,063
   Sales                                                             19,973         26,747             --
   Purchases                                                        (48,692)       (21,914)       (46,511)
 Purchases of held to maturity securities                                --             --         (3,009)
 Federal funds sold, net                                            (26,225)         3,225         (2,625)
 Net increase (decrease) in loan
    balances outstanding                                            (12,273)       (36,615)            60
 Purchase of bank premises and equipment                             (1,614)          (710)        (2,822)
 Purchase of stock of West Branch Bancorp, Inc. net of
    cash received (Note 9)                                           (1,155)            --             --
                                                                   --------       --------       --------

    Net cash (used in) investing activities                        $(40,217)      $ (8,229)      $(16,844)
                                                                   --------       --------       --------

                                    F-5

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in deposit balances                                  $ 30,619       $ 10,352       $ 22,792
 Federal funds purchased and securities sold under
   agreements to repurchase                                           6,882          3,146         (3,200)
 Repayment of note principal                                             --             --           (161)
 Federal Home Loan Bank advances                                       (620)        (5,114)        (3,159)
 Other borrowings                                                        --            (67)            67
 Dividends paid                                                      (2,283)        (1,946)        (1,811)
 Stock options exercised                                                342            371            248
 Common stock redeemed                                                 (748)        (1,925)           (69)
                                                                   --------       --------       --------

    Net cash provided by financing activities                      $ 34,192       $  4,817       $ 14,707
                                                                   --------       --------       --------

    Increase in cash and due from banks                            $    500       $  4,506       $  3,247

CASH AND DUE FROM BANKS
 Beginning balance                                                   20,949         16,443         13,196
                                                                   --------       --------       --------

 Ending balance                                                    $ 21,449       $ 20,949       $ 16,443
                                                                   --------       --------       --------

Supplemental Disclosures (Note 12)

See Notes to Financial Statements.


                  FIRST FINANCIAL BANCORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED DECEMBER 31, 1997

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business:

            First Financial Bancorporation (the "Company") is a bank holding company which owns 100% of the outstanding common stock of First National Bank Iowa ("the Bank"). The Bank is engaged in many areas of commercial banking, including deposits, lending and a variety of customer services. The Trust and Asset Management division of the Bank administers fiduciary and agency accounts and provides the Bank with a significant source of fee income.

      Accounting Estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation:

            The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, First National Bank Iowa, which is wholly-owned. All material intercompany accounts and transactions have been eliminated in consolidation.

      Trust Assets:

            Trust accounts (other than cash deposits) held by the Bank in a fiduciary or agency capacity for its customers are not included in the accompanying financial statements because such items are not assets of the Bank.

      Presentation of Cash Flows:

            For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Cash flows from deposits, federal funds purchased, federal funds sold and loan balances are treated as net increases or decreases.

      Investments in Debt and Equity Securities:

            Securities available for sale are accounted for at fair value and the unrealized holding gains or losses are presented as a separate component of stockholders' equity, net of their deferred income tax effect. Gains and losses on sale of investment securities are based on the cost or amortized cost of the specific securities sold.

      Loans:

            Loans are stated at the amount of unpaid principal, reduced by the allowance for loan losses. The allowance for loan losses is established through a provision loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of principal is unlikely. The allowance for possible loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The Bank makes continuous credit reviews of the loan portfolios and will consider current economic conditions, historical loan loss experience, review of specific problem loans, and other factors in determining the adequacy of the allowance.

            Loans are considered impaired when, based on all current information and events, it is probable that the Bank will not be able to collect all amounts due. The portion of allowance for loan losses applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. Interest income on impaired loans is recognized on the cash basis.

            Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related yield of the loans. The deferred amounts are amortized over the estimated life of the loans, anticipating prepayments.

      Bank Premises and Equipment:

            Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over estimated useful lives of 15-39 years for buildings and 3-15 years for furniture and equipment.

      Intangible Assets:

            Intangible assets consist primarily of goodwill which represents the excess of cost over fair value of net assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized on a straight-line basis over 15 years. The carrying value of goodwill is reviewed periodically for impairment. Goodwill totaled $2,304,000, net of accumulated amortization of $122,000, as of December 31, 1997.

      Income Taxes:

            Deferred income taxes are provided under the liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      Employee Benefit Plans:

            Annual expense of the Company's defined benefit pension plan includes service cost (measured by the projected unit credit method), interest on the projected benefit obligation, actual return on plan assets and other amortization and deferral amounts specified by FASB Statement No. 87.

            Deferred benefits under a salary continuation plan are charged to expense during the period the respective employee attains full eligibility. The Banks does not provide any other post-employment benefits.

            Compensation expense for stock issued through a stock option plan is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, compensation is measured as the difference between the estimated market value of the stock at the date of award less the amount required to be paid for the stock. The difference, if any, is charged to expense over periods of service.

      Earnings Per Common Share:

            In July 1997, the Board of Directors approved a three-for-two stock split effected in the form of a stock dividend and an additional 1,165,022 shares of common stock were issued to stockholders. As a result, fractional shares of stock totaling 56 shares were redeemed. Information with respect to the common stock outstanding, earnings per common share and other stock information has been retroactively adjusted to give effect to the stock split.

            The FASB has issued Statement No. 128, Earnings Per Share, which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities outstanding that trade in a public market. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock unless the effect is to reduce the loss or increase the income per common share from continuing operations. Statement No. 128 has been applied for annual and interim periods ending after December 15, 1997, and earnings per share for prior periods have been retroactively restated, which had no effect on reported earnings per share. Following is a reconciliation of the denominator:

            Years Ended December 31,                            1997           1996          1995
            ------------------------                            ----           ----          ----
            Weighted average number of shares                3,496,634      3,528,792     3,573,713
            Potential number of dilutive shares                 30,112         18,470        16,306
                                                             ---------      ---------     ---------
            Total shares to compute
              diluted earnings per share                     3,526,746      3,547,262     3,590,019
                                                             =========      =========     =========

      Fair Value of Financial Instruments:

            The fair values are based on quoted market prices or, if not available, on estimates using present value or other techniques. These assumptions are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In this regard, fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate settlement. Some financial instruments and all-nonfinancial instruments are excluded from the disclosures. The aggregate fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

      Cash and Due from Banks:

            Cash and due from banks represent short-term instruments and fair value is equal to the carrying amounts of the accounts.

      Investment Securities:

            Investment securities are valued based upon quoted market prices.

      Loans:

            For variable-rate loans, fair values are based on carrying values. The fair values for other loans are estimated based upon discounted cash flows, using current interest rates for similar loans to borrowers with similar credit. The carrying value of accrued interest approximates fair value.

      Deposits:

            The fair value of demand deposits and variable rate money market and fixed-term deposits is the carrying value of the deposits. Fair values for fixed rate certificates is based upon discounted cash flows at current interest rates. The carrying value of accrued interest payable approximates its current value.

      Other Borrowings:

            For other borrowings, fair value is based upon discounted cash flows using the Banks' current incremental borrowing rates for similar borrowing arrangements.

      Off-Balance-Sheet Financial Instruments:

            Off-balance-sheet instruments are valued based upon the current fee structure for outstanding letters of credit, which is not significant. Unfunded loan commitments are not valued since the loans are generally priced at market at the time of funding.

      Recently Issued Accounting Standards:

            SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. The Statement requires that an enterprise: a) classify items of other comprehensive income by their nature in a financial statement; and b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. It is not expected that this Statement will materially affect the presentation of the Company's comprehensive income.

NOTE 2.  INVESTMENT SECURITIES

The amortized cost and fair value of debt securities available for sale are as follows:

                                                                           (Amounts in Thousands)
                                                             Cost or         Gross         Gross
                                                            Amortized      Unrealized    Unrealized      Fair
December 31, 1997                                             Cost           Gains        (Losses)      Value
-----------------                                           ---------      ----------    ----------    --------
U.S. Treasury                                               $ 21,410         $  113        $  (2)       $21,521
U.S. Government agencies
  and corporations                                            43,570            191          (95)        43,666
States and political subdivisions                             39,058            583          (38)        39,603
Other debt securities                                          2,626             --           --          2,626
Marketable equity securities                                   4,227          1,124          (12)         5,339
                                                            --------         ------        -----       --------
  Total                                                     $110,891         $2,011        $(147)      $112,755
                                                            ========         ======        =====       ========

December 31, 1996
-----------------

U.S. Treasury                                               $ 20,886         $   59        $ (12)      $ 20,933
U.S. Government agencies
  and corporations                                            44,511            206         (191)        44,526
States and political subdivisions                             29,367            330         (109)        29,588
Other debt securities                                          2,280             --           --          2,755
Marketable equity securities                                     387             88           --            475
                                                            --------         ------        -----       --------
  Total                                                     $ 97,431         $  683        $(715)      $ 97,802
                                                            ========         ======        =====       ========

The contractual maturity distribution of investment securities is summarized as follows:

                                                             (Amounts in Thousands)
                                                            -----------------------
                                                            Amortized        Fair
December 31, 1997                                             Cost          Value
-----------------                                           ---------      --------
Due in one year or less                                     $ 23,554       $ 23,628
Due after one year through five years                         30,916         31,255
Due after five years through ten years                        15,961         16,220
Due after ten years                                              469            485
Mortgage-backed securities                                    33,138         33,202
Other                                                          2,626          2,626
                                                            --------       --------
  Total                                                     $106,664       $107,416
                                                            ========       ========

The Company's wholly-owned subsidiary Bank is required to pledge assets to secure repurchase agreements and public deposits as permitted or required by law. As of December 31, 1997, $29,847,000 of U. S. Treasury and Government agency securities were pledged against these deposits. For the years ended December 31, 1997, 1996 and 1995, net gains or losses from the sale of investment securities were as follows:

                                                                    (Amounts in Thousands)
Years ended December 31,                                     1997            1996           1995
------------------------                                     ----            ----           ----
Gross gains                                                  $403           $  30            $--
Gross (losses)                                                 (8)           (190)            --
                                                             ----           -----            ---
    Net gains (losses)                                       $395           $(160)           $--
                                                             ====           =====            ===

NOTE 3.  LOANS

The composition of loans is as follows:

                                                           (Amounts in Thousands)
As of December 31,                                         1997             1996
------------------                                         ----             ----
Commercial, financial and agricultural                   $ 38,349        $ 32,361
Real estate, construction                                  19,009          16,440
Real estate, mortgage                                     252,271         230,534
Loans to individuals                                       52,638          49,386
All others                                                  2,034           2,018
                                                         --------        --------
                                                         $364,301        $330,739
Less allowance for loan losses                             (4,589)         (3,788)
                                                         --------        --------
    Net loans                                            $359,712        $326,951
                                                         ========        ========

Changes in the allowance for loan losses are as follows:

                                                                    (Amounts In Thousands)
Years Ended December 31,                                    1997            1996           1995
------------------------                                    ----            ----           ----
Balance, beginning                                         $3,788          $3,602         $3,354
    Allowance related to acquired bank                        671              --             --
    Provision charged to operating income                     588             591            366
    Recoveries                                                351              72            157
    Loans charged off                                        (809)           (477)          (275)
                                                           ------          ------         ------
Balance, ending                                            $4,589          $3,788         $3,602
                                                           ======          ======         ======

Information for impaired loans as of and for the year ended December 31, 1997, is as follows:

                                                            (Amounts in Thousands)
                                                             1997            1996
                                                             ----            ----
Loan receivable for which there is a related
   allowance for credit losses                               $924            $559
Loan receivable for which there is no related
   allowance for credit losses                                 --              --
                                                             ----            ----
     Total impaired loans                                    $924            $559
                                                             ====            ====
Related allowance for credit losses                          $162            $ 88
Average balance (based on month-end balances)                 509             317
Interest income recognized                                     20              62

NOTE 4.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment are as follows:

                                                          (Amounts in Thousands)
As of December 31,                                         1997            1996
------------------                                         ----            ----
Land                                                      $ 1,927         $ 1,881
Buildings                                                  12,408          11,212
Furniture and equipment                                     7,071           6,118
                                                          -------         -------
                                                          $21,406         $19,211
Accumulated depreciation                                   (8,521)         (7,129)
                                                          -------         -------
                                                          $12,885         $12,082
                                                          =======         =======

NOTE 5.  DEPOSITS

A summary of deposits is as follows:

                                                          (Amounts in Thousands)
As of December 31,                                         1997            1996
------------------                                         ----            ----
Demand                                                   $ 59,244        $ 47,603
Interest-bearing transaction accounts                      63,038          56,762
Savings                                                   105,697         100,738
Time deposits of less than $100,000                       200,462         163,886
Time deposits of $100,000 or more                          30,374          26,418
                                                         --------        --------
                                                         $458,815        $395,407
                                                         ========        ========

NOTE 6.  FEDERAL HOME LOAN BANK ADVANCES AND NOTE PAYABLE

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As of December 31, 1997, the Bank held $2,058,000 of FHLB stock. Advances from the FHLB are collateralized by 1-4 unit residential mortgages equal to 150% of total outstanding notes. A summary of FHLB advances as of December 31, 1997, is as follows:

                                                   (Amounts In Thousands)
                                           Amount Due       Weighted Average Rate
                                           ----------       ---------------------
1 to 3 months                                 3,568                 5.90%
4 to 6 months                                 2,269                 5.40
7 to 12 months                                  638                 6.20
1 to 5 years                                  6,260                 6.16
                                            -------                 ----
                                            $12,735                 5.95%
                                            =======                 ====

Notes Payable to individuals totaled $5,453,000 as of December 31, 1997. The notes bear interest at 6.50%, are unsecured, and are due as follows:

                                                      Due in 1998     Due in 1999   Due in 2000     Due in 2001
                                                      -----------     -----------   -----------     -----------
Amounts maturing in thousands                            $1,812          $1,811        $1,074           $756
                                                         ------          ------        ------           ----

NOTE 7.  INCOME TAXES

The provision for income tax expense is made up of the following components:

                                                   (Amounts In Thousands)
Years Ended December 31,                         1997       1996       1995
------------------------                         ----       ----       ----
Current:
      Federal                                   $2,422     $2,023     $1,308
      State                                        487        418        304
Deferred                                            --         93        139
                                                ------     ------     ------
                                                $2,909     $2,534     $1,751
                                                ======     ======     ======

The effective income tax rate is different than the statutory federal income tax rate as follows:

                                                                  (Amounts In Thousands)
Years Ended December 31,                                    1997            1996           1995
------------------------                                    ----            ----           ----
Income tax at a statutory rate of 34%                      $3,262          $2,882         $2,149
Tax exempt interest, net of related
      disallowed interest expense                            (641)           (659)          (668)
State income taxes, net of federal benefit                    321             276            201
Other                                                         (33)             35             69
                                                           ------          ------         ------
                                                           $2,909          $2,534         $1,751
                                                           ======          ======         ======

Deferred income tax liabilities and assets arose from the following temporary differences:

                                                                   (Amounts In Thousands)
Years Ended December 31,                                    1997            1996           1995
------------------------                                    ----            ----           ----
Deferred income tax assets:
      Allowance for loan losses                            $1,225          $1,037         $  941
      Deferred compensation                                   233             264            287
      Certain accrued expenses                                121             125            109
      Other                                                    20              --             --
                                                           ------          ------         ------
                                                           $1,599          $1,426         $1,337
                                                           ------          ------         ------

Deferred income tax liabilities:
      Debt securities available for sale                   $  695          $  138         $  166
      Property and equipment                                  272             274            263
      Pension plan asset                                    1,170           1,001            870
      Net deferred loan fees                                   73              55             35
      Other                                                    --              93             71
                                                           ------          ------         ------
                                                           $2,210          $1,561         $1,405
                                                           ------          ------         ------
      Net deferred income tax liability                    $ (611)         $ (135)        $  (68)
                                                           ======          ======         ======

The net change in the deferred income taxes is reflected in the financial statements as follows:

                                                       (Amounts In Thousands)
Years Ended December 31,                          1997       1996           1995
------------------------                          ----       ----           ----
Statement of income                               $ --       $ 93          $  139
Statement of stockholders' equity                  557        (26)          1,204
Adjustments due to business combination            (81)        --              --
                                                  ----       ----          ------
                                                  $476       $ 67          $1,343
                                                  ====       ====          ======

NOTE 8.  EMPLOYEE BENEFIT PLANS

The Company sponsors a non-contributory defined benefit pension plan for substantially all employees hired prior to March 1, 1995. Pension benefits vest after five years of service and are based on years of service and average final salary. The Company's funding policy is to make contributions based upon an actuarially-determined cost method; however, no contributions to the plan were required for 1997, 1996 and 1995. The following items are the components of the net pension credit:


                                                                   (Amounts In Thousands)
Years Ended December 31,                                   1997            1996           1995
------------------------                                   ----            ----           ----
Service cost-benefits earned during the year              $    90         $   104        $    90
Interest cost on projected benefit obligation                 172             230            199
Actual return on plan assets                               (1,693)         (1,025)        (1,475)
Net amortization and deferral                               1,003             323            889
                                                          -------         -------        -------
      Net pension (credit)                                $  (428)        $  (368)       $  (297)
                                                          =======         =======        =======

The funded status of the plan is as follows:

                                                                  (Amounts In Thousands)
Years Ended December 31,                                   1997            1996           1995
------------------------                                   ----            ----           ----
Actuarial present value of benefits for
      service rendered to date:
  Accumulated benefits based on salaries to date,
      including vested benefits 1997, $1,693;
      1996, $1,691; 1995, $2,082                         $(1,721)        $(1,727)       $(2,122)
  Effect of projected compensation increases                (562)           (794)          (514)
                                                         -------         -------        -------
Projected benefit obligation                             $(2,283)        $(2,521)       $(2,636)
Fair value of plan assets, invested in equities
  and bonds                                                8,915           7,423          8,152
                                                         -------         -------        -------
Plan assets in excess of projected benefit obligation    $ 6,632         $ 4,902        $ 5,516
Unrecognized net asset being recognized
  over 18.7 years                                           (721)           (829)          (936)
Unrecognized net gain on assets and projected
  benefit obligation                                      (2,193)           (845)        (1,720)
                                                         -------         -------        -------
Prepaid pension cost                                     $ 3,718         $ 3,228        $ 2,860
                                                         =======         =======        =======

The discount rate used to determine the actuarial present value of the projected benefit obligation as of December 31, 1997, 1996 and 1995 was 8.25%. The expected long-term rate of return on plan assets as of December 31, 1997, 1996 and 1995, used in determining net pension expense was 7.50%. The assumed rate of increase in future compensation levels was 4.50%.

The Company maintains a defined contribution 401(k) plan covering all employees fulfilling minimum age and service requirements. Employee contributions to the plan are optional. Employer contributions are made to the plan equal to 1% of the employee's salary plus a percentage of employee contributions.

The expense for this plan was $282,000, $256,000 and $280,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Bank has a salary continuation plan for certain employees which provides for annual payments of various amounts upon the employee's retirement or death. The Bank is providing for these benefits by charges to operating expense during the period the respective employee attains full eligibility. The amount charged to operating expenses during the years ended December 31, 1997, 1996 and 1995 was $57,000, $69,000 and $75,000 respectively. The Bank carries life insurance policies with face amounts totaling $875,000 to fund the salary continuation plan. The cash value of these policies was $485,000 at December 31, 1997.

A nonqualified retirement plan provides a portion of the pension plan benefits to the highly compensated employees of the Bank. The pension plan expense associated with the nonqualified plan totaled $76,000, $76,000, and $73,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

The Company has a stock option plan for certain officers and directors whereby the Board of Directors authorizes options for shares that may be granted. As of December 31, 1997, 133,450 shares were reserved for future grants. A stock option committee has granted options at prices equal to the fair value of the stock on the dates of the grants. All options are for a term of five years or less and become exercisable in full or in part within one year of the date granted. Grants under this plan are accounted for following Accounting Principles Board (APB) Opinion No. 25 and related Interpretations. No compensation expense has been charged to expense using the intrinsic value based method as prescribed by APB No. 25. Had compensation expense been determined based on the grant date fair values of the awards, as prescribed by SFAS No. 123, reported net income and basic earnings per common share would have been as follows:

Years Ended December 31,                         1997       1996       1995
------------------------                         ----       ----       ----
Pro forma net income (in thousands)             $6,645     $5,902     $4,563
Pro forma earnings per share:
      Basic                                     $ 1.90     $ 1.67     $ 1.27
      Diluted                                   $ 1.88     $ 1.66     $ 1.26
                                                ------     ------     ------

The pro forma effects of applying SFAS No. 123 are not indicative of future amounts since, among other reasons, the pro forma requirements of SFAS No. 123 have been applied only to options granted after December 31, 1994.

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1997, 1996 and 1995, respectively: dividend rate of 2.9% for all three years; price volatility of 7.91% for all years; risk-free interest rates of 6.50%, 5,56% and 6.63% for 1997, 1996 and 1995, respectively; and expected lives of 3.5 years for all years.

A summary of the Company's stock option plan is as follows (restated to reflect 50% stock dividend in July 1997):

                                                                      Weighted Average
                                                          Shares       Exercise Price
                                                          ------       --------------
Outstanding at January 1, 1995                            135,431          $13.86
      Granted                                              34,650           16.31
      Exercised                                           (18,131)          11.89
      Forfeited                                           (15,000)          15.49
                                                         --------          ------

Outstanding at December 31, 1995                          136,950           14.56
      Granted                                              22,050           18.51
      Exercised                                           (31,800)          11.67
      Canceled                                            (11,025)          16.92
                                                         --------          ------

Outstanding at December 31, 1996                          116,175            5.87
      Granted                                              53,100           21.75
      Exercised                                           (25,800)          20.67
      Canceled                                             (1,650)          14.34
                                                         --------          ------

Outstanding at December 31, 1997                          141,825           18.57
                                                         ========          ======

                                                            1997            1996           1995
                                                            ----            ----           ----
Number of options exercisable, end of year                 78,600          91,425         94,500
Weighted-average fair value per option of
      options granted during the year                     $  2.73         $  2.72        $  2.75
                                                          -------         -------        -------

Other pertinent information related to the options outstanding at December 31, 1997, is as follows:

                                          Number              Remaining                  Number
                 Exercise Price        Outstanding         Contractual Life            Exercisable
                 --------------        -----------         ----------------            -----------
                     $14.00                2,100                1 Month                    2,100
                     $14.17               13,350                1 Month                   13,350
                     $17.00               25,200               13 Months                  24,450
                     $16.75                9,450               25 Months                   9,450
                     $16.08               17,625               30 Months                  16,125
                     $17.00               10,500               37 Months                  10,500
                     $20.17               10,500               47 Months                   2,625
                     $20.83               11,550               49 Months                      --
                     $22.00               17,700               39 Months                      --
                     $22.00               22,800               51 Months                      --
                     $22.33                1,050               53 Months                      --
                                         -------                                          ------
                       Total             141,825                                          78,600
                                         =======                                          ======

NOTE 9.  ACQUISITION OF A BUSINESS

Effective April 8, 1997, the Company acquired for cash and notes payable all of the outstanding shares of West Branch Bancorp, Inc., which held 100% of the common stock of West Branch State Bank. The total acquisition cost was $7,604,038. The excess of the acquisition cost over fair value of the net assets acquired was $2,405,690 and is being amortized over fifteen years by the straight-line method. The acquisition was accounted for as a purchase and the results of operations since the date of acquisition is included in the Company's statement of income.

Unaudited pro forma net income for 1997, 1996, and 1995, as though West Branch Bancorp, Inc. had been acquired as of January 1, 1995 is not significantly different than reported net income of the Company after consideration of goodwill amortization and interest on borrowed funds.


NOTE 10.  RELATED PARTY TRANSACTIONS

Certain directors of the Company and the Bank and companies with which they are affiliated, as well as certain principal officers of the Company and its affiliate Bank, are customers of and have banking transactions with the Bank in the ordinary course of business. In the case of loans and extensions of credit, indebtedness has been incurred on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. The following is an analysis of the changes in the loans to related parties during the years ended December 31, 1997 and 1996.

                                                (Amounts in Thousands)
Years Ended December 31,                         1997       1996
------------------------                         ----       ----
Beginning balance                               $  776    $ 1,666
Additions                                        1,515        233
Collections                                       (364)    (1,123)
                                                ------    -------
Ending balance                                  $1,927    $   776
                                                ======    =======

NOTE 11.  REGULATORY CAPITAL REQUIREMENTS, RESTRICTIONS ON   SUBSIDIARY
          DIVIDENDS, AND CASH RESTRICTIONS

The Company and the Bank are required to maintain minimum amounts of capital to total risk-weighted assets, as defined by the banking regulators. A comparison of the Banks' capital as of December 31, 1997, with the minimum regulatory requirements is presented below:

                                                           Actual     Minimum Regulatory
                                                          Capital        Requirement
                                                          -------     ------------------
Total risk-based capital                                   14.42%           8.00%
Tier I risk-based capital                                  13.17%           4.00%
Leverage ratio                                              8.88%           4.00%


At December 31, 1997, the Bank met the capital criteria required by the "well capitalized" definition. The ability of the Company to pay dividends to its stockholders is dependent upon dividends paid to it by its subsidiary Bank. The Bank is subject to certain statutory and regulatory restrictions on the amount it may pay in dividends. To maintain acceptable capital ratios in the subsidiary Bank, certain of its retained earnings is not available for the payment of dividends. To maintain the minimum of total risk-based capital to risk-weighted assets to qualify as "well capitalized," retained earnings which could be available for the payment of dividends to the Company totaled approximately $15,000,000 as of December 31, 1997.

The Bank is required to maintain reserve balances in cash or with the Federal Reserve Bank. Reserve balances totaled $859,000 and $888,000 at December 31, 1997 and 1996, respectively.

NOTE 12.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                  (Amounts in Thousands, Except Per Share Data)
Years Ended December 31,                                                   1997          1996            1995
------------------------                                                   ----          ----            ----
Cash payments for:
   Interest paid to depositors, on note payable, on
     federal funds purchased and securities sold under
     agreements to repurchase, and other borrowings                       $18,093        $16,486        $15,541
   Income taxes                                                             2,331          1,867          1,474
Noncash transactions:
   Net unrealized gains (losses) on debt securities                         1,494            (73)         3,228
   Deferred income taxes on unrealized gains (losses)
     on debt securities                                                       557            (26)         1,204
   Investment securities transferred from held to
     maturity portfolio to available for sale portfolio,
     at fair value                                                             --             --         33,616
Acquisition of certain assets and liabilities from
   West Branch Bancorp, Inc.:
   Assets acquired:
     Cash and cash equivalents                                            $   996             --             --
     Federal funds sold                                                     1,700             --             --
     Investment securities                                                 14,690             --             --
     Loans                                                                 21,076             --             --
     Goodwill                                                               2,406             --             --
     Other assets                                                             892
                                                                          -------        -------        -------
                                                                          $41,760             --             --
   Liabilities assumed
     Deposits                                                             (32,789)            --             --
     Notes payable to sellers                                              (5,453)            --             --
     Federal Home Loan Bank advances                                       (1,000)            --             --
     Other liabilities                                                       (367)            --             --
                                                                          -------        -------        -------
Cash purchase price                                                       $ 2,151             --             --
                                                                          -------        -------        -------

NOTE 13.  COMMITMENTS AND CONTINGENCIES

Financial Instruments With Off-Balance-Sheet Risk:

            The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 1997 and 1996, is as follows:

                                                                       (Amounts in Thousands)
            December 31,                                                1997            1996
            ------------                                                ----            ----
            Commitments to extend credit                              $64,805         $49,358
            Standby letters of credit                                   4,265           4,398
                                                                      -------         -------
                                                                      $69,070         $53,756
                                                                      =======         =======

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit Risk:

            Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area. Investments in securities issued by state and political subdivisions involve diverse governmental entities. The concentrations of credit by type of loan are set forth in Note 3. Standby letters of credit were granted primarily to commercial borrowers. A substantial portion of the debtors' ability to honor their loans is dependent upon economic conditions in the Iowa City/Cedar Rapids and surrounding area. Investment securities of Iowa political subdivisions totaled $14,785,000 as of December 31, 1997. No individual municipality exceeded $750,000.

Year 2000 Plans:

            Information technology experts believe that many data processing application systems could fail or improperly perform as a result of erroneous calculations or data integrity problems if they are unable to process date information beyond December 31, 1999; an issue known as Year 2000. The Company is heavily dependent upon computer processing and has addressed this issue through the implementation of a plan which entails identification, review and validation of all critical systems and vendors. The Company anticipates that this process will be essentially completed during 1998, and management anticipates that the associated expenses will not be material to the financial statements of the Company.


NOTE 14.  PARENT COMPANY ONLY FINANCIAL INFORMATION

The following is condensed financial information of First Financial Bancorporation (parent company only):

Balance Sheets
                                                                           (Amounts in Thousands)
December 31,                                                                1997           1996
------------                                                                ----           ----
Assets
   Cash                                                                   $10,742        $ 4,021
   Investment in subsidiaries
   Investment securities available for sale                                47,148         47,674
    (cost 1997 $4,627; 1996 $789)                                           5,744            887
   Accrued interest receivable                                                 26             18
   Other assets                                                                38             --
   Income taxes receivable                                                     --             13
                                                                          -------        -------
                                                                          $63,698        $52,613
                                                                          =======        =======

Liabilities and Stockholders' Equity
   Liabilities:
      Income taxes payable                                                $    15        $    --
      Other liabilities                                                       233             37
      Deferred income taxes                                                   417             --
      Notes payable                                                         5,453             --
   Stockholders' equity:
     Capital stock, common                                                  4,361          2,914
     Additional paid-in capital                                             2,284          2,606
     Retained earnings                                                     49,766         46,824
     Unrealized gain on debt securities, net                                1,169            232
                                                                          -------        -------
                                                                          $63,698        $52,613
                                                                          =======        =======

Statements Of Income
                                                                                 (Amounts in Thousands)
Years Ended December 31,                                                    1997           1996            1995
------------------------                                                    ----           ----            ----
Operating income, dividends received from subsidiary                      $15,329         $7,433         $2,252
   Interest income                                                             91             31             28
   Gain on sale of equity securities                                          332             --             --
   Operating expenses                                                         425            116             54
   Interest expense on notes payable                                          260             --             --
                                                                          -------         ------         ------
   Income before income taxes and equity in subsidiary's
     undistributed income                                                 $15,067         $7,348         $2,226
   Income taxes (credits)                                                     (89)           (24)           (10)
                                                                          -------         ------         ------
                                                                          $15,156         $7,372         $2,236

   Equity in subsidiary's undistributed income                             (8,473)        (1,456)         2,334
                                                                          -------         ------         ------
   Net Income                                                             $ 6,683         $5,916         $4,570
                                                                          =======         ======         ======

Statements of Cash Flows

                                                                                  (Amounts in Thousands)
Years Ended December 31,                                                    1997           1996           1995
------------------------                                                    ----           ----           ----
Cash flows from operating activities:
   Net income                                                             $ 6,683        $ 5,916        $ 4,570
Noncash items included in net income:
   Undistributed earnings of subsidiaries                                   8,473          1,456         (2,334)
   Changes in account with subsidiaries                                        28            (13)            (1)
   (Increase) in accrued interest receivable                                   (8)            (8)           (10)
   Other                                                                     (287)            (1)             1
                                                                          -------        -------        -------
     Net cash provided by operating activities                            $14,889        $ 7,350        $ 2,226
                                                                          =======        =======        =======

Cash flows (used in) investing activities:
   Acquisition of subsidiary                                              $(2,151)            --             --
   Available for sale securities - purchases                               (4,950)       $  (388)       $  (401)
   Available for sale securities - sales                                    1,549             --             --
                                                                          -------        -------        -------
     Net cash (used in) investing activities                              $(5,552)       $  (388)       $  (401)
                                                                          -------        -------        -------

Cash flows (used in) financing activities:
   Stock options exercised                                                $   342        $   308        $   216
   Common stock redeemed                                                     (675)        (1,925)           (69)
   Dividends paid                                                          (2,283)        (1,946)        (1,811)
                                                                          -------        -------        -------
     Net cash (used in) financing activities                              $(2,616)       $(3,563)       $(1,664)
                                                                          -------        -------        -------
     Increase in cash                                                     $ 6,721        $ 3,399        $   161
Cash balance:
   Beginning                                                                4,021            622            461
                                                                          -------        -------        -------

   Ending                                                                 $10,742        $ 4,021        $   622
                                                                          =======        =======        =======

NOTE 15:  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values and estimated fair values of First Financial's financial instruments are as follows:

                                                          As of December 31, 1997        As of December 31, 1996
                                                         -------------------------      ------------------------
                                                         Carrying        Estimated      Carrying       Estimated
                                                          Amount        Fair Value       Amount       Fair Value
                                                         --------       ----------      --------      ----------
Cash and due from banks                                  $ 21,449        $ 21,449       $ 20,949       $ 20,949
Federal funds sold                                         27,925          27,925             --             --
Available for sale securities                             112,755         112,755         97,802         97,802
Loans:
   Variable rate                                          172,351         172,351        149,538        160,452
   Fixed rate                                             191,950         198,123        181,201        170,287
Accrued interest receivable                                 3,730           3,730          3,179          3,179
Deposits:
   Non interest-bearing                                    59,244          59,244         47,603         47,603
   Interest bearing:
     Variable rate                                        174,814         174,814        172,454        172,454
     Fixed rate                                           224,757         222,728        175,350        178,062
Federal Home Loan Bank advances
   and notes payable                                       18,188          18,245         12,355         12,344
Accrued interest payable                                    2,153           2,153          1,516          1,516

Off-balance-sheet instruments                           Face Amount      Fair Value    Face Amount     Fair Value
                                                        -----------      ----------    -----------     ----------
Loan commitments                                         $ 64,805        $     --       $ 49,358        $    --
Letters of credit                                           4,265              --          4,398

The Registrant does not meet the requirements of item 302 of Regulation S-K and therefore has not included the supplemental financial information required by that item.

                          FIRST FINANCIAL BANCORPORATION
                                  AND SUBSIDIARY
                                    UNAUDITED
                            CONSOLIDATED BALANCE SHEET
                              (AMOUNTS IN THOUSANDS)

                                                                      March 31, 1998
                                                                      --------------
ASSETS
   Cash and due from banks                                               $ 23,575
   Investment securities:
     Available for sale securities (cost $117,077)                        119,254
   Federal funds sold                                                      39,300
   Loans, net of unearned income                                          357,598
     Less: allowance for loan losses                                       (4,499)
                                                                         --------
           Net loans                                                      353,099

   Bank premises and equipment, net                                        12,794
   Accrued interest receivable                                              3,732
   Intangible assets                                                        2,695
   Prepaid pension cost                                                     3,828
   Other assets                                                            10,165
                                                                         --------
                                                                         $568,442
                                                                         ========
LIABILITIES
   Noninterest-bearing deposits                                          $ 60,913
   Interest-bearing deposits                                              419,548
                                                                         --------
           Total deposits                                                 480,461
   Securities sold under agreements to repurchase                           9,467
   Accrued interest payable                                                 2,044
   Other Liabilities                                                        2,208
   Federal Home advances                                                    9,267
   Notes Payable                                                            3,641
   Income tax payable                                                         301
   Deferred income taxes                                                      786
                                                                         --------
                                                                         $508,175
                                                                         --------
STOCKHOLDERS' EQUITY
   Capital stock, common, $1.25 par value; authorized 5,000,000
     shares; issued 3,553,717 shares                                     $  4,442
   Additional paid-in capital                                               3,635
   Retained earnings                                                       50,825
   Accumulated other comprehensive income, unrealized gains
     on debt securities, net                                                1,365
                                                                         --------
                                                                         $ 60,267
                                                                         --------

                                                                         $568,442
                                                                         ========

See Notes to Financial Statements.

                          FIRST FINANCIAL BANCORPORATION
                                  AND SUBSIDIARY
                                    UNAUDITED
                        CONSOLIDATED STATEMENTS OF INCOME
                    THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            1998           1997
                                                                            ----           ----
INTEREST INCOME:
   Interest and fees on loans                                             $ 7,395        $ 6,738
   Interest on investment securities:
     Taxable                                                                1,126          1,030
     Non-taxable                                                              476            383
   Interest on federal funds sold                                             370            212
                                                                          -------        -------
       Total interest income                                              $ 9,367        $ 8,363

                                                                          -------        -------
INTEREST EXPENSE:
   Interest on deposits                                                   $ 4,573        $ 3,919
   Interest on federal funds purchased                                        118             15
   Notes Payable interest expense                                              58             --
   Interest on Federal Home Loan Bank advances                                158            188
                                                                          -------        -------
       Total interest expense                                             $ 4,907        $ 4,122
                                                                          -------        -------
       Net interest income                                                $ 4,460        $ 4,241
   Provision for loan losses                                                  100            177
                                                                          -------        -------
       Net interest income after provision for loan losses                $ 4,360        $ 4,064
                                                                          -------        -------

NONINTEREST INCOME:
   Trust fees                                                             $   938        $   832
   Services charges and fees on deposit accounts                              511            445
   Other service charges, commissions and fees                                998            528
   Investment gains (losses), net                                             154             44
                                                                          -------        -------
                                                                          $ 2,601        $ 1,849
                                                                          -------        -------

NONINTEREST EXPENSES:
   Salaries and employee benefits                                         $ 2,164        $ 1,801
   Occupancy, furniture and equipment                                         723            655
   Data processing                                                            394            327
   Office supplies and postage                                                295            254
   Other expenses                                                             915            665
                                                                          -------        -------
                                                                          $ 4,491        $ 3,702
                                                                          -------        -------
       Income before income taxes                                         $ 2,470        $ 2,211
   Federal and state income taxes                                             736            664
                                                                          -------        -------
       Net income                                                         $ 1,734        $ 1,547
                                                                          =======        =======

Earnings per share:
   Basic                                                                  $   .49        $   .44
   Diluted                                                                $   .49        $   .44
See Notes to Financial Statements.

                           FIRST FINANCIAL BANCORPORATION
                                  AND SUBSIDIARY
                                    UNAUDITED
                             STATEMENTS OF CASH FLOW
                    THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                              (AMOUNTS IN THOUSANDS)
                                                                           1998          1997
                                                                           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                           $   1,734       $  1,547
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation                                                             296            267
     Amortization                                                              80             38
     Provision for loan losses                                                100            177
     Amortization of investment security discount                              45             35
     (Increase) decrease in accrued interest receivable                        (2)          (212)
     (Increase) in prepaid pension costs                                     (110)           (91)
     Increase in other assets                                              (5,061)           376
     Increase (decrease) in accrued interest and other liabilities           (518)           (84)
     Change in accrued income taxes                                           664            492
                                                                        ---------       --------
       Net cash provided by operating activities                        $  (2,772)      $  2,545
                                                                        ---------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Available for sale securities:
     Maturities                                                         $   6,068       $  2,767
     Sales                                                                    589             --
     Purchases                                                            (12,888)        (7,827)
   Fed funds sold, net                                                    (11,375)       (31,500)
   Net (increase) decrease in loan balances outstanding                     6,513          5,574
   Purchases of bank premises and equipment                                  (205)          (100)
                                                                        ---------       --------
   Net cash (used in) investing activities                              $ (11,298)      $(31,086)
                                                                        ---------       --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposit balances                                     $  21,646       $ 23,758
   Federal funds purchased and securities sold under
     agreements to repurchase                                                (561)        (2,061)
   Repayment of other borrowings                                           (1,812)            --
   Federal Home Loan Bank advances                                         (3,468)         1,583
   Dividends paid                                                            (675)          (514)
   Stock options exercised                                                  1,066            361
   Common stock redeemed                                                       --           (158)
   Common stock purchased                                                      --           (144)
       Net cash provided by financing activities                        $  16,196       $ 22,825
                                                                        ---------       --------
       Increase in cash and due from banks                              $   2,126       $(5,716)

CASH AND DUE FROM BANKS
   Beginning balance                                                       21,449         20,949
                                                                        ---------       --------
   Ending balance                                                       $  23,575       $ 15,233
                                                                        =========       ========

See Notes to Financial Statements.

                          FIRST FINANCIAL BANCORPORATION

               NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                        THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)



NOTE A -- BASIS OF PRESENTATION

      The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

                                   ANNEX A
                                   -------

                    [Letterhead of ABN AMRO Incorporated]

                                 -----, 1998







Board of Directors
First Financial Bancorporation
204 East Washington Street
Iowa City, Iowa 52244-1880

Members of the Board:

      We understand that First Financial Bancorporation ("FIOW"), Mercantile Bancorporation Inc. ("MTL") and Ameribanc, Inc. ("Ameribanc"), a wholly owned subsidiary of MTL, have entered into an Agreement and Plan of Merger dated May 7, 1998 (the "Agreement") pursuant to which FIOW will be merged with and into Ameribanc in a transaction (the "Merger") in which each issued and outstanding share of common stock of FIOW ("FIOW Common Stock"), will be converted into the right to receive 0.88 (the "Exchange Ratio") of a share of common stock of MTL and the associated "Rights" under the "Rights Agreement," as those terms are defined in Section 3.02 of the Agreement (collectively, "MTL Common Stock").

      You have asked us whether, in our opinion, the Exchange Ratio to be received by the holders of FIOW Common Stock in the Merger is fair to such shareholders from a financial point of view.

      In connection with this opinion, we have reviewed the Agreement and certain related documents and held discussions with certain senior officers and directors of FIOW and certain senior officers of MTL concerning the businesses, operations and prospects of FIOW and MTL. We examined certain publicly available business and financial information relating to FIOW and MTL as well as certain financial information and other data for FIOW and certain financial information and other data related to MTL which were provided to or otherwise discussed with us by the respective managements of FIOW and MTL. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to: (i) current and historical market prices and trading volumes of FIOW Common Stock and MTL Common Stock; (ii) the respective companies' financial and other operating data; and (iii) the capitalization and financial condition of FIOW and MTL. We also considered, to the extent publicly available, the financial terms of certain other banking-industry transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of FIOW and MTL. In connection with our engagement, we held discussions with certain third parties to solicit indications of interest in a possible transaction with FIOW.

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of FIOW or MTL or any of their respective subsidiaries. With respect to the financial data of FIOW, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FIOW as to the future financial performance of FIOW. We have assumed that the Merger will be consummated in accordance with the terms of the Agreement including among other things, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of MTL Common Stock actually will be when issued to FIOW shareholders pursuant to the Merger or the price at which MTL Common Stock will trade subsequent to the Merger.

      ABN AMRO Incorporated ("AAI"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of FIOW in connection with this transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, AAI and its affiliates may actively trade securities of both FIOW and MTL for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this letter is for the benefit and use of the Board of Directors of FIOW in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be used as part of any proxy statement/prospectus relating to the Merger. This letter does not address FIOW's underlying business decision to enter into the Merger or constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

      Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of FIOW.

                                          Sincerely,



                                          ABN AMRO Incorporated

                              ANNEX B
                              -------

      Following is the text of the statutory appraisal right as set forth in Division XIII of the IBCA.

                           DIVISION XIII
                        DISSENTERS' RIGHTS

                              PART A

      490.1301  DEFINITIONS FOR DIVISION XIII.  In this division:

      1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

      2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

      4. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      7. "Shareholder" means the record shareholder or the beneficial shareholder.

      490.1302   SHAREHOLDERS' RIGHT TO DISSENT.

      1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

            a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

                  (1)   Shareholder approval is required for the merger by
            section 490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

                  (2) the corporation is a subsidiary that is merged with its parent under section 490.1104.

            b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

            c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

            d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

                  (1) Alters or abolishes a preferential right of the shares.

                  (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

                  (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

                  (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

                  (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

                  (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

            e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      490.1303   DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

      1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

      2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

            a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

            b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                              PART B

      490.1320  NOTICE OF DISSENTERS' RIGHTS.

      1.    If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

      2.    If corporate action creating dissenters' rights under section
490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

      490.1321  NOTICE OF INTENT TO DEMAND PAYMENT.

      1.    If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

            a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

            b. Not vote the dissenting shareholder's shares in favor of the proposed action.

      2. A shareholder who does not satisfy the requirements of subsection 1 is not entitled to payment for the shareholder's shares under this part.

      490.1322  DISSENTERS' NOTICE.

      1.    If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

      2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

            a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

            b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

            c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

            d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

            e. Be accompanied by a copy of this division. (Last amended by Ch. 211, L. `91, eff. 7-1-91.)

      490.1323  DUTY TO DEMAND PAYMENT.

      1.    A shareholder sent a dissenter's notice described in section
490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c," and deposit the shareholder's certificates in accordance with the terms of the notice.

      2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

      490.1324  SHARE RESTRICTIONS.

      1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

      2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      490.1325  PAYMENT.

      1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

      2.    The payment must be accompanied by all of the following:

            a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

            b. A statement of the corporation's estimate of the fair value of the shares.

            c.    An explanation of how the interest was calculated.

            d. A statement of the dissenter's right to demand payment under section 490.1328.

            e. A copy of this division. (Last amended by Ch. 211, L. `91, eff. 7-1-91.)

      490.1326  FAILURE TO TAKE ACTION.

      1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure. (Last amended by Ch. 171, L. `91, eff. 7-1-91.)

      490.1327  AFTER-ACQUIRED SHARES.

      1.    A corporation may elect to withhold payment required by section
490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 490.1328.

      490.1328  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT
OR OFFER.

      1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

            a.    The dissenter believes that the amount paid under section
      490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

            b.    The corporation fails to make payment under section
      490.1325 within sixty days after the date set for demanding payment.

            c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

      2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                              PART C

      490.1330  COURT ACTION.

      1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

            a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

            b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

      490.1331  COURT COSTS AND COUNSEL FEES.

      1.    The court in an appraisal proceeding commenced under section
490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

      2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

            a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

            b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PROXY                    FIRST FINANCIAL BANCORPORATION
                          204 EAST WASHINGTON STREET,
                                 P.O. BOX 1880
                          IOWA CITY, IOWA  52244-1880

     For the Special Meeting of Shareholders to be held ------------, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned shareholder(s) of FIRST FINANCIAL BANCORPORATION ("First Financial"), does hereby nominate, constitute and appoint Margaret N. Keyes and Gerald W. Buxton, Jr. or each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of common stock, $1.25 par value, of First Financial standing in the name of the undersigned on its books at the close of business on ---------, 1998 at the Special Meeting of Shareholders to be held at --------------------------------------------, on -------,
-----------, 1998, at ------ -.m. Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

1. To consider and vote upon the adoption and approval of the Agreement and Plan of Merger, dated May 7, 1998 (the "Merger Agreement"), pursuant to which First Financial will be merged with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), in a transaction that would result in the business and operations of First Financial being continued through such wholly owned subsidiary, and whereby, upon consummation of the merger, each share of First Financial common stock will be converted into the right to receive 0.88 of a share of MBI common stock, as set forth in detail in the accompanying Proxy Statement/Prospectus.

                  / /  FOR          / /  AGAINST            / /  ABSTAIN

2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL
AND ADOPTION OF THE MERGER AGREEMENT.

      The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the Special Meeting.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).  IF NO
DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE
PROPOSAL LISTED ABOVE.

           PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY.
                       RETURN USING THE ENVELOPE PROVIDED

                 FIRST FINANCIAL BANCORPORATION SPECIAL MEETING

Check appropriate box        Date--------------------        NO. OF SHARES
Indicate changes below:
Address Change?   / /   Name Change?   / /
                              --------------------------------------------------


                              --------------------------------------------------
                              Signature(s) In Box
                              When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same shares, all must sign. All joint owners must sign. The undersigned hereby acknowledges receipt of the notice of Special Meeting and the Proxy Statement/Prospectus (with all enclosures and attachments), dated --------, 1998, relating to the Special Meeting.

                                  PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS
            ------------------------------------------

Item 20.  Indemnification of Officers and Directors
---------------------------------------------------

      Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

      Article 12 of the Restated Articles of Incorporation of MBI provides that MBI shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

      Pursuant to directors' and officers' liability insurance policies, with total annual limits of $45,000,000, MBI's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of MBI, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of MBI.

Item 21.  Exhibits and Financial Statement Schedules
----------------------------------------------------

      A.    Exhibits.  See Exhibit Index.
            --------

      B.    Financial Statement Schedules.  Not Applicable.
            -----------------------------

Item 22.  Undertakings
----------------------

      (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MBI pursuant to the foregoing provisions, or otherwise, MBI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MBI of expenses incurred or paid by a director, officer or controlling person of MBI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MBI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (2) MBI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MBI's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) MBI hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (4) MBI undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) MBI hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (6) MBI hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      (7)   MBI hereby undertakes:

            (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on June 26, 1998.

                        MERCANTILE BANCORPORATION INC.


                        By    /s/ John Q. Arnold
                            --------------------------------------------------
                              John Q. Arnold, Vice Chairman and
                              Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of June 26, 1998.

         Signature                             Title
         ---------                             -----
            <F*>                           Chairman of the Board,
-----------------------------------        President and Chief Executive
Thomas H. Jacobsen                         Officer
Principal Executive Officer


/s/ John Q. Arnold                         Vice Chairman and
-----------------------------------        Chief Financial Officer
John Q. Arnold
Principal Financial Officer


            <F*>                           Senior Vice President - Finance
-----------------------------------        and Control
Michael T. Normile
Principal Accounting Officer


            <F*>                           Director
-----------------------------------
Richard E. Beumer


                                            Director
-----------------------------------
Harry M. Cornell, Jr.


            <F*>                           Director
-----------------------------------
Dr. Henry Givens, Jr.


                                    II-4

         Signature                             Title
         ---------                             -----
            <F*>                           Director
-----------------------------------
William A. Hall


            <F*>                           Director
-----------------------------------
Frank Lyon, Jr.


            <F*>                           Director
-----------------------------------
Robert W. Murray


            <F*>                           Director
-----------------------------------
Harvey Saligman


            <F*>                           Director
-----------------------------------
Craig D. Schnuck


            <F*>                           Director
-----------------------------------
Alvin J. Siteman


            <F*>                           Director
-----------------------------------
Patrick T. Stokes


            <F*>                           Director
-----------------------------------
John A. Wright

                     <F*>By   /s/ John Q. Arnold
                            --------------------------------------------------
                              John Q. Arnold

     John Q. Arnold, by signing his name hereto, does sign this document on behalf of the persons named above, pursuant to a power of attorney duly executed by such persons and previously filed.

                                           EXHIBIT INDEX
Exhibit
Number       Description                                                                                        Page
------       -----------                                                                                        ----
 2.1         Agreement and Plan of Merger, dated May 7, 1998, by and among MBI, Ameribanc and First
             Financial.<F*>

 2.2         Stock Option Agreement, dated May 7, 1998, and entered into by and between MBI and First
             Financial.<F*>

 2.3         Form of Voting Agreement, dated May 7, 1998, by and between MBI and certain of the directors of First Financial.<F*>

 3.1(a)      MBI's Restated Articles of Incorporation, as amended and currently in effect, filed as
             Exhibit 3.1(a) to MBI's Quarterly Report on Form 10-Q for the quarter ended March 31,
             1998, are incorporated herein by reference.

 3.1(b)      Third Amended and Restated Certificate of Designation, Preferences and rights of Series
             B Junior Participating Stock of MBI, filed as part of Exhibit 1 to MBI's Registration
             Statement on Form 8-A dated May 27, 1998, is incorporated herein by reference.

 3.2         MBI's by-laws, as amended and currently in effect, filed as Exhibit 3.2 to Amendment No.
             2 to MBI's Registration Statement on Form S-4 (No. 333-17757), are incorporated herein by reference.

 4.1         Form of Indenture Regarding Subordinated Securities between MBI and The First National
             Bank of Chicago, Trustee, filed on March 31, 1992 as Exhibit 4.1 to MBI's Current Report
             on Form 8-K dated September 24, 1992, is incorporated herein by reference.

 4.2         Rights Agreement, dated May 20, 1998, between MBI and Mercantile Bank, as Rights Agent
             (including as exhibits thereto the form of Certificate of Designation, Preferences and
             Rights of Series B Junior Participating Preferred Stock and the form of Right
             Certificate), filed as Exhibit 1 to MBI's Registration Statement on Form 8-A dated May
             27, 1998, is incorporated herein by reference.

 4.3         Form of Indenture Regarding Senior Debt Securities, filed as Exhibit 4.1 to MBI's
             Registration Statement on Form S-3 (No. 333-25775), is incorporated herein by reference.

 4.4         Form of Indenture Regarding Subordinated Debt Securities, filed as Exhibit 4.2 to MBI's
             Registration Statement on Form S-3 (No. 333-25775), is incorporated herein by reference.


                                    II-6

Exhibit
Number       Description                                                                                        Page
------       -----------                                                                                        ----

 4.5         Indenture, dated February 4, 1997, First Supplemental Indenture, dated February 4, 1997, and Supplemental Indenture of First Supplemental Indenture, dated May 22, 1997, between
             MBI, as issuer, and The Chase Manhattan Bank, as Indenture Trustee, filed as Exhibits
             4.5, 4.6 and 4.12, respectively, to MBI's Registration Statement on Form S-4 (No.
             333-25131), are incorporated herein by reference.

 5.1         Opinion of Thompson Coburn as to the legality of the securities being registered.<F*>

 8.1         Opinion of Thompson Coburn regarding certain tax matters in the Merger.<F*>

10.1         The Mercantile Bancorporation Inc. 1987 Stock Option Plan, as amended, filed as Exhibit
             10-3 to MBI's Annual Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

10.2         The Mercantile Bancorporation Inc. Amended and Restated Executive Incentive Compensation
             Plan, filed as Annex H to MBI's definitive Proxy Statement for the 1997 Annual Meeting of Shareholders, is incorporated herein by reference.

10.3         The Mercantile Bancorporation Inc. Employee Stock Purchase Plan, filed as Exhibit 10-7 to MBI's Annual Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

10.4         The Mercantile Bancorporation Inc. 1991 Employee Incentive Plan, filed as Exhibit 10-7 to MBI's Annual Report on Form 10-K for the year ended December 31, 1990, is incorporated herein by reference.

10.5         Amendment Number One to the Mercantile Bancorporation Inc. 1991 Employee Incentive Plan,
             filed as Exhibit 10-6 to MBI's Annual Report on Form 10-K for the year ended December
             31, 1994, is incorporated herein by reference.

10.6         The Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan, filed as
             Annex G to MBI's definitive Proxy Statement for the 1997 Annual Meeting of Shareholders,
             is incorporated herein by reference.

10.7         The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan for Non-Employee Directors,
             filed as Appendix E to MBI's definitive Proxy Statement for the 1994 Annual Meeting of
             Shareholders, is incorporated herein by reference.

10.8         The Mercantile Bancorporation Inc. Amended and Restated Voluntary Deferred Compensation
             Plan, filed as Exhibit 10.1 to MBI's Registration Statement on Form S-8 (file no.
             333-47713), is incorporated herein by reference.


                                    II-7

Exhibit
Number       Description                                                                                        Page
------       -----------                                                                                        ----

10.9         Employment Agreement for Thomas H. Jacobsen, as amended and restated, filed as Exhibit
             10-9 to MBI's Annual Report on Form 10-K for the year ended December 31, 1997, is incorporated herein by reference.

10.10        Form of Change of Control Employment Agreement for John W. McClure, W. Randolph Adams,
             John Q. Arnold and Certain Other Executive Officers, filed as Exhibit 10-10 to MBI's
             Annual Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

10.11        The Mercantile Bancorporation Inc. Supplemental Retirement Plan, filed as Exhibit 10-12 to MBI's Annual Report on Form 10-K for the year ended December 31, 1992, is incorporated herein by reference.

10.12        Mercantile Bancorporation Inc. Voluntary Deferred Compensation Plan for Non-Employee
             Affiliate Directors and Advisory Directors, filed as Exhibit 10.3 to MBI's Registration
             Statement on Form S-8 (File No. 333-47713), is incorporated herein by reference.

10.13        Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan for
             Non-Employee Directors, filed as Exhibit 10.2 to MBI's Registration Statement on Form
             S-8 (File No. 333-47713), is incorporated herein by reference.

10.14        Agreement and Plan of Reorganization, dated October 27, 1996, by and among MBI,
             Ameribanc, Inc. and Mark Twain Bancshares, Inc., filed as Exhibit 2.1 to MBI's Current
             Report on Form 8-K filed November 6, 1996, is incorporated herein by reference.

10.15        Amendment to Agreement and Plan of Reorganization, dated January 24, 1997, by and among
             MBI, Ameribanc, Inc. and Mark Twain Bancshares, Inc., filed as Exhibit 10-16 to
             Amendment No. 2 to MBI's Registration Statement on Form S-4 (File No. 333-17757), is
             incorporated herein by reference.

10.16        Stock Option Agreement, dated October 27, 1996, by and between MBI, as grantee, and Mark
             Twain Bancshares, Inc., as issuer, filed as Exhibit 2.2 to MBI's Current Report on Form
             8-K filed on November 6, 1996, is incorporated herein by reference.

10.17        Agreement and Plan of Reorganization, dated December 22, 1996, by and between MBI and
             Roosevelt Financial Group, Inc., filed as Exhibit 2.1 to MBI's Current Report on Form
             8-K filed on December 30, 1996, is incorporated herein by reference.

10.18        Stock Option Agreement, dated December 22, 1996, by and between MBI, as grantee, and
             Roosevelt Financial Group, Inc., as issuer, filed as Exhibit 2.1 to MBI's Current Report on Form 8-K filed on December 30, 1996, is incorporated herein by reference.


                                    II-8

Exhibit
Number       Description                                                                                        Page
------       -----------                                                                                        ----

10.19        Employment Agreement for Alvin J. Siteman, dated November 18, 1996, filed as Exhibit
             10.3 to MBI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated herein by reference.

10.20        Employment Agreement for John P. Dubinsky, dated October 27, 1996, filed as Exhibit 10.4 to MBI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated herein by reference.

10.21        Employment Agreement for Stanley J. Bradshaw, dated December 22, 1996, filed as Exhibit
             10 to MBI's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated herein by reference.

10.22        Agreement and Plan of Reorganization, dated January 30, 1998, by and among MBI,
             Ameribanc, Inc. and Firstbank of Illinois Co., filed as Exhibit 2.1 to MBI's Current
             Report on Form 8-K filed on February 3, 1998, is incorporated herein by reference.

23.1         Consent of KPMG Peat Marwick LLP with regard to the use of its report on MBI's financial statements.

23.2         Consent of McGladrey & Pullen, LLP with regard to the use of its report on First
             Financial's financial statements.

23.3         Consent of ABN AMRO Incorporated.<F*>

23.4         Consent of Thompson Coburn (included in Exhibit 5.1).<F*>

24.1         Power of Attorney.<F*>

------
<F*> Previously filed on June 19, 1998.


                                    II-9